Exhibit 2.1

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

DATED AS OF MARCH 31, 2016

BY AND AMONG

WARRIOR MET COAL, LLC (F/K/A COAL ACQUISITION LLC),

AND

THE BUYER DESIGNEES (AS DEFINED HEREIN), AS BUYER

AND

WALTER ENERGY, INC.,

AND

CERTAIN SUBSIDIARIES OF WALTER ENERGY, INC., AS SELLERS

TABLE OF CONTENTS

ARTICLE 1

DEFINITIONS

1.1	Definitions	2
1.2	Other Definitions and Interpretive Matters	23

ARTICLE 2

PURCHASE AND SALE

2.1	Purchase and Sale	25
2.2	Excluded Assets	29
2.3	Assumed Liabilities	31
2.4	Excluded Liabilities	32
2.5	Assignment and Assumption of Contracts	34
2.6	Further Assurances	37

ARTICLE 3

PURCHASE PRICE

3.1	Consideration	38
3.2	Limitation on Buyer Liability	38
3.3	Withholding	39

ARTICLE 4

CLOSING AND DELIVERIES

4.1	Closing Date	39
4.2	Buyer’s Deliveries	39
4.3	Sellers’ Deliveries	41
4.4	Buyer Designees	42

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1	Organization and Good Standing	43
5.2	Authority; Validity; Consents	43
5.3	No Conflict	44
5.4	Real Property	44
5.5	Environmental Matters	45
5.6	Title to Acquired Assets	47
5.7	Taxes	47

i

5.8	Legal Proceedings	48
5.9	Compliance with Legal Requirements; Permits	48
5.10	Labor Matters	50
5.11	Employee Benefits	51
5.12	Sellers’ Intellectual Property	54
5.13	Contracts	54
5.14	Insurance	54
5.15	Brokers or Finders	55
5.16	Affiliate Interests	55
5.17	Bank Accounts	55
5.18	Undue Influence	55
5.19	Financial Statements	56
5.20	Absence of Certain Changes	56
5.21	Seller SEC Documents	57
5.22	Mining	58
5.23	MSHA; OSHA	58
5.24	Coal Act; Black Lung Act	59
5.25	Warranties Exclusive	59

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

6.1	Organization and Good Standing	60
6.2	Authority; Validity; Consents	60
6.3	No Conflict	60
6.4	Brokers or Finders	61
6.5	Legal Proceedings	61
6.6	Financing	61
6.7	Qualification	61
6.8	No Other Representations or Warranties; Condition of the Business; Buyer’s Reliance	62
6.9	Information	62

ARTICLE 7

ACTIONS PRIOR TO THE CLOSING DATE

7.1	Access and Reports; Confidentiality	62
7.2	Operations Prior to the Closing Date	64
7.3	Regulatory Matters; Cooperation	66
7.4	Tax Cooperation	67
7.5	Bankruptcy Court Matters	68
7.6	Expense Reimbursement	69
7.7	Update of Disclosure Schedules; Notice of Developments	69
7.8	Certain Excluded Assets	69
7.9	Surety Bonds; Permits	72

7.10	Overlapping Permits	76
7.11	Transition of Business	77
7.12	Sale Free and Clear	77
7.13	Acquisition Proposals	77
7.14	SEC Filings	78
7.15	Other Actions	78

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1	Taxes	78
8.2	Bulk Sales	79
8.3	Payments Received	79
8.4	Assumed Contracts: Adequate Assurance and Performance	79
8.5	Employee Matters	79
8.6	Post-Closing Books and Records; Properties; and Personnel	82
8.7	Casualty Loss	82
8.8	Change of Name	82
8.9	No Successor Liability	83
8.10	Liens	83
8.11	Other Agreements	84
8.12	Insurance	85
8.13	Union Retiree Escrow Account	85
8.14	Active Employee Runoff Claims Escrow Account	86

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

9.1	Accuracy of Representations	86
9.2	Sellers’ Performance	87
9.3	No Order	87
9.4	Governmental Authorizations	87
9.5	Sellers’ Deliveries	87
9.6	Sale Order	87
9.7	Assumed Contracts	88
9.8	Material Adverse Effect	88
9.9	UMWA; USW	88

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

10.1	Accuracy of Representations	89
10.2	Buyer’s Performance	89
10.3	No Order	89

10.4	Governmental Authorizations	89
10.5	Buyer’s Deliveries	89
10.6	Sale Order	89
10.7	Release	90
10.8	Global Settlement	90

ARTICLE 11

TERMINATION

11.1	Termination Events	90
11.2	Effect of Termination	92

ARTICLE 12

GENERAL PROVISIONS

12.1	Survival	94
12.2	Confidentiality	94
12.3	Public Announcements	95
12.4	Notices	95
12.5	Waiver	96
12.6	Entire Agreement; Amendment	97
12.7	Assignment	97
12.8	Severability	97
12.9	Expenses	97
12.10	Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver	97
12.11	Counterparts	98
12.12	Parties in Interest; Third Party Beneficiaries; No Amendment	98
12.13	Remedies	99
12.14	Specific Performance	99
12.15	Sellers’ Representative; Reliance	99
12.16	No Liability; Releases	100

SCHEDULES

Schedule 1.1(a)	Sellers’ Knowledge Persons
Schedule 1.1(b)	Miscellaneous Real Property Assets
Schedule 2.1(b)	Equipment
Schedule 2.1(g)	Transferred Permits
Schedule 2.1(l)	Claims and Causes of Action
Schedule 2.1(m)	Acquired Actions
Schedule 2.1(r)	Equity Interests Acquired
Schedule 2.1(s)	Other Acquired Assets
Schedule 2.2(a)	Certain Excluded Assets
Schedule 2.2(d)	Excluded Capital Stock and Equity
Schedule 2.2(o)	Financial Assurances
Schedule 2.3(e)	Employee Liabilities
Schedule 2.3(m)	Assumed Reclamation Liabilities
Schedule 2.5(a)	Available Contracts
Schedule 5.2	Required Consents
Schedule 5.3	Conflicts
Schedule 5.4(a)(i)	Owned Real Property
Schedule 5.4(a)(ii)	Options and Rights of First Refusal
Schedule 5.4(b)	Lessor Leases
Schedule 5.4(c)	Leases (for Leased Real Property)
Schedule 5.5	Environmental Matters
Schedule 5.5(i)	Assumed Liabilities - Environmental
Schedule 5.5(k)	Underground Storage Tanks and Related Matters
Schedule 5.7(a)	Taxes
Schedule 5.7(b)	Tax Deficiencies
Schedule 5.7(c)	Tax Incentive Defaults
Schedule 5.7(d)	Withholding Taxes
Schedule 5.7(e)	Tax Allocation or Sharing Agreements
Schedule 5.8	Legal Proceedings
Schedule 5.9(a)	Permits
Schedule 5.9(b)	Compliance with Legal Requirements, Orders and Permits
Schedule 5.9(c)	Adverse Environmental Actions
Schedule 5.10(a)	Collective Bargaining Agreements and Other Contracts
Schedule 5.10(b)	Labor Matters
Schedule 5.10(c)	WARN Act and Other Proceedings
Schedule 5.11(a)	Title IV Plans
Schedule 5.11(d)	Termination of Title IV Plans
Schedule 5.11(i)	Welfare Plans
Schedule 5.11(j)	Payments Becoming Due
Schedule 5.12(a)	Patents, Trademarks and Copyrights
Schedule 5.12(b)	Claims Relating to Intellectual Property Rights
Schedule 5.13(i)	Material Contracts
Schedule 5.13(ii)	Effectiveness of Material Contracts
Schedule 5.13(iii)	Breaches and Defaults
Schedule 5.14	Insurance

v

Schedule 5.16	Affiliate Interests
Schedule 5.17	Bank Accounts
Schedule 5.20(b)	Certain Changes
Schedule 5.23	MSHA; OSHA
Schedule 6.2	Buyer Consents
Schedule 7.2	Operations Prior to Closing
Schedule 8.5(c)	Buyer Benefit Plans

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

THIS AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of March 31, 2016, is made and entered into by and among Warrior Met Coal, LLC (f/k/a Coal Acquisition LLC), a Delaware limited liability company (“WMC”), the Buyer Designees (as defined herein) (collectively with WMC, the “Buyer”), Walter Energy, Inc., a Delaware corporation (the “Company”), and the Additional Sellers (together with the Company, “Sellers” and each entity individually a “Seller”). Capitalized terms used herein and not otherwise defined herein have the meanings set forth in Article 1.

RECITALS

WHEREAS, Sellers are engaged in the business of producing metallurgical coal, thermal coal, anthracite, metallurgical coke and coal bed methane gas;

WHEREAS, on November 5, 2015 (the “Execution Date”), Buyer and Sellers entered into an asset purchase agreement, which was amended by that certain First Amendment to Asset Purchase Agreement, dated as of December 9, 2015, that certain Second Amendment to Asset Purchase Agreement, dated as of January 12, 2016, that certain Third Amendment to Asset Purchase Agreement, dated as of January 26, 2016, and that certain Fourth Amendment to Asset Purchase Agreement, dated as of February 19, 2016 (as amended to date, the “Original Asset Purchase Agreement”);

WHEREAS, this Agreement amends, restates, and supersedes, in its entirety, the Original Asset Purchase Agreement;

WHEREAS, on July 15, 2015, Sellers filed voluntary petitions (the “Bankruptcy Case”) under chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Alabama (the “Bankruptcy Court”);

WHEREAS, in accordance with the Bidding Procedures and subject to the terms and conditions set forth in this Agreement and the entry of the Sale Order, Sellers desire to sell to Buyer all of the Acquired Assets and to assign to Buyer all of the Assumed Liabilities, Buyer desires to purchase from Sellers all of the Acquired Assets and assume all of the Assumed Liabilities, and the Parties intend to effectuate the transactions contemplated by this Agreement, upon the terms and conditions hereinafter set forth;

WHEREAS, the Acquired Assets and Assumed Liabilities shall be purchased and assumed by Buyer pursuant to the Sale Order, free and clear of all Encumbrances (other than Permitted Encumbrances), pursuant to Sections 105, 363 and 365 of the Bankruptcy Code, and Rules 6004 and 6006 of the Federal Rules of Bankruptcy Procedure;

WHEREAS, Sellers’ ability to consummate the transactions set forth in this Agreement is subject to, among other things, the entry of the Sale Order by the Bankruptcy Court; and

WHEREAS, the board of directors (or similar governing body) of each Seller has determined that it is advisable and in the best interests of such Seller and its constituencies to enter into this Agreement and to consummate the transactions provided for herein, subject to entry of the Sale Order, and each has approved the same.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the foregoing and of the representations, warranties, covenants, agreements and conditions herein contained, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE 1

DEFINITIONS

1.1    Definitions.

For purposes of this Agreement, the following terms have the meanings specified or referenced below.

“Accounts Receivable” means, with respect to each Seller, all accounts receivable, notes receivable, purchase orders, negotiable instruments, completed work or services that has not been billed, chattel paper, notes and other rights to payment, including those consisting of all accounts receivable in respect of services rendered or products sold to customers by such Seller, any other miscellaneous accounts receivable of such Seller, and any claim, remedy or other right of such Seller related to any of the foregoing, together with all unpaid financing charges accrued thereon and any payments with respect thereto.

“Accrued Claims” has the meaning set forth in Section 8.13.

“Accrued Payroll” means all wages and other related obligations that have accrued since the end of the last payroll period immediately prior to the Closing Date.

“Accrued Runoff Claims” has the meaning set forth in Section 8.14.

“Acquired Actions” has the meaning set forth in Section 2.1(m).

“Acquired Assets” has the meaning set forth in Section 2.1.

“Acquired Non-Core Assets” means Non-Core Assets (excluding the Walter Coke Assets and the Blue Creek Assets and excluding any real property, improvements, or other assets or types of assets designated by Buyer) that are not sold to a Successful Bidder (excluding Buyer) in accordance with the Bidding Procedures.

“Acquisition Proposal” has the meaning set forth in Section 7.13.

“Action” means any action, suit, petition, plea, charge, claim, demand, hearing, inquiry, arbitration, complaint, grievance, summons, litigation, mediation, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), prosecution, contest, inquest, audit, examination, investigation or similar matter by or before any Governmental Authority.

“Active Employee Runoff Claims Escrow Account” has the meaning set forth in Section 8.14.

“Active Employee Runoff Claims Escrow Termination Date” has the meaning set forth in Section 8.14.

“Active Employees” has the meaning set forth in Section 8.14.

“Additional Sellers” means:

(i)	Atlantic Development and Capital, LLC, Atlantic Leaseco, LLC, Maple Coal Co., LLC, Walter Black Warrior Basin LLC, Walter Energy Holdings, LLC, Walter Exploration & Production LLC, Walter Natural Gas, LLC, each a Delaware limited liability company;

(ii)	Blue Creek Energy, Inc., J.W. Walter, Inc., SP Machine, Inc., V Manufacturing Company, Walter Coke, Inc., Walter Land Company, Walter Minerals, Inc., each a Delaware corporation;

(iii)	Blue Creek Coal Sales, Inc., Jefferson Warrior Railroad Company, Inc., Jim Walter Resources, Inc., Sloss-Sheffield Steel & Iron Company, Taft Coal Sales & Associates, Inc., Tuscaloosa Resources, Inc., each an Alabama corporation; and

(iv)	Jim Walter Homes, LLC and Walter Home Improvement, Inc., each a Florida corporation.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the introductory paragraph.

“Alabama Contract Mining Agreement” has the meaning set forth in Section 7.9(a)(iv).

“Alabama Mining License” has the meaning set forth in Section 7.9(a)(ii)(1).

“Alabama Mining Permits” has the meaning set forth in Section 7.9(a)(iii)(1).

“Alternative Outside Date” has the meaning set forth in Section 11.1(b)(iii)

“Alternative Transaction” means (i) any investment in, financing of, capital contribution or loan to, or restructuring or recapitalization of all or a substantial portion of Sellers (including any exchange of all or a substantial portion of Sellers’ outstanding debt obligations for equity securities of any Seller), (ii) any merger, consolidation, share exchange or other similar transaction to which any Seller is a party that has the effect of transferring, directly or indirectly, all or a substantial portion of the assets of, or any issuance, sale or transfer of equity interests in, Sellers, the Acquired Assets or the Business (iii) any direct or indirect sale of all or a substantial portion of the assets of, or any issuance, sale or transfer of equity interests in, Sellers, the Acquired Assets or the Business or (iv) any other transaction, including a plan of liquidation or reorganization, that transfers or vests ownership of, economic rights to, or benefits in all or a substantial portion of the assets of Sellers, the Acquired Assets or the Business to any party other than Buyer or one or more Buyer Designees, in each case excluding the transactions contemplated under this Agreement; provided, that, in no event shall a sale or liquidation of the Blue Creek Assets, the Walter Coke Assets, the Miscellaneous Real Property Assets or any other Non-Core Asset, in each case pursuant to the Bidding Procedures or a sale of any of the direct or indirect Bermuda, Canadian or United Kingdom Subsidiaries of Sellers (or any of the assets of such Subsidiaries) constitute an Alternative Transaction.

“Antitrust Law” means, collectively, the HSR Act, Title 15 of the United States Code §§ 1-7 (the Sherman Act), Title 15 of the United States Code §§ 12-27 and Title 29 of the United States Code §§ 52-53 (the Clayton Act), the Federal Trade Commission Act (15 U.S.C.§ 41 et seq.), and the rules and regulations promulgated thereunder, and any other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition, as such of the foregoing are enacted and in effect as of the date hereof.

“Applicable Rate” means, for a particular day, the prime rate as reported in The Wall Street Journal published for such day or, if such rate is regularly reported in The Wall Street Journal, but is not reported on such day, such rate as most-recently reported in The Wall Street Journal (or, if such rate is no longer reported in The Wall Street Journal, a comparable rate), calculated on a daily basis based on a 365-day year.

“Applicant Violator System” has the meaning set forth in Section 5.9(c).

“Approved Budget” has the meaning set forth in the Cash Collateral Orders.

“Approved Retention Payments” means payments owing to Sellers’ employees that have been approved by the Steering Committee in connection with a key employee retention program approved by the Bankruptcy Court.

“Assumed Benefits” has the meaning set forth in Section 2.3(e).

“Assumed Contracts” has the meaning set forth in Section 2.5(a)(i).

“Assumed Liabilities” has the meaning set forth in Section 2.3.

“Assumed SMCRA Permit” has the meaning set forth in Section 7.10(a).

“Assumption Agreement” means an Assignment and Assumption Agreement in customary form reasonably acceptable to the Parties.

“Audited Financial Statements” has the meaning set forth in Section 5.19.

“Available Contracts” has the meaning set forth in Section 2.5(a)(i).

“Avoidance Action” means any claim, right or cause of action of any Seller arising under chapter 5 of the Bankruptcy Code and any analogous state law claims.

“Backup Bidder” has the meaning set forth in the Bidding Procedures.

“Bankruptcy Case” has the meaning set forth in the recitals.

“Bankruptcy Code” means Title 11 of the United States Code, Sections 101 et seq.

“Bankruptcy Court” has the meaning set forth in the recitals.

“Benefit Plan” means any (i) “employee benefit plan” within the meaning of Section 3(3) of ERISA or (ii) other employee benefit plans, agreements, programs, policies, arrangements or payroll practices, whether or not subject to ERISA (including any funding mechanism therefor now in effect or required in the future as a result of the transactions contemplated by this Agreement or otherwise), including any plan, program, arrangement or agreement that is a pension, profit-sharing, savings, retirement, employment, consulting, severance pay, termination, executive compensation, incentive compensation, deferred compensation, bonus, stock purchase, stock option, phantom stock or other equity-based compensation, change in control, retention, salary continuation, vacation, sick leave, disability, death benefit, group insurance, hospitalization, medical, dental, life (including all individual life insurance policies as to which any Seller(s) is the owner, the beneficiary, or both), Code Section 125 “cafeteria” or “flexible” benefit, employee loan, educational assistance or fringe benefit plan, program, arrangement or agreement, whether written or oral, in each case, that (x) is sponsored, maintained or contributed to by Sellers, or for which Sellers have any obligation to sponsor, maintain or contribute to, or for which Sellers have any direct or indirect liability, whether contingent or otherwise and (y) under which any current or former officer, director, employee, consultant (or their respective beneficiaries) of Sellers has any present or future right to benefits, except for any Multiemployer Plan.

“Bid Deadline” has the meaning set forth in Section 7.5(c).

“Bidding Procedures” means the bid procedures in the form attached to the Bidding Procedures Order (with other changes approved by Buyer and Sellers).

“Bidding Procedures Order” means the Order of the Bankruptcy Court dated November 25, 2015 approving the Bidding Procedures [Docket No. 1119].

“Bill of Sale” means a bill of sale in customary form reasonably acceptable to the Parties.

“Black Lung Act” means the Federal Coal Mine Safety and Health Act of 1969, the Black Lung Benefits Act of 1972, the MSHA, the Black Lung Benefits Reform Act of 1977, and the Black Lung Benefits Amendments of 1981, in each case as amended.

“Black Lung Assumed Liabilities” means all Black Lung Liability of the Sellers whether now existing or hereafter arising and all Black Lung Liability of the Buyer arising after the Closing.

“Black Lung Liability” means any liability or benefit obligations related to black lung claims and benefits under the Black Lung Act, and liabilities and benefits related to pneumoconiosis, silicosis, exposure to isocyanates or other lung disease arising under any federal or state law.

“Blue Creek Assets” means the Acquired Assets owned by Blue Creek Energy, Inc.

“Blue Creek Bid Protections” has the meaning set forth in Section 7.8(b)(ii) hereof.

“Bradley” has the meaning set forth in Section 2.1(n).

“Business” means the business and operations of Sellers (wherever such business and operations are situated or conducted) related to the Acquired Assets, including the business and operations related to (i) metallurgical coal, thermal coal, anthracite, hard coking coal, metallurgical coke and coal bed methane gas drilling, exploration and related operations and (ii) the selling, marketing, purchasing and blending of coal and gas and related operations, in each case of the foregoing clauses (i) and (ii), other than with respect to such business and operations to the extent they relate to any Excluded Assets or Excluded Liabilities.

“Business Day” means any day of the year on which national banking institutions in New York or Alabama are open to the public for conducting business and are not required or authorized to close.

“Buyer” has the meaning set forth in the introductory paragraph and shall also include any Buyer Designee.

“Buyer Benefit Plans” has the meaning set forth in Section 8.5(c).

“Buyer Designee” has the meaning set forth in Section 4.4.

“Buyer Employees” has the meaning set forth in Section 8.5(a).

“Buyer Group” means (1) any of Buyer and its directors, officers, control persons (as defined in Section 15 of the Securities Act or Section 20 of the Exchange Act), members, employees, agents, attorneys, financial advisors, consultants, legal representatives, shareholders, partners, estates, successors and assigns, (2) the First Lien Lenders, the First Lien Noteholders and members of the Steering Committee, in each case, in such capacity, (3) the Credit Agreement Agent and the Indenture Trustee and (4) any of the respective agents, attorneys, financial advisors, legal advisors, affiliates, directors, managers, officers, control persons, shareholders, members or employees of the foregoing (1) through (3), in each case, in such capacity.

“Buyer Released Claims” has the meaning set forth in Section 12.16(c).

“Canadian Borrowers” has the meaning set forth in the definition of “Credit Agreement.”

“Canadian Partnership Vendors” has the meaning set forth in Section 2.1(bb).

“Canadian Sale Agreement” has the meaning set forth in Section 2.1(bb).

“Cash Collateral Orders” means, collectively, the (i) Interim Order (A) Authorizing Postpetition Use of Cash Collateral, (B) Granting Adequate Protection to Prepetition Secured Parties, (C) Scheduling a Final Hearing Pursuant to Bankruptcy Rule 4001(b) and (D) Granting Related Relief Docket No. 59 and (ii) Amended Final Order (A) Authorizing Postpetition Use of Cash Collateral, (B) Granting Adequate Protection to Prepetition Secured Parties, and (C) Granting Related Relief Docket No. 797, as may be further extended or amended.

“Cash Consideration” has the meaning set forth in Section 3.1(a).

“Claim” means a “claim” as defined in Section 101(5) of the Bankruptcy Code, against any Seller.

“Closing” has the meaning set forth in Section 4.1.

“Closing Date” means the date and time as of which the Closing occurs as set forth in Section 4.1.

“Closing Required Permits” means all Governmental Authorizations (including Permits) that are necessary for the operation and conduct of the Business or the Acquired Assets as of the Closing Date, other than any Governmental Authorizations or Permits the absence of which would be immaterial to the operation of the Business as of and after the Closing.

“Coal Act” means the Coal Industry Retiree Health Benefit Act of 1992, 26 U.S.C. §§ 9701, et seq.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreement” has the meaning set forth in Section 5.10(a).

“Committee Member and Indenture Trustees Fees Escrow Amount” means the aggregate amount of reasonable, documented, accrued and unpaid fees and out-of-pocket expenses incurred by each of the members of the UCC, the indenture trustees for the Unsecured Notes, and their retained professionals in connection with their membership on the UCC through the Closing Date, in an amount not to exceed $1,200,000 in the aggregate.

“Company” has the meaning set forth in the introductory paragraph.

“Confidential Information” has the meaning set forth in Section 12.2.

“Contract” means any legally binding agreement, contract, obligation, promise, undertaking, lease (including Leases and Lessor Leases), sublease, purchase order, arrangement, license, commitment, or other binding arrangement or understanding (in each case whether written or oral), and any amendments, modifications or supplements thereto.

“Copyrights” means all United States and foreign copyright rights in any original works of authorship, whether registered or unregistered, including all copyright registrations and applications.

“Credit Agreement” means that certain Credit Agreement dated as of April 1, 2011, by and among the Company, as the U.S. borrower, Western Coal Corp.1 and Walter Energy Canada Holdings, Inc., as the Canadian borrowers (the “Canadian Borrowers”), the lenders from time to time party thereto, and Morgan Stanley Senior Funding, Inc., as administrative agent, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time prior to the date hereof.

“Credit Agreement Agent” means Morgan Stanley Senior Funding, Inc., in its capacity as administrative agent and collateral agent.

“Credit Bid and Release” has the meaning set forth in Section 3.1(c).

“Cure Costs” means all monetary liabilities, including pre-petition monetary liabilities, of Sellers that must be paid or otherwise satisfied to cure all of Sellers’ monetary defaults under the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code at the time of the assumption thereof and assignment to Buyer as provided hereunder as such amounts are determined by the Bankruptcy Court or approved pursuant to the assignment and assumption procedures provided for in the Bidding Procedures Order.

“Cure Notice” means, with respect to each Available Contract, the notice submitted by Sellers to the counterparty or counterparties thereto pursuant to the Bidding Procedures Order setting forth, among other things, the Cure Cost amount with respect thereto as calculated by Sellers.

“Dataroom” or “Data Room” means that certain Sapphire Data Room of the Company.

“Deeds” means special (or limited) warranty deeds, or jurisdictional equivalents, as the case may be, in recordable form for the appropriate jurisdiction, reasonably acceptable to Buyer, transferring title to the Real Property other than Leased Real Property and Improvements thereon (subject only to Permitted Encumbrances).

“Determination Date” has the meaning set forth in Section 2.5(a)(i).

[1]	Western Coal Corp. was a Canadian Borrower at the time of entry into the Credit Agreement and related documents. In connection with a 2012 restructuring, substantially all of Western Coal Corp.’s assets were transferred to Walter Canadian Coal Partnership, and Western Coal Corp. was dissolved, with its remaining assets (including its partnership interest in Walter Canadian Coal Partnership) distributed to Walter Energy Canada Holdings, Inc.

“DIP Credit Agreement” means that certain debtor-in-possession credit agreement to be executed on or around February 4, 2016 by and among the Sellers, the agent named therein, and the lenders named therein and the other parties thereto, as the same may be subsequently modified, amended or supplemented, together with all instruments and agreements related thereto.

“DIP Order” means that certain Order of the Bankruptcy Court approving, among other things, the DIP Credit Agreement.

“Disclosure Schedules” means the disclosure schedules attached hereto, dated as of the date hereof, delivered or made available by Sellers to Buyer in connection with the execution of this Agreement, as the same may be supplemented and amended pursuant to Section 7.7.

“Disclosure Statement” means the Disclosure Statement for the Debtors’ Joint Plan of Reorganization filed under Chapter 11 of the Bankruptcy Code, filed by Sellers with the Bankruptcy Court on August 26, 2015, as the same may be amended, supplemented, or restated from time to time prior to the Execution Date.

“Documents” means all of the documents that are used or useful in, or held for use in, the Business.

“DOL” has the meaning set forth in Section 5.11(b).

“Employees” means all of the employees of Sellers on the Execution Date, as well as any additional persons who become employees of Sellers during the period from the Execution Date through and including the Closing Date.

“Encumbrance” means any “interest” as that term is used in Section 363(f) of the Bankruptcy Code, mortgage, deed of trust, pledge, security interest, encumbrance, easement, condition, reservation, lien (statutory or otherwise), mechanics lien, Claim, covenant, encroachment, lease, right of use or possession, or other similar third party interest, or other survey defect, charge, hypothecation, deemed trust, action, easement, right-of-way or covenant on real property, other than any license of Intellectual Property, whether imposed by Contract, Legal Requirement, equity or otherwise.

“Environmental Laws” means any and all current and future Legal Requirements concerning or relating to (a) public health and safety as may be affected by the Release of, or exposure to, Hazardous Substances or (b) pollution or protection of the environment, including those relating to (i) the presence, use, manufacturing, refining, production, generation, handling, transportation, treatment, recycling, storage, disposal, distribution, importing, labeling, testing, processing, discharge, Release, threatened Release, control, cleanup, or other action or failure to act involving pollutants, contaminants, chemicals, or industrial, toxic or hazardous materials, substances or wastes; (ii) human health as affected by hazardous or toxic substances; and (iii) acid mine drainage, but not including any and all Legal Requirements concerning or relating to environmental provisions of any applicable Mining and Safety Law.

“Environmental Permit” means any and all permits, licenses, approvals, consents, waivers, franchises, filings, accreditations, registrations, certifications, notifications, exemptions, clearances and any other authorization required under any applicable Environmental Law or the environmental provisions of any applicable Mining and Mining Safety Law.

“Equipment” means all furniture, fixtures, equipment, computers, machinery, vehicles, apparatus, appliances, implements, telephone systems, signage, supplies and all other tangible personal property of every kind and description, and Improvements and tooling used, or held for use, in connection with the operation of the Business, wherever located, including communications equipment, information technology assets, and any attached and associated hardware, routers, devices, panels, cables, manuals, cords, connectors, cards, and vendor documents, and including all warranties of the vendor applicable thereto.

“Equity Trust” means a trust established pursuant to a trust agreement in form and substance satisfactory to Buyer and Sellers which shall be funded by Buyer with the Equity Trust Amount to hold common equity of Buyer or its ultimate parent for the benefit of the equity holders of the Equity Trust; provided that such trust agreement shall provide that any funds in the Equity Trust remaining from the Equity Trust Amount shall be remitted to Buyer on the date on which the Equity Trust no longer holds any such common equity.

“Equity Trust Amount” means $200,000.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any Person that would be considered a single employer with Sellers under Sections 414(b), (c), (m) or (o) of the Code.

“Escrow Agent” means one or more escrow agents acceptable to Buyer and Sellers.

“Escrow Termination Date” has the meaning set forth in Section 8.13.

“Estate Retained Professional Fees” has the meaning set forth in the definition of “Estate Retained Professional Fees Escrow Amount”.

“Estate Retained Professional Fees Escrow Amount” means (x) a reasonable estimate of the aggregate amount of reasonable and documented fees and out-of-pocket expenses of, or incurred by, Professionals retained by Sellers pursuant to Section 327 of the Bankruptcy Code or retained by a statutory committee (other than the UCC, the fees of which are covered by clause (y) below) appointed in the Bankruptcy Case (subject to and limited by the Committee Monthly Cap (as defined in the Cash Collateral Orders, as modified to implement and effectuate the terms of the Global Settlement)) and the fees and expenses of the Bankruptcy Administrator (as defined in the Cash Collateral Orders), in each case, that are (i) are accrued and unpaid as of the Closing Date, or (ii) are transaction-based fees owed to PJT Partners LP provided for in an engagement letter in effect as of the Execution Date, which engagement letter has been disclosed to the Buyer prior to the Execution Date, so long as the payment of such transaction-based fees are authorized to be paid by the Bankruptcy Court either before or after the Closing; and (y) a reasonable estimate of the aggregate amount of all reasonable and documented fees and out-of-pocket expenses of, or incurred by, the UCC’s retained Professionals through the Closing Date that are accrued and unpaid as of the Closing Date in an amount not to exceed $5,200,000 in the aggregate (the actual amount of the fees and out-of-pocket expenses in (x) and (y) being the “Estate Retained Professional Fees”).

“Estate Retained Professional Fees Escrow” means an escrow established pursuant to the Estate Retained Professional Fees Escrow Agreement.

“Estate Retained Professional Fees Escrow Agreement” means an escrow agreement reasonably acceptable to the Parties for the disbursement of the Estate Retained Professional Fees Escrow Amount and the Committee Member and Indenture Trustees Fees Escrow Amount; provided, that such escrow agreement shall expressly provide that any funds not actually used for the Estate Retained Professional Fees shall be remitted to Buyer on the day that is one hundred and eighty (180) days after the Closing Date.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded Benefit Plans” means all Benefit Plans other than the Buyer Benefit Plans set forth on Schedule 8.5(c).

“Excluded Contracts” has the meaning set forth in Section 2.5(a)(i).

“Excluded Insurance Claims” has the meaning set forth in Section 8.12(a).

“Excluded Liabilities” has the meaning set forth in Section 2.4.

“Excluded NPDES Permit” has the meaning set forth in Section 7.10(a).

“Execution Date” has the meaning set forth in the introductory paragraph.

“Expense Reimbursement” means an amount equal to the reasonable out-of-pocket costs, fees and expenses of Buyer, the Steering Committee, the Credit Agreement Agent and the Indenture Trustee (including reasonable expenses of legal, financial advisory, accounting and other similar costs, fees and expenses and all filing fees under the HSR Act) related to the formation and operation of Buyer and the transactions contemplated by this Agreement but only to the extent such reasonable out-of-pocket costs, fees and expenses are not otherwise paid or reimbursed by Sellers under the Cash Collateral Orders promptly upon the terms and conditions set forth in Section 11.2(b) and the Bidding Procedures Order, which amount, upon entry of the Bidding Procedures Order, shall constitute a super priority administrative expense of Sellers with priority over any and all administrative expenses of any kind, including those specified in Sections 503(b) or 507(b) of the Bankruptcy Code, but shall be subject to the Carve-Out (as defined in the Cash Collateral Orders), in each case, with the priority that is provided for in the Cash Collateral Orders.

“Extended Contract Period” has the meaning set forth in Section 2.5(a)(i).

“FASB 410” has the meaning set forth in Section 5.22(b).

“FCPA” has the meaning set forth in Section 5.18.

“Final Order” means a judgment or Order of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Bankruptcy Case (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed (other than such modifications or amendments that are consented to by Buyer) and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such Order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have expired, as a result of which such Action or Order shall have become final in accordance with Bankruptcy Rule 8002; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedures, or any analogous rule under the Bankruptcy Rules, may be filed relating to such Order, shall not cause an Order not to be a Final Order.

“First Lien Adequate Protection Obligations” has the meaning set forth in the Cash Collateral Orders.

“First Lien Lenders” has the meaning set forth in the Cash Collateral Orders.

“First Lien Noteholders” has the meaning set forth in the Cash Collateral Orders.

“First Lien Obligations” has the meaning set forth in the Cash Collateral Orders.

“Financial Statements” has the meaning set forth in Section 5.19.

“FLSA” means Fair Labor Standards Act of the United States Department of Labor, and any state or local laws governing wages, hours, and/or overtime pay.

“GAAP” has the meaning set forth in Section 5.19.

“Gas Well” means a coal bed methane gas well operated by any Seller.

“Global Settlement” has the meaning set forth in Section 10.8.

“Governmental Authority” means any United States federal, state or local or any foreign government, multi-national organization, quasi-governmental authority, or other similar recognized governmental authority or regulatory or administrative authority, agency or commission or any court, tribunal or judicial body having jurisdiction.

“Governmental Authorization” means any approval, consent, license, Permit, waiver or other authorization issued, granted or otherwise made available by or under the authority of any Governmental Authority.

“Hazardous Substance” means any “pollutant,” “contaminant,” “hazardous waste,” “hazardous material” or “hazardous substance” under any Environmental Law or Mining and Mining Safety Law, or any other substance, pollutant, contaminant, waste or related material, or combination thereof, whether solid, liquid, or gaseous in nature, subject to regulation, investigation, remediation, control or corrective action under any Environmental Laws.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules and regulations promulgated thereunder.

“Improvements” means the buildings, plants, structures, fixtures, systems, facilities, infrastructure and other improvements affixed or appurtenant to the Owned Real Property or Leased Real Property.

“Incorporated Information” means and includes any and all matters disclosed in (i) the Company’s filings with the SEC, including, its annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, (ii) the Statements of Financial Affairs filed by each of Sellers with the Bankruptcy Court on August 28, 2015, as the same may be amended or supplemented from time to time, (iii) the Schedules of Assets and Liabilities filed by each of Sellers with the Bankruptcy Court on August 28, 2015, (iv) the Disclosure Statement and (v) any and all other filings made by or on behalf of any Seller(s) with the Bankruptcy Court in connection with the Bankruptcy Case, in each case prior to the Execution Date.

“Indebtedness” means, at any time and with respect to any Person: (a) all indebtedness of such Person for borrowed money; (b) all indebtedness of such Person for the deferred purchase price of property or services (other than trade payables, other expense accruals and deferred compensation items arising in the Ordinary Course of Business); (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance, surety and appeal bonds arising in the Ordinary Course of Business in respect of which such Person’s liability remains contingent); (d) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), other than inventory or other property purchased by such Person in the Ordinary Course of Business; (e) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, to the extent required to be so recorded; (f) all reimbursement, payment or similar obligations of such Person, contingent or otherwise, under acceptance, letter of credit or similar facilities, in each case only to the extent drawn; (g) all Indebtedness of others referred to in clauses (a) through (f) above guaranteed directly or indirectly by such Person, or in effect guaranteed directly or indirectly by such Person through an agreement (i) to pay or purchase such Indebtedness or to advance or supply funds for the payment or purchase of such Indebtedness; (ii) to purchase, sell or lease (as lessee or lessor) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such Indebtedness; (iii) to supply funds to or in any other manner invest in the debtor (including any agreement to pay for property or services irrespective of whether such property is received or such services are rendered); or (iv) otherwise to assure a creditor against loss in respect of such Indebtedness; and (h) all Indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien upon or in property owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness.

“Indenture” means that certain Indenture, dated as of September 27, 2013, among the Company, as issuer, each of the guarantors party thereto, and the Indenture Trustee, relating to the 9.500% Senior Secured Notes Due 2019.

“Indenture Trustee” means Wilmington Trust, National Association, as successor trustee and collateral agent under the Indenture.

“Intellectual Property” means all intellectual property, including all Copyrights, Patents, Trademarks and Trade Secrets, owned by Sellers and used or held for use in the Business or the Acquired Assets.

“Inventory” has the meaning set forth in Section 2.1(a).

“IRS” has the meaning set forth in Section 5.11(b).

“Knowledge” means, with respect to any matter in question, in the case of Sellers, the actual knowledge of any of the individuals listed on Schedule 1.1(a).

“Lease” has the meaning set forth in the definition of “Leased Real Property.”

“Leased Real Property” means, specifically excluding any Excluded Asset, the interests in real property let, leased or subleased by Sellers, as tenant, subtenant, lessee or sublessee, or in which a Seller has been granted a possessory interest or right to use or occupy all or any portion of the same including, as the same are evidenced by any and all mining leases, coal leases, coal mining leases, underground coal mining and gob gas leases, coal land leases, coal degasification leases, use agreements, or other occupancy agreements and all short form leases, memoranda and amendments relating to the foregoing, together with, to the extent let, leased, used or occupied by Sellers in connection with the Business or the Acquired Assets, any and all underground and surface coal reserves, mineral rights, oil and gas rights and interests, mining rights, surface rights, water rights, rights of way, unrecouped minimum, advance or pre-paid production royalties, all buildings and other structures, facilities or Improvements located thereon (and any present or future rights, title and interests arising from or related to the foregoing) (each such lease, a “Lease,” and collectively, the “Leases”).

“Legal Requirement” means any federal, state, provincial, local, municipal, foreign, international, or multinational law (statutory, common or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation or Order enacted, adopted, promulgated, issued or applied by any Governmental Authority or other similar authority, including for the avoidance of doubt, OSHA and any Mining and Mining Safety Law.

“Lessor Leases” has the meaning set forth in Section 5.4(b).

“Liability” means a Claim or Encumbrance of any kind or nature whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due).

“Material Adverse Effect” means any change, event, state of facts or occurrence that individually or in the aggregate (taking into account all other such changes, events, states of fact or occurrences) has had, or would be reasonably expected to have, a material adverse change in or material adverse effect on (1) the Acquired Assets or the assets, properties, prospects, financial condition or results of operations of the Business (excluding the Excluded Assets and the Excluded Liabilities), in each case taken as a whole or (2) the ability of Sellers to consummate the transactions contemplated by this Agreement or to perform any of their obligations under this Agreement, but excluding any change or effect to the extent that it results from or arises out of (i) any reasonably anticipated effects of the commencement or prosecution of the Bankruptcy Case; (ii) the execution and delivery of this Agreement or the announcement thereof or consummation of the transactions contemplated hereby, including the effects of the transactions hereby on business relationships with suppliers and customers; (iii) changes in Legal Requirements or accounting regulations (including GAAP); (iv) any specific action required to be taken (or omitted) by this Agreement or taken (or omitted) at the written request of Buyer; (v) general industry changes in the industries in which Sellers compete; (vi) acts of God (including earthquakes, storms, severe weather, fires, floods and natural catastrophes); (vii) any failure of the Business to achieve external or internal forecasts or financial projections; (viii) any breach of this Agreement by Buyer; or (ix) any change or effect of economic or political conditions (including acts of terrorism, hostilities, sabotage, military actions or war, or any material worsening of such acts of terrorism, hostilities, sabotage, military actions or war), in each case of clauses (iii), (v) and (ix) to the extent that such conditions do not disproportionately affect Sellers, taken as a whole, as compared to other companies that are principally engaged in the same Business as Sellers.

“Material Contract” means any Contract pursuant to which any Seller is reasonably expected to incur potential aggregate Liabilities in an amount greater than or equal to $3,000,000 per annum and has a term of greater than one year.

“Mining” means the exploration, extraction, processing, storage and transportation of coal and non-coal minerals and to the Reclamation of lands used for such activities.

“Mining Financial Assurances” has the meaning set forth in Section 5.22(a).

“Mining and Mining Safety Law” means all Legal Requirements relating to Mining and Mining safety, including (i) SMCRA (including its implementing regulations and any state analogs); (ii) MSHA; (iii) OSHA; (iv) acid and toxic mine drainage requirements; and (v) regulations relating to Mining operations and activities, including Reclamation.

“Mining Permits” means all applicable Permits related to Mining or otherwise required by Mining and Mining Safety Law.

“Miscellaneous Real Property Assets” means the assets of Sellers set forth on Schedule 1.1(b).

“MSHA” means the Federal Mine Safety and Health Act of 1977, 30 U.S.C. § § 801 et. seq.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“New NPDES Permit” has the meaning set forth in Section 7.10(a).

“Non-Core Assets” has the meaning set forth in the Bidding Procedures; provided, that (a) the Walter Coke Assets shall constitute “Non-Core Assets” solely to the extent that the Walter Coke Election is made or there is a sale of the Walter Coke Assets to a Successful Bidder (other than Buyer or a Buyer Designee), (b) the Blue Creek Assets shall constitute “Non-Core Assets” solely to the extent that there is a sale of the Blue Creek Assets to a Successful Bidder (other than Buyer or a Buyer Designee) and (c) the Miscellaneous Real Property Assets shall constitute “Non-Core Assets” solely to the extent that the Miscellaneous Real Property Assets are designated by Buyer as “Excluded Assets” or there is a sale of the Miscellaneous Real Property Assets to a Successful Bidder (other than Buyer or a Buyer Designee).

“Non-Union Retiree Escrow Amount” means an amount in cash equal to $400,000, which amount shall be deposited on the Closing Date in an escrow account established pursuant to an escrow agreement, dated as of the Closing Date, that is in form and substance satisfactory to Buyer, Sellers and the Section 1114 Committee of Retired Employees, which amount shall be distributed in accordance with and as set forth in that certain Stipulation and Order by the Bankruptcy Court, dated December 16, 2015, resolving Debtors’ Motion Pursuant to 11 U.S.C. §§ 105(A), 1113(C) and 1114(G).

“NPDES Interim Period” has the meaning set forth in Section 7.10(a).

“Order” means any award, writ, injunction, judgment, order, ruling, decision, subpoena, precept, directive, consent, approval, award, decree or similar determination or finding entered, issued, made or rendered by any Governmental Authority or an arbitrator, mediator or other judicially sanctioned Person or body.

“Ordinary Course of Business” means, with respect to any Person, the ordinary and usual course of normal day-to-day operations of such Person and its business, consistent with its past practice; provided that in the case of Sellers, “Ordinary Course of Business” shall take into account the business and operating practices that have been utilized by Sellers since the commencement of the Bankruptcy Case.

“Original Asset Purchase Agreement” has the meaning set forth in the recitals.

“OSHA” means the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et. seq.

“Outside Date” has the meaning set forth in Section 11.1(b)(ii).

“Overlapping NPDES Areas” has the meaning set forth in Section 7.10(a).

“Owned Real Property” means, specifically excluding any Excluded Asset, all real property owned by any Seller, and all right, title and interest of such Seller therein, together with all of such Seller’s right, title and interest in and to the following: (i) all buildings, structures, systems, hereditaments and Improvements located on such real property owned by such Seller; (ii) all Improvements owned by such Seller; and (iii) all easements, if any, in or upon such real property owned by such Seller, licenses and all rights-of-way, beneficial easements, licenses, and other rights, privileges and appurtenances belonging or in any way pertaining to such real property owned by such Seller (including the right, title and interest of such Seller in and to any coal reserves, mineral rights, underground and surface coal and mining rights, royalty rights, support rights and waivers of the same, subsidence rights, water and water rights relating or appurtenant to such real property owned by such Seller).

“Party” or “Parties” means, individually or collectively, as applicable, Buyer and Sellers.

“Payroll Amount” means a reasonable estimate of the amount necessary to fund Accrued Payroll, the Ratification Bonus, Approved Retention Payments to the extent not assumed by Buyer or paid at Closing and payroll taxes related thereto, which estimate shall be provided by Sellers to Buyer on or prior to March 30, 2016, which amount shall be deposited on the Closing Date in one or more escrows established pursuant to escrow agreements, dated as of the Closing Date, that are in form and substance satisfactory to Buyer and Sellers and which escrow agreements expressly provide for any unused funds to be remitted to Buyer within ninety (90) days of the Closing Date (or such later date as shall be agreed to by the Buyer and the Company).

“Patents” means United States and foreign patents and patent applications, as well as any continuations, continuations-in-part, divisions, extensions, reexaminations, reissues, renewals and patent disclosures related thereto.

“PBGC” has the meaning set forth in Section 5.11(c).

“Permits” means any and all permits (including Environmental Permits and Mining Permits), licenses, approvals, consents, waivers, franchises, filings, accreditations, registrations, certifications, certificates of occupancy, easements, rights of way, notifications, exemptions, clearances, and authorizations, together with all modifications, renewals, amendments, supplements and extensions thereof and applications therefor, of or from any Governmental Authority.

“Permitted Encumbrances” means Encumbrances specifically permitted by the Sale Order.

“Person” means any individual, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, unincorporated organization, estate, trust, association, organization or other legal entity or group (as defined in Section 13(d)(3) of the Exchange Act) or Governmental Authority.

“Petition Date” means July 15, 2015.

“Pre-Closing Tax Period” means a Tax period or year, or portion thereof, that ends on or before the Closing Date.

“Pre-Closing Walter Coke Election” has the meaning set forth in Section 7.8(f).

“Pre-Paid Expenses” means all deposits (including customer deposits and security deposits (whether maintained in escrow or otherwise) for rent, electricity, telephone or otherwise), advances, pre-paid expenses, prepayments, rights under warranties or guarantees, vendor rebates and other refunds of every kind and nature (whether or not known or unknown or contingent or non-contingent), except that professional fee retainers and pre-paid deposits related thereto shall not be included in the definition of “Pre-Paid Expenses.”

“Previously Omitted Contract” has the meaning set forth in Section 2.5(b)(i).

“Previously Omitted Contract Designation” has the meaning set forth in Section 2.5(b)(i).

“Previously Omitted Contract Notice” has the meaning set forth in Section 2.5(b)(ii).

“Prior Event” means any transaction, event, circumstances, action, failure to act or occurrence of any sort or type, including any approval or acceptance given or denied, whether known or unknown, which occurred, existed, was taken or begun prior to the consummation of the transactions contemplated hereunder. For the avoidance of doubt, “Prior Event” shall include but not be limited to any transaction, event, circumstances, action, failure to act or occurrence of any sort or type which occurred, existed, was taken or begun in accordance with, pursuant to or by virtue of: (i) any terms of this Agreement, (ii) the transactions referred to herein, (iii) the First Lien Obligations, (iv) the Credit Agreement, (v) the Indenture (vi) the Bankruptcy Case or the events leading to the commencement thereof, or (vii) any oral or written agreement relating to the foregoing (i) to (vi) of this sentence.

“Proceeding” means any Action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative or investigative) commenced, brought, conducted, or heard by or before any Governmental Authority.

“Professional” means any Person retained by Sellers, including any ordinary course professionals and a fee examiner, or a statutory committee of unsecured creditors in the Bankruptcy Case pursuant to an Order of the Bankruptcy Court under Section 327, 363 or 1103 of the Bankruptcy Code.

“Protection Event” has the meaning set forth in Section 11.2(b)

“Purchase Price” has the meaning set forth in Section 3.1.

“Qualified Bid” has the meaning set forth in the Bidding Procedures.

“Ratification Bonus” means a sum equal to: (i) the number of UMWA members who were eligible to and did vote on the initial collective bargaining agreement between Warrior Met Coal Mining, LLC and the UMWA, which was ratified on February 16, 2016 (the “UMWA Agreement”), regardless of whether such UMWA member voted to approve or reject the UMWA Agreement, multiplied by (ii) $1,000, subject to appropriate withholdings and deductions, which sum shall be funded by Buyer as of the Closing Date and distributed to such UMWA members within sixty (60) days thereafter.

“Real Property” and “Real Properties” means (i) the Owned Real Property; (ii) the Leased Real Property; (iii) all Improvements; (iv) all strips and gores and any land lying in the bed of any public road, highway or other access way, open or proposed, adjoining any Owned Real Property; and (v) all easements, licenses, rights and appurtenances relating to the foregoing to the extent that any Seller has a legally recognized interest therein.

“Reclamation” means reclamation, revegetation, recontouring, abatement, control or prevention of adverse effects of mining activities.

“Related Party” and, collectively, the “Related Parties” have the meaning set forth in Section 11.2(c).

“Release” means, except as authorized by a valid Permit issued under Environmental Law, (a) any releasing, spilling, discharging, disposing, leaking, pumping, injecting, pouring, depositing, emitting, leaching of any Hazardous Substance into the outdoor environment, including ambient air, surface water, groundwater and surface or subsurface strata, and (b) migration of Hazardous Substances into or out of any of the Real Property through soil, surface water, or groundwater.

“Representative” means, with respect to a particular Person, any director, officer, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Sale Hearing” means the hearing to consider the entry of the Sale Order.

“Sale Motion” means the motion filed by Sellers pursuant to, inter alia, Sections 363 and 365 of the Bankruptcy Code to obtain the Bidding Procedures Order and the Sale Order and approve the transactions contemplated by this Agreement.

“Sale Order” means an Order of the Bankruptcy Court, in form and substance satisfactory to Buyer and Sellers, pursuant to, inter alia, Sections 105, 363 and 365 of the Bankruptcy Code authorizing and approving, inter alia, the sale of the Acquired Assets to Buyer on the terms and conditions set forth herein, free and clear of all Encumbrances (other than Permitted Encumbrances), and the assumption and assignment of the Assumed Contracts and the Assumed Liabilities by and to Buyer, and containing findings of fact and conclusions of law that Buyer has acted in “good faith” within the meaning of Section 363(m) of the Bankruptcy Code, which order shall in any event provide that, on the Closing Date and concurrently with the Closing, the Acquired Assets shall be transferred to Buyer free and clear of all then existing Encumbrances (including, for the avoidance of doubt, all successor liability, including any successorship obligations under any Collective Bargaining Agreement, and/or with respect to any Benefit Plan that is not a Buyer Benefit Plan), other than Permitted Encumbrances and Assumed Liabilities.

“SEC” means the Securities and Exchange Commission.

“Second Lien Noteholders” has the meaning set forth in the Cash Collateral Orders.

“Second Lien Trustee” has the meaning set forth in the Cash Collateral Orders.

“Secured Taxes” means (i) Taxes that if unpaid would give rise to a statutory lien on the Acquired Assets and (ii) taxes that if unpaid could impose liability on Buyer or a responsible person of any Seller under Code Section 6672 (or any similar provision of state, local or foreign law), or could subject any Seller to criminal penalties for failure to pay such taxes, including, for the avoidance of doubt, the following Taxes to the extent they qualify for such description: sales and use Taxes, ad valorem and property Taxes, severance Taxes, black lung excise Taxes, Reclamation fees or Taxes, and payroll, employment, withholding, unemployment insurance, social security or similar taxes.

“Securities Act” means the Securities Act of 1933.

“Seller Released Claims” has the meaning set forth in Section 12.16(b).

“Seller SEC Documents” has the meaning set forth in Section 5.21.

“Sellers” and “Seller” have the meaning set forth in the introductory paragraph.

“Sellers Group” means (1) each of the Sellers and their respective directors, officers, control persons (as defined in Section 15 of the Securities Act or Section 20 of the Exchange Act), members, employees, agents, attorneys, financial advisors, consultants, legal representatives, shareholders, partners, estates, successors and assigns solely in their capacity as such, and (2) any of their respective agents, attorneys, financial advisors, legal advisors, affiliates, directors, managers, officers, control persons, shareholders, members or employees.

“Services Termination Date” has the meaning set forth in Section 8.14.

“Shared Insurance Policies” has the meaning set forth in Section 8.12(a).

“SMCRA” means the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. §§1201 et seq.

“Steering Committee” has the meaning set forth in the Cash Collateral Orders.

“Subsidiary” means any legal entity with respect to which a specified Person (or a subsidiary thereof) owns, directly or indirectly, more than 50% of the voting stock or other equity or partnership interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such legal entity, or of which the specified Person controls the management.

“Successful Bid” has the meaning set forth in the Bidding Procedures.

“Successful Bidder” has the meaning set forth in the Bidding Procedures.

“Tax” or “Taxes” (and with correlative meaning, “Taxable” and “Taxing”) means (i) any federal, state, provincial, local, foreign or other income, alternative, minimum, add-on minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth, capital, profits, intangibles, windfall profits, gross receipts, value added, sales, use, goods and services, excise, customs duties, transfer, conveyance, mortgage, registration, stamp, documentary, recording, premium, severance, environmental (including taxes under Section 59A of the Code), natural resources, real property, personal property, ad valorem, intangibles, rent, occupancy, license, occupational, employment, unemployment insurance, social security, disability, workers’ compensation, payroll, health care, withholding, estimated or other similar tax, duty, levy or other governmental charge or assessment or deficiency thereof (including all interest and penalties thereon and additions thereto whether disputed or not) and (ii) any liability for any items described in clause (i) payable by reason of contract, transferee liability or operation of law (including Treasury Regulation Section 1.1502-6) or otherwise.

“Tax Return” means any return, declaration, report, claim for refund, information return or other document (including any related or supporting estimates, elections, schedules, statements, or information) filed or required to be filed in connection with the determination, assessment or collection of any Tax or the administration of any laws, regulations or administrative requirements relating to any Tax.

“Termination Date” has the meaning set forth in Section 8.13.

“Title IV Plan” means any Benefit Plan subject to Title IV of ERISA (which, for the avoidance of doubt, excludes any Multiemployer Plan).

“Trade Payables” means trade obligations and accrued operating expenses incurred in the ordinary course of business of Sellers to the extent that such obligations relate to the Acquired Assets or the Business and are approved to be paid pursuant to the Approved Budget.

“Trade Secrets” means trade secrets and other confidential and proprietary information and know-how.

“Trademarks” means United States, state and foreign trademarks, service marks, logos, slogans, trade dress and trade names, Internet domain names and any other similar designations of source of goods or services, whether registered or unregistered, and registrations and pending applications to register the foregoing, and all goodwill related to or symbolized by the foregoing.

“Transaction Documents” means this Agreement, the Assumption Agreement, the Bill of Sale, the Estate Retained Professional Fees Escrow Agreement, the Transition Services Agreement, the other agreements contemplated by Section 4.2 and any other agreements, instruments or documents entered into at the Closing pursuant to this Agreement.

“Transfer Taxes” means any real property transfer Tax, sales Tax, use Tax, real property recording Tax or fee, intangible Tax, documentary stamp Tax or similar Tax attributable to the sale or transfer of the Acquired Assets (and the perfecting or recording of evidence thereof) and not exempted under the Sale Order, by Section 1146(c) of the Bankruptcy Code or applicable state or municipal law.

“Transferred Permits” has the meaning set forth in Section 2.1(g).

“Transition Services Agreement” means a transition services agreement pursuant to which Sellers and/or their designee(s) shall provide certain services to Buyer after Closing and vice versa on terms mutually acceptable to Sellers and Buyer.

“Treasury Regulations” means the Treasury regulations promulgated under the Code.

“Trustee” means one or more trustees acceptable to Buyer and Sellers.

“UCC” means the Official Committee of Unsecured Creditors appointed in the Bankruptcy Case.

“UMWA” means the United Mine Workers of America.

“UMWA Agreement” has the meaning set forth in the definition of “Ratification Bonus.”

“UMWA Collective Bargaining Agreements” means all Collective Bargaining Agreements between the UMWA and any Seller.

“Unaudited Financial Statements” has the meaning set forth in Section 5.19.

“Union” and “Unions” have the meanings set forth in Section 5.10(a).

“Union Retiree Escrow Account” has the meaning set forth in Section 8.13.

“Unsecured Notes” means the Company’s 9.875% Senior Notes due 2020 and 8.5% Senior Notes due 2021.

“USW” means the United Steelworkers.

“USW Collective Bargaining Agreements” means all Collective Bargaining Agreements between the USW and any Seller.

“Waiver” means a written waiver in form and substance acceptable to Buyer and Sellers signed by Buyer at the Closing waiving on behalf of Buyer all potential and existing Avoidance Actions and any other causes of action available to Sellers or their estates as set forth in Section 2.1(m)(2)(B) and other Persons as set forth therein.

“Walter Coke Assets” means the assets owned, leased, licensed, used or held for use by Walter Coke, Inc., a Delaware corporation and a subsidiary of the Company.

“Walter Coke Election” has the meaning set forth in Section 7.8(a).

“Walter Coke Trust” means a trust established pursuant to a trust agreement in form and substance satisfactory to Buyer and Sellers pursuant to which the Walter Coke Working Capital Assets shall be transferred by the Buyer in the event that the Walter Coke Election or the Pre-Closing Walter Coke Election is made and there is no Successful Bidder for the Walter Coke Assets as determined in accordance with the Bidding Procedures or the sale of the Walter Coke Assets to a Successful Bidder or Backup Bidder (if any) does not close and the relevant sale agreement is terminated.

“Walter Coke Trust Amount” means $1,400,000.

“Walter Coke Working Capital Assets” means the inventory, accounts receivable and mobile equipment of Walter Coke (including passenger vehicles, trucks, trailers, crushers, loaders, shield cars, locomotives, rail cars, forklifts and other heavy transportation equipment).

“WARN Act” has the meaning set forth in Section 5.10(c).

“WC Loan” has the meaning set forth in Section 7.8(a).

“West Virginia Assets” has the meaning set forth in the Bidding Procedures.

“Wind Down Trust” means a trust established pursuant to a trust agreement in form and substance satisfactory to Buyer and Sellers which shall be funded by Buyer with the Cash Consideration.

“WMC” has the meaning set forth in the introductory paragraph.

1.2    Other Definitions and Interpretive Matters.

(a)    Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a day other than a Business Day, the period in question shall end on the next succeeding Business Day.

Contracts, Agreements and Orders. Any reference in this Agreement to any contract, license, agreement or order means such contract, license, agreement or order as amended, supplemented or modified from time to time in accordance with the terms thereof.

Day. Any reference in this Agreement to “days” (but not Business Days) means to calendar days.

Dollars. Any reference in this Agreement to “$” means United States dollars.

Exhibits/Schedules. All Exhibits and Schedules attached or annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

Gender and Number. Any reference in this Agreement to gender includes all genders, and words imparting the singular number include the plural and vice versa.

Headings. The provision of a table of contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement. All references in this Agreement to any “Section,” “Article” or “Schedule” are to the corresponding Section, Article or Schedule of this Agreement unless otherwise specified.

Herein. Words such as “herein,” “hereof” and “hereunder” refer to this Agreement as a whole and not merely to a subdivision in which such words appear.

Including. The word “including” or any variation thereof means “including, without limitation,” and shall not be construed to limit any general statement that it follows to the specific or similar items or matters immediately following it.

Law. Any reference to any law in this Agreement means such law as amended, modified, codified, reenacted, supplemented or superseded in whole or in part, and in effect from time to time.

Other. The words “to the extent” shall be interpreted to mean “to the extent (but only to the extent)”.

Person. Any reference to a Person shall include such Person’s successors and permitted assigns.

Made Available. Any reference in this Agreement to “made available” shall mean (i) the Incorporated Information and (ii) with respect to any other documents or information, that such documents or information referenced shall have been provided in the Dataroom for Buyer and its Representatives prior to the Execution Date or shall have been provided directly to Buyer prior to the Execution Date.

(b)    No Strict Construction. Buyer, on the one hand, and Sellers, on the other hand, participated jointly in the negotiation and drafting of this Agreement, and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by Buyer, on the one hand, and Sellers, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement. Without limiting the foregoing, no rule of strict construction construing ambiguities against the draftsperson shall be applied against any Person with respect to this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1    Purchase and Sale.

Subject to the entry of the Sale Order and upon the terms and subject to the conditions of this Agreement, on the Closing Date, Sellers shall unconditionally sell, transfer, assign, convey and deliver, or cause to be sold, transferred, assigned, conveyed and delivered, to Buyer and/or to one or more Buyer Designees, and Buyer and/or such Buyer Designees shall purchase, acquire and accept from Sellers, free and clear of all Encumbrances (other than Permitted Encumbrances), all of Sellers’ right, title and interest in, to or under the Business and all of Sellers’ properties, rights, claims and assets (in each case, other than the Excluded Assets), wherever situated or located, whether real, personal or mixed, whether tangible or intangible, whether identifiable or contingent, whether owned, leased, licensed, used or held for use in or relating to the Business, and whether or not reflected on the books and records of Sellers, as the same shall exist on the Closing Date, or as otherwise set forth in this Section 2.1, including the following (collectively, the “Acquired Assets”):

(a)    all inventory of any kind or nature, merchandise and goods, related to the Business or the Acquired Assets and maintained, held or stored by or for Sellers on the Closing Date, whether or not prepaid, and wherever located, held or owned, and any prepaid deposits for any of the same, including all coal inventory located upon or within Sellers’ Real Property or belonging to Sellers, disposables and consumables used, or held for use, in connection with the Business, including any goods in transit, other than any such items to the extent related to the Excluded Assets (“Inventory”);

(b)    all Equipment, including the Equipment set forth on Schedule 2.1(b), except to the extent primarily used in connection with the Excluded Assets;

(c)    subject to Section 2.5, all Assumed Contracts, except to the extent used in connection with the Excluded Assets;

(d)    all (i) Real Property (other than the Leased Real Property to the extent the Leases related thereto are not Assumed Contracts) and (ii) the Lessor Leases (to the extent that a Lessor Lease is an Assumed Contract);

(e)    all rights to subside lands associated with mining operations and all rights to the waiver of and release from subsidence liability and indemnity rights under any and all conveyances, representations and instruments or agreements of any kind and nature applicable to Sellers’ coal mining activities and interests, except to the extent related to the Excluded Assets or the Excluded Liabilities;

(f)    except to the extent prohibited by law, any rights of Sellers to the warranties and licenses received from manufacturers and Sellers of the Equipment, Improvements or any component thereof, except to the extent related to the Excluded Assets or the Excluded Liabilities;

(g)    subject to Section 2.5(c) and Section 7.9 and obtaining the consents set forth on Schedule 5.2, all Permits and licenses held by Sellers, including those identified on Schedule 2.1(g) (the “Transferred Permits”); provided, that Schedule 2.1(g) and the definition of “Transferred Permits” shall be deemed updated and amended to exclude, without further action by either Party, any Permit that relates to an Excluded Asset;

(h)    all Intellectual Property, except to the extent related to the Excluded Assets or the Excluded Liabilities;

(i)    all Accounts Receivable, except to the extent related to the Excluded Assets or the Excluded Liabilities;

(j)    all Pre-Paid Expenses, except to the extent related to the Excluded Assets or the Excluded Liabilities;

(k)    to the extent not prohibited by Legal Requirements and not subject to attorney-client privilege or other work product privilege, all Documents and other books and records (financial, accounting, personnel files of Buyer Employees, and other), except to the extent related to the Excluded Assets or the Excluded Liabilities, and correspondence, and all customer sales, marketing, advertising, packaging and promotional materials, files, data, software (whether written, recorded or stored on disk, film, tape or other media, and including all computerized data), drawings, engineering and manufacturing data and other technical information and data, and all other business and other records, in each case, that are used or useful in, held for use in, or that arise in any way out of or are related to, the Acquired Assets, the Assumed Liabilities or the Business; provided, that Sellers shall be permitted to keep copies of all of the foregoing to the extent necessary or required by the Bankruptcy Court or in connection with the Bankruptcy Case or related to the Excluded Assets or the Excluded Liabilities, subject to Section 12.2;

(l)    except as set forth on Schedule 2.1(l) or to the extent related to the Excluded Assets or the Excluded Liabilities, all claims (other than Avoidance Actions which shall be addressed solely by Section 2.1(m)), interests, rights, rebates, abatements, remedies, recoveries, goodwill, customer and referral relationships, other intangible property and all privileges, set-offs and benefits of Sellers, and all claims, demands, indemnification rights, causes of action, arising under or relating to any of the Acquired Assets (including Intellectual Property to the extent transferrable or assignable), the Assumed Liabilities or the Business, including those arising out of Assumed Contracts, express or implied warranties, representations and guarantees from suppliers, manufacturers, contractors or others to the extent relating to the operation of the Business or affecting the Equipment, Inventory or other tangible Acquired Assets;

(m)    (1) all Avoidance Actions and (2) any other causes of action belonging or available to any of the Sellers or their estates (A) relating to the Business or the Acquired Assets (including the Actions set forth on Schedule 2.1(m)) or (B) against the Sellers, the First Lien Lenders, the First Lien Noteholders, the Second Lien Noteholders, the Credit Agreement Agent, the Indenture Trustee, the Second Lien Trustee, and the directors, officers, managers, employees, shareholders, members and advisors of the First Lien Lenders, the First

Lien Noteholders, the Second Lien Noteholders, the Credit Agreement Agent, the Indenture Trustee, the Second Lien Trustee, any of the Sellers and other Persons set forth in the Waiver ((1) and (2) collectively, the “Acquired Actions”); provided, that (x) all Avoidance Actions and (y) any Acquired Actions set forth in clause (2)(B) above will be waived effective as of the Closing Date by execution of the Waiver;

(n)    all cash and cash equivalents, including checks, cash on deposit (including cash on deposit from Cardem Insurance Co., Ltd., but excluding reasonable wind down costs incurred by Cardem Insurance Co., Ltd. in Bermuda), commercial paper, treasury bills, certificates of deposit, bank accounts (to the extent transferrable) and other bank deposits, instruments and investments of Sellers and the balance of any unused professional fee retainers returned to the Debtors’ estate (other than the portion of the Paul, Weiss, Rifkind, Wharton & Garrison LLP retainer that will be transferred to Bradley Arant Boult Cummings LLP (“Bradley”) to supplement Bradley’s retainer upon approval of such transfer by the Bankruptcy Court), regardless of whether such cash and cash equivalents is received by the Sellers prior to, on or after the Closing (except to the extent constituting an Excluded Asset); provided, however, that other Cash Collateral solely to the extent securing Approved Collateralized Obligations (as defined in the Cash Collateral Orders) shall not be included; provided, further, that cash in an amount necessary and sufficient to cover checks in transit relating to items that were permitted to be paid, but have not been paid, pursuant to the Cash Collateral Orders as of the Closing Date shall not be included;

(o)    all third party business interruption, property, life, key man and accident liability or casualty insurance proceeds and cash surrender value of all such policies, to the extent receivable by Sellers in respect of the Business or the Acquired Assets or the Assumed Liabilities after the Closing Date;

(p)    all rights under non-disclosure or confidentiality, non-compete, or non-solicitation agreements (in each case, to the extent transferrable) or key employee retention plans or similar arrangements with (or for the benefit of) Employees and agents of Sellers or with third parties (including any non-disclosure or confidentiality, non-compete, or non-solicitation agreements (in each case, to the extent transferrable) or any key employee retention plans or similar arrangements entered into in connection with or in contemplation of the auction contemplated by the Bidding Procedures), to the extent included as an Assumed Contract;

(q)    all telephone, telex and telephone facsimile numbers and other directory listings, except to the extent they relate to the Excluded Assets;

(r)    all shares of capital stock or other equity interests in the entities listed on Schedule 2.1(r);

(s)    all assets, if any, listed on Schedule 2.1(s) (regardless of whether such assets are covered by any of the foregoing);

(t)     (i) with respect to any Buyer Benefit Plan that is funded by a trust (other than a so called “rabbi trust”), the assets of such related trust or proceeds of such related trust upon the trust’s termination; (ii) with respect to any Buyer Benefit Plan that is funded by an insurance policy, the related insurance policy (to the extent transferrable); (iii) with respect to any Buyer Benefit Plan, to the extent applicable and subject to conformity with Legal Requirements, the administrative service agreements and other contracts, files and records in respect thereof; and (iv) with respect to any so called “rabbi trust”, the assets of such trust or proceeds from such trust upon the trust’s termination (regardless of whether the trust related to a Buyer Benefit Plan), in each case regardless of whether received by the Sellers prior to, on or after the Closing;

(u)    all Contracts (i) between any of the Sellers with either of Black Warrior Methane Corp. and Black Warrior Transmission Corp. (or both) or (ii) set forth on Schedule 5.16, all of which shall be Assumed Contracts;

(v)    all proceeds and products of any and all of the foregoing Acquired Assets, except to the extent related to the Excluded Assets or the Excluded Liabilities;

(w)    (i) any tax assets or attributes that carryover to Buyer or are deemed the property of Buyer pursuant to subchapter C of the Code and (ii) all rights to refunds of Taxes; provided that Buyer shall be entitled, at its sole cost and expense, to prosecute or defend any claims, suits or proceedings (including any pending adversary proceedings) relating to any rights to refunds of Taxes paid by Sellers (including Buyer’s rights to receive such refunds), and to the extent of any offsets applied or proposed to be applied to such refunds at any time after the Closing Date, whether in such suit or proceedings or otherwise, Buyer shall be entitled to take such actions as it deems necessary or appropriate to defend or contest such offsets;

(x)    to the extent not prohibited by Legal Requirements and not subject to attorney-client privilege or other work product privilege, the Tax records and work papers of Sellers (other than those that relate to the Excluded Assets); provided, however, that Sellers can retain copies of the foregoing items;

(y)    subject to Section 8.12, any insurance policies of Sellers (to the extent transferrable and subject to the receipt of any requisite consents) relating to the Acquired Assets or the Assumed Liabilities solely to the extent Buyer has provided written notice to Sellers prior to the Bid Deadline of its intention to acquire such insurance policies;

(z)    the balance remaining after the Closing in the segregated account formed for the purpose of providing adequate assurance to the Sellers’ utility service providers returned to the Debtors’ estate by the professional holding the same in respect of the Business or the Acquired Assets or the Assumed Liabilities after the Closing Date;

(aa)    all of the Sellers’ right and interest in and right to manage that certain 501(c)(21) Black Lung Benefit Trust funded by the Sellers in respect of Black Lung Liability of the Sellers;

(bb)     two tractors and one wheel dozer to the extent purchased by a Seller from Willow Creek Coal Partnership and Brule Coal Partnership, subsidiaries of a Canadian Borrower, (collectively the “Canadian Partnership Vendors”) pursuant to a bill of sale dated December 2015 (the “Canadian Sale Agreement”) on credit for approximately $1.2 million (or such other higher amount as may be agreed by the Canadian Partnership Vendors and such

Seller and the Buyer), subject to the charges and security interests granted to the Canadian Partnership Vendors or one or more of their affiliates to secure payment of the purchase price, and all of the Seller’s rights and obligations in respect of the Canadian Sale Agreement, including the obligation to pay the purchase price in connection therewith; and

(cc)    all dividends or rights to dividends payable to Seller.

2.2    Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, nothing herein shall be deemed to sell, transfer, assign, convey or deliver any of the Excluded Assets to Buyer, and Sellers shall retain all right, title and interest to, in and under, and all Liabilities with respect to, the Excluded Assets. For all purposes of and under this Agreement, the term “Excluded Assets” shall consist of only the following items, assets and properties (whether or not such assets are otherwise described in Section 2.1):

(a)    the Non-Core Assets and the assets, if any, listed on Schedule 2.2(a);

(b)    any and all Collective Bargaining Agreements;

(c)    any (i) Employee personnel files or records and (ii) Excluded Benefit Plan and any assets, trust agreements, insurance policies, administrative service agreements and other contracts, files and records in respect thereof, other than as set forth in Sections 2.1(p) and 2.1(t);

(d)    other than as set forth on Schedule 2.1(r), any shares of capital stock or other equity interest in or issued by any Seller or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest in or issued by any Seller, and any shares of capital stock or other equity interest in or issued by any Subsidiary of any Seller (including, for the avoidance of doubt, any foreign Subsidiary) or other entity in which any Seller holds an equity interest, or any securities convertible into, exchangeable or exercisable for shares of capital stock or other equity interest in or issued by any Subsidiary of any Seller or other entity in which any Seller holds an equity interest, including the capital stock or equity interest set forth on Schedule 2.2(d);

(e)    the limited liability company, partnership and corporate books and records of internal limited liability company, partnership and corporate proceedings, minute books, organizational or governing documents, stock ledgers, and, to the extent not set forth in Section 2.1(x), other records of Sellers; provided, however, that copies of the foregoing items have been made available by Sellers to Buyer;

(f)    Documents that Sellers are required by Legal Requirements to retain and documents subject to attorney-client privilege or other work product privilege; provided, that such documents shall remain subject to Section 12.2, if applicable;

(g)    any Contract that is not an Assumed Contract;

(h)    insurance policies and all rights under or arising out of insurance policies to the extent not set forth in Sections 2.1(n), 2.1(o) and 2.1(y);

(i)    except to the limited extent provided in Section 2.1(n), any prepaid deposits related to professional fee retainers and Cash Collateral securing Approved Collateralized Obligations;

(j)    the Cash Consideration set forth in Section 3.1(a)(i);

(k)    all current and prior director and officer insurance policies of Sellers and all rights of any nature with respect thereto, including all insurance recoveries thereunder and rights to assert claims with respect to any such insurance recoveries;

(l)    any rights, claims or causes of action of Sellers under this Agreement or any other Transaction Document;

(m)    subject to Section 2.5(c), any Permits and licenses held by Sellers that are not assignable or transferrable;

(n)    any surety bonds or other financial assurances, placed by any Seller with the Alabama Surface Mining Commission, the Alabama Oil and Gas Board, or any other Governmental Authority to the extent primarily related to and in connection with any of the Permits held by Sellers or the Reclamation or other Liabilities related thereto, any cash placed by any Seller with the Alabama Surface Mining Commission, the Alabama Oil and Gas Board, or any other Governmental Authority to the extent primarily related to and in connection with any such Permits held by Sellers or Liabilities that are not Transferred Permits or Assumed Liabilities and any cash of any Seller (wherever held) that secures or otherwise supports letters of credit serving as, securing or supporting financial assurances in connection with any of the Permits held by Sellers or Liabilities that are not Transferred Permits or Assumed Liabilities;

(o)    any deposits, escrows, surety bonds or other financial assurances and any cash or cash equivalents securing any surety bonds or financial assurances, in each case, to the extent relating to the Excluded Assets or Excluded Liabilities and the amounts, deposits and other financial assurances described on Schedule 2.2(o);

(p)    cash in an amount necessary and sufficient to cover checks in transit as of the Closing;

(q)    any intercompany receivables between one or more of the Sellers and any Debtor (as defined in the Cash Collateral Orders) (for the avoidance of doubt, any intercompany receivables owed to any Seller by the Canadian Borrowers or any of their Subsidiaries are not covered by this Section 2.2(q)); and

(r)    for the avoidance of doubt (i) if the Walter Coke Election or the Pre-Closing Walter Coke Election is made or if the Walter Coke Assets are sold to a Successful Bidder (other than the Buyer or a Buyer Designee), the Walter Coke Assets, (ii) if the Blue Creek Assets are sold to a Successful Bidder (other than the Buyer or a Buyer Designee), the Blue Creek Assets and (iii) if any Miscellaneous Real Property Assets are designated by Buyer as “Excluded Assets” or if any Miscellaneous Real Property Assets are sold to a Successful Bidder (other than the Buyer or a Buyer Designee), such Miscellaneous Real Property Assets.

2.3    Assumed Liabilities.

Subject to entry of the Sale Order, upon the terms and subject to the conditions of this Agreement, on the Closing Date, Buyer and/or each relevant Buyer Designee, shall, effective at the time of the Closing, assume and agree to discharge and perform when due, the Liabilities of Sellers (and only those Liabilities of Sellers) which are enumerated in this Section 2.3 (the “Assumed Liabilities”). The following Liabilities of Sellers (and only the following Liabilities) shall constitute, without duplication, the Assumed Liabilities:

(a)    all Liabilities under the Assumed Contracts;

(b)    all Cure Costs;

(c)    outstanding Trade Payables;

(d)    (1) Liabilities arising out of the operation of the Acquired Assets or the Business for periods following the Closing Date, including with respect to workers’ compensation or occupational health claims relating to any Buyer Employee arising out of an event that occurs on or after the Closing Date and (2) any and all Black Lung Assumed Liabilities;

(e)    (i) those specific Liabilities of Sellers (if any) related to Employees as identified on Schedule 2.3(e) (such schedule to be provided to Sellers by Buyer not later than five (5) Business Days prior to the Bid Deadline) and (ii) the sponsorship of, and Liabilities under, each Buyer Benefit Plan (collectively, the “Assumed Benefits”);

(f)    all unpaid fees and expenses of the Steering Committee, the Credit Agreement Agent, the Indenture Trustee or Buyer to the extent not paid at or prior to the Closing;

(g)    all Liabilities of Sellers to the extent arising out of or relating to the Transferred Permits, including (i) all Liabilities for Reclamation and post-mining and post-Gas Well operation Liabilities; (ii) compliance with performance obligations or standards under the Transferred Permits and associated Legal Requirements; and (iii) obligations to replace and/or increase bonds or other financial assurance instruments associated with the Transferred Permits;

(h)    regulatory violations and obligations on or in relation to the Transferred Permits arising post-Closing;

(i)    all Liabilities to the extent arising out of or relating to: (i) compliance with any Mining and Mine Safety Law, and any mine or Gas Well operating or safety compliance matters, related to the Acquired Assets or the acquired Gas Wells and mining areas of the Business; (ii) the Acquired Assets’ or the Business’ compliance with Environmental Laws; and (iii) the remediation or corrective action required to resolve any environmental, safety or health conditions present at, under or migrating from the Acquired Assets, including any arising from or related to a Release resulting from the operation of the Acquired Assets, excluding, in each of the preceding cases (i)-(iii), any monetary fines and penalties imposed by any Governmental Authority for which Sellers or any of their Affiliates have received a written notice of violation or notice of claim (or other written notice of similar legal intent or meaning) on or prior to the Closing Date (whether or not disclosed on the Disclosure Schedules);

(j)    all Liabilities and obligations of Sellers under non-disclosure or confidentiality, non-compete or non-solicitation agreements (in each case, to the extent transferrable) or key employee retention plans or similar arrangements with (or for the benefit of) employees and agents of Sellers or with third parties, to the extent Sellers’ rights under such agreements, plans or arrangements are Acquired Assets;

(k)    (i) Transfer Taxes and (ii) the Secured Taxes;

(l)    all Liabilities of Sellers as a result of any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to Sections 7.9(a)(iv), 7.9(a)(v) and 7.9(a)(vi);

(m)    all Liabilities of Sellers for Reclamation (and, if applicable, post-mining and post-Gas Well operation Liabilities) set forth on Schedule 2.3(m) to the extent that such Liabilities are not funded by the issuers of Sellers’ surety bonds, unless such Liabilities are assumed by any Successful Bidder of the relevant Non-Core Assets in which case Schedule 2.3(m) shall be automatically amended to remove such Liabilities to the extent assumed by any such Successful Bidder; provided, that Schedule 2.3(m) may also be amended by the Buyer from and after the Execution Date in its sole discretion to add Liabilities to (but not remove Liabilities from) Schedule 2.3(m); and

(n)    all Liabilities under the Canadian Sale Agreement as provided in Section 2.1(bb).

2.4    Excluded Liabilities.

Notwithstanding any provision in this Agreement to the contrary, Buyer shall not assume and shall not be obligated to assume or be obliged to pay, perform or otherwise discharge any Liability of, or Liability against, Sellers, Sellers’ Subsidiaries, the Business or the Acquired Assets, of any kind or nature, whether or not direct or indirect, and Sellers shall be solely and exclusively liable with respect to all Liabilities of Sellers, other than the Assumed Liabilities (such Liabilities other than Assumed Liabilities, collectively, the “Excluded Liabilities”). Without limiting the generality of the foregoing, the Excluded Liabilities shall include each of the following Liabilities of Sellers and Sellers’ Subsidiaries, except to the extent they are set forth in Sections 2.3(a)-(m):

(a)    all Liabilities with respect to any Taxes that are not expressly assumed by the Buyer pursuant to Section 2.3(k);

(b)    all Liabilities with respect to Actions and Proceedings pending on or before the Closing Date or to the extent against or giving rise to Liability against the Business or the Acquired Assets prior to the Closing Date even if instituted after the Closing Date other than the Acquired Actions;

(c)    all Liabilities to any owner or former owner of capital stock or warrants with respect to such capital stock or warrants, holder of Indebtedness for borrowed money, or current or former officer or director of, in each case, any Seller or Subsidiary of any Seller in such capacities;

(d)    except as expressly provided herein, all Liabilities with respect to any Excluded Asset, including any and all Collective Bargaining Agreements, Excluded Benefit Plans and liabilities in respect of the benefit plans, programs and arrangements of any ERISA Affiliate;

(e)    all Liabilities under any futures contracts, options on futures, swap agreements or forward sale agreements;

(f)    other than Trade Payables and the Estate Retained Professional Fees Escrow Amount, all Liabilities for: (i) costs and expenses incurred or owed in connection with the administration of the Bankruptcy Case (including all Estate Retained Professional Fees); and (ii) all costs and expenses incurred by Sellers in connection with the negotiation, execution and consummation of the transactions contemplated under this Agreement;

(g)    except as set forth in Section 2.3(d), all workers’ compensation claims and occupational health claims related to the Acquired Assets, including and with respect to Buyer Employees and former employees of Sellers who worked or who were employed at the Acquired Assets;

(h)    any Liability or other obligations of Sellers or any ERISA Affiliate arising under, relating to or with respect to any multiemployer pension plan, single employer pension plan or Multiemployer Plan;

(i)    except for the Assumed Benefits, all Liabilities with respect to Employees, or former Employees, or both (or their representatives or beneficiaries) or employees of any ERISA Affiliate, for any action or inaction of any Seller (or any predecessor of any Seller) occurring prior to or on the Closing Date, including with respect to vacation, payroll, sick leave, unemployment benefits, retirement benefits, pension benefits, employee stock option, equity compensation, employee stock purchase, or profit sharing plans, health care and other welfare plans or benefits (including COBRA or the Coal Act), or any other employee plans or arrangements or benefits or other compensation of any kind to any employee, including under any Excluded Benefit Plan or benefit plans, programs and arrangements of an ERISA Affiliate, and Liabilities of Sellers and their predecessors pursuant to the WARN Act;

(j)    except for the Assumed Benefits, any Liability arising under any employment agreement, Collective Bargaining Agreement or arrangement, severance, retention or termination agreement or other similar arrangement with any employee, consultant or contractor (or its representatives) of any Seller;

(k)    all Liabilities (other than Assumed Liabilities) accruing, arising out of, or relating to any federal, state or local investigations of any Seller or any Employee, agents, vendors or representatives of any Seller arising out of actions prior to the Closing (other than rights of setoff and recoupment claims); and

(l)    except as set forth in Section 2.3(m), (i) if the Walter Coke Election or the Pre-Closing Walter Coke Election is made or if the Walter Coke Assets are sold to a Successful Bidder (other than the Buyer or a Buyer Designee), Liabilities to the extent related to the Walter Coke Assets, (ii) if the Blue Creek Assets are sold to a Successful Bidder (other than the Buyer or a Buyer Designee), Liabilities to the extent related to the Blue Creek Assets, (iii) if any Miscellaneous Real Property Assets are designated by Buyer as “Excluded Assets” or if any Miscellaneous Real Property Assets are sold to a Successful Bidder (other than the Buyer or a Buyer Designee), Liabilities to the extent related to such Miscellaneous Real Property Assets and (iv) to the extent that there are Acquired Non-Core Assets, Liabilities to the extent related to such Acquired Non-Core Assets.

2.5    Assignment and Assumption of Contracts.

(a)

(i)    Schedule 2.5(a) sets forth a list of all executory Contracts (including all supply agreements, joint venture agreements, operating and joint operating agreements, participation agreements, exploration agreements (including minerals and coalbed gas exploration agreements), Leases and Lessor Leases) relating to the Business or the Acquired Assets to which one or more of Sellers are party (the “Available Contracts”) which Schedule 2.5(a) may be updated from time to time to add or remove any Contracts inadvertently included or excluded from such schedule. On or before January 4, 2016 (such date, the “Determination Date”), Buyer shall designate in writing which Available Contracts from Schedule 2.5(a) relating to the Business or the Acquired Assets that Buyer wishes to “Assume” (the “Assumed Contracts”). All Contracts of Sellers that are listed on Schedule 2.5(a) and which Buyer does not designate in writing for assumption shall not be considered Assumed Contracts or Acquired Assets and shall automatically be deemed “Excluded Contracts” (and for the avoidance of doubt, Buyer shall not be responsible for any related Cure Costs); provided, however, that if an Available Contract is subject to a cure dispute or other dispute as to the assumption or assignment of such Available Contract that has not been resolved to the mutual satisfaction of Buyer and Sellers prior to the Determination Date, then the Determination Date shall be extended (but only with respect to such Available Contract) to no later than the earlier of (A) the date on which such dispute has been resolved to the mutual satisfaction of Buyer and Sellers, (B) one hundred and twenty (120) days following the Closing Date, (C) the date on which such Available Contract is deemed rejected by operation of 11 U.S.C. § 365(d)(4) and (D) the date required by the Bankruptcy Court and set forth in either the Bidding Procedures Order or the Sale Order (the “Extended Contract Period”). If such Available Contract is not expressly assumed by Buyer in writing by the end of such Extended Contract Period, such Available Contract shall be automatically deemed an Excluded Contract. Buyer shall be responsible for any obligations or Liabilities arising during any Extended Contract Period relating to any Available Contract that has not been assumed or rejected as of the Determination Date as provided in this Section 2.5(a). For the avoidance of doubt, except as set forth in Section 2.3 and other than as provided in the preceding sentence, (x) Buyer shall not assume or otherwise have any Liability with respect to any Excluded Contract and (y) each Collective Bargaining Agreement to which any Seller is bound or party to shall be an

Excluded Contract. Notwithstanding the foregoing, from and after the Determination Date until March 31, 2016, Buyer shall be permitted to designate in writing any Contracts previously designated as Assumed Contracts to be Excluded Contracts, and upon any such designation such Contracts shall be automatically deemed to be Excluded Contracts.

(ii)    Each of Sellers and Buyer, as applicable, shall use commercially reasonable efforts to assign, or cause to be assigned, the Assumed Contracts to Buyer or to the applicable Buyer Designee, including taking all actions required by the Bankruptcy Court to obtain an Order containing a finding that the proposed assumption and assignment of the Assumed Contracts to Buyer satisfies all applicable requirements of Section 365 of the Bankruptcy Code. Buyer and/or each Buyer Designee shall use commercially reasonable efforts to comply with all of the requirements of Section 365 of the Bankruptcy Code necessary to permit such assumption and assignment.

(iii)    If, prior to the Closing Date, there are Available Contracts that have not been designated as an Assumed Contract or an Excluded Contract, Sellers shall not assume or reject any such Available Contract pursuant to Section 365 of the Bankruptcy Code and any order of the Bankruptcy Court, until the earlier of (x) the date Buyer so directs Sellers and (y) the end of the Extended Contract Period, if applicable (which assumption shall be at Buyer’s sole cost and expense); provided, that Buyer shall be responsible for any obligations or Liabilities arising during any Extended Contract Period.

(iv)    At Closing, (x) Sellers shall, pursuant to the Sale Order and the Assumption Agreement, assume and assign, or cause to be assigned, to Buyer or to the applicable Buyer Designee (the consideration for which is included in the Purchase Price) each of the Assumed Contracts that is capable of being assumed and assigned and (y) Buyer shall pay promptly all Cure Costs (if any) in connection with such assumption and assignment (as agreed to among Buyer and Sellers or as determined by the Bankruptcy Court) and assume and perform and discharge the Assumed Liabilities (if any) under the Assumed Contracts, pursuant to the Sale Order and the Assumption Agreement.

(b)    Previously Omitted Contracts.

(i)    If prior to or following Closing, it is discovered that a Contract should have been listed on Schedule 2.5(a) but was not listed on Schedule 2.5(a) and has not been rejected by Sellers (any such Contract, a “Previously Omitted Contract”), Sellers shall, promptly following the discovery thereof (but in no event later than two (2) Business Days following the discovery thereof), notify Buyer in writing of such Previously Omitted Contract and all Cure Costs (if any) for such Previously Omitted Contract. Buyer shall thereafter deliver written notice to Sellers, no later than five (5) Business Days following notification of such Previously Omitted Contract from Sellers, designating such Previously Omitted Contract as “Assumed” or “Rejected” (a “Previously Omitted Contract Designation”). A Previously Omitted Contract designated in accordance with this Section 2.5(b)(i) as “Rejected,” or with respect to which Buyer fails to timely deliver a Previously Omitted Contract Designation, shall be an Excluded Contract.

(ii)    If Buyer designates a Previously Omitted Contract as “Assumed” in accordance with Section 2.5(b)(i), Sellers shall serve a notice (the “Previously Omitted Contract Notice”) on the counterparties to such Previously Omitted Contract notifying such counterparties of the Cure Costs with respect to such Previously Omitted Contract and Sellers’ intention to assume and assign such Previously Omitted Contract in accordance with this Section 2.5. The Previously Omitted Contract Notice shall provide the counterparties to such Previously Omitted Contract with ten (10) Business Days to object, in writing to Sellers and Buyer, to the Cure Costs or the assumption of its Contract. If the counterparties, Sellers and Buyer are unable to reach a consensual resolution with respect to the objection, Sellers shall seek an expedited hearing before the Bankruptcy Court to determine the Cure Costs and approve the assumption. If no objection is served on Sellers and Buyer, Sellers shall obtain an order of the Bankruptcy Court fixing the Cure Costs and approving the assumption of the Previously Omitted Contract. Buyer shall be responsible for all Cure Costs relating to such “Assumed” Previously Omitted Contracts and for any obligations or Liabilities relating to such “Assumed” Previously Omitted Contracts arising during the Extended Contract Period.

(c)    Non-Assignment of Contracts and Permits. Notwithstanding anything contained in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign or transfer any Contract or any Permit, if, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, an attempt at assignment or transfer thereof, without the consent or approval required or necessary for such assignment or transfer, would constitute a violation of a Legal Requirement or a breach of such Contract or Permit. If, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code and the commercially reasonable efforts of Sellers, such consent or approval is required but not obtained with respect to an Assumed Contract or a Permit, neither Sellers nor Buyer shall be in breach of this Agreement nor shall the Purchase Price be adjusted nor (but subject to Buyer’s termination right set forth in Section 11.1) shall the Closing be delayed in respect of the Assumed Contracts or the Permits; provided, however, if the Closing occurs, then, with respect to any Assumed Contract or Permit for which consent or approval is required but not obtained, from and after the Closing for a period of no more than six (6) months, Sellers shall reasonably cooperate, at Buyer’s sole cost and expense, with Buyer in any reasonable arrangement that Buyer may request to provide Buyer with all of the benefits of, or under, the applicable Assumed Contract or Transferred Permit, including enforcement for the benefit of Buyer of any and all rights of Sellers against any party to the applicable Assumed Contract or Transferred Permit arising out of the breach or cancellation thereof by such party; provided, however, to the extent that any such arrangement has been made to provide Buyer with the benefits of, or under, the applicable Assumed Contract or Transferred Permit, from and after the Closing, Buyer shall be responsible for, and shall promptly pay and perform all payment and other obligations under such Assumed Contract or Permit (all of which shall constitute, and shall be deemed to be, Assumed Liabilities hereunder) to the same extent as if such Assumed Contract or Permit had been assigned or transferred at Closing with respect to Assumed Contracts and Permits, and at such applicable later date specified in this Section 2.5(c) with respect to any additional Assumed Contracts. Any assignment to Buyer of any Assumed Contract or Permit that shall, notwithstanding the provisions of Sections 363 and 365 of the Bankruptcy Code, require the consent or approval of any Person for such assignment as aforesaid shall be made subject to such consent or approval being obtained. Notwithstanding anything to the contrary contained herein, Buyer shall reimburse, indemnify and hold harmless Sellers and/or their Affiliates from any and all Liabilities incurred by Sellers and/or their Affiliates in connection with any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to this Section 2.5(c).

2.6    Further Assurances.

(a)    Except as otherwise provided herein and subject to the terms and conditions of this Agreement, the Bankruptcy Code and any orders of the Bankruptcy Court, from and after the Execution Date, Sellers and Buyer shall use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Legal Requirements to consummate the transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement, in each case, after giving effect to the Sale Order.

(b)    At and after the Closing, Sellers shall execute and deliver to Buyer such further instruments and certificates as reasonably requested by Buyer and Buyer will reimburse Sellers for any out-of-pocket expenses incurred by Sellers in connection with actions taken by Sellers (i) to vest, perfect or confirm ownership (of record or otherwise) in Buyer and/or one or more Buyer Designees, Sellers’ right, title or interest in, to or under any or all of the Acquired Assets and Business, including the Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances and Assumed Liabilities) or (ii) to otherwise effectuate the purposes and intent of this Agreement and the other Transaction Documents. From and after the Closing Date, Buyer will reimburse Sellers for any out-of-pocket expenses incurred by Sellers in connection with actions taken by Sellers and each of the Parties shall take, or cause to be taken, and cooperate with the other Parties to take, or cause to be taken, all actions, do or cause to be done all things as may be reasonably requested by the other Parties in order to promptly transfer, vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Buyer or one of more Buyer Designees or otherwise to carry out this Agreement, and shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments, assumptions and assurances, and as may be required to consummate the transactions contemplated by this Agreement, it being specifically understood that, notwithstanding anything to the contrary herein, no Seller shall have any obligation to (i) record or pay any recording fees and Taxes in connection with the foregoing (except to the extent Buyer agrees to reimburse Sellers for any out-of-pocket expenses incurred by Sellers in connection with such recordation or payment), or (ii) pay any title insurance fee or premium in connection with any title insurance commitment or policy Buyer may obtain, in each case, included any related costs and expenses (except to the extent Buyer agrees to reimburse Sellers for any out-of-pocket expenses incurred by Sellers in connection with such commitment or policy). From and after the

Closing Date, any Seller that receives or has in its possession any Acquired Asset shall immediately upon receipt transfer, assign or pay such Acquired Asset (including any proceeds therefrom) to Buyer or one or more Buyer Designees.

ARTICLE 3

PURCHASE PRICE

3.1    Consideration.

The aggregate consideration (the “Purchase Price”) for the purchase, sale, assignment and conveyance of the Acquired Assets shall consist of:

(a)    cash (the “Cash Consideration”) in an aggregate amount equal to (i) $5,400,000, plus (ii) the total amount of any outstanding Liabilities under the DIP Credit Agreement on the Closing Date;

(b)    the assumption by Buyer or a Buyer Designee, as applicable, of the Assumed Liabilities from Sellers, including the assumption of the obligation to pay to the applicable counterparties of the applicable Assumed Contracts the Cure Costs payable by Buyer under Section 2.5; and

(c)    the release of Sellers that are borrowers or guarantors under the Credit Agreement and the Indenture of the First Lien Obligations arising under, or otherwise relating to the Credit Agreement and the Indenture, and the First Lien Adequate Protection Obligations, in an aggregate amount equal to $1,250,000,000 (the “Credit Bid and Release”) under Section 363(k) of the Bankruptcy Code, as the same may be (w) decreased or increased in accordance with Section 7.8(a), (x) decreased in accordance with Section 7.8(b), (y) increased in accordance with Section 7.8(d), and/or (z) increased by Buyer in its sole discretion (including with respect to all or any portion of the Credit Bid and Release) at any time during the auction contemplated by the Bidding Procedures (or, if there is no such auction, prior to the Closing Date).

At the option of Buyer, Sellers shall retain a designated amount of unrestricted cash that would otherwise be included in the Acquired Assets, and such unrestricted cash so retained shall reduce, on a dollar for dollar basis, the cash amounts that would otherwise be required to be included in the Purchase Price pursuant to this Section 3.1.

3.2    Limitation on Buyer Liability.

For the avoidance of doubt, except for amounts deposited at Closing pursuant to Section 4.2 (to the extent such amounts are required to be deposited pursuant to this Agreement) or as otherwise expressly provided in this Agreement, Buyer shall have no liability with respect to the Estate Retained Professional Fees Escrow, Estate Retained Professional Fees Escrow Amount (and any other estate professional fees), the Payroll Amount (and any trust established pursuant thereto), the Wind Down Trust, the Walter Coke Trust, the Walter Coke Trust Amount, the Committee Member and Indenture Trustees Fees Escrow Amount, the Non-Union Retiree Escrow Amount, the Union Retiree Escrow Account, the Active Employee Runoff Claims Escrow Account, the Equity Trust or the Equity Trust Amount.

3.3    Withholding.

Buyer shall be entitled to deduct and withhold from the Purchase Price otherwise payable pursuant to this Agreement to Sellers such amounts as Buyer is required to deduct and withhold under applicable Legal Requirements. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to Sellers.

ARTICLE 4

CLOSING AND DELIVERIES

4.1    Closing Date.

Upon the terms and subject to the conditions hereof, the closing of the sale of the Acquired Assets and the assumption of the Assumed Liabilities (other than those pertaining to Previously Omitted Contracts pursuant to Section 2.5(b) and Assumed Contracts subject to a cure dispute pursuant to Section 2.5(a)(i) contemplated hereby) (the “Closing”) shall take place at the offices of Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, no later than two (2) Business Days following the date on which all the conditions set forth in Article 9 and Article 10 have been satisfied or (if permissible) waived by the Party entitled to waive such condition (other than the conditions which by their nature are to be satisfied at the Closing, but subject to the satisfaction or (if permissible) waiver of such conditions), or on such other date and time as Sellers and Buyer may mutually agree in writing. The date and time at which the Closing actually occurs is hereinafter referred to as the “Closing Date.” Upon consummation of the Closing, the purchase and sale of the Acquired Assets and the assumption of the Assumed Liabilities hereunder, and the Closing, shall be deemed to have occurred as of 11:59:59 p.m. (Alabama time) on the Closing Date.

4.2    Buyer’s Deliveries.

Subject to satisfaction or (if permissible) waiver of the other conditions set forth in Article 9 and Article 10, at the Closing, Buyer shall deliver (and/or cause one or more of its Affiliates or Buyer Designees to deliver):

(a)    to Sellers, the Cash Consideration in cash by wire transfer of immediately available funds as follows:

(i)    an aggregate amount equal to $5,400,000 shall be delivered to (A) the Trustee on behalf of the Wind Down Trust and/or (B) one or more escrow accounts designated in writing by the Debtors prior to the Closing Date, which amounts may be utilized in the Debtors’ reasonable business judgment to wind down the Debtors’ estates prior to (or in lieu of) the conversion of the Chapter 11 Cases to cases under Chapter 7, including to fund an escrow account to pay run off claims not otherwise covered by Section 8.13 or 8.14; and

(ii)    an amount equal to the outstanding Liabilities under the DIP Credit Agreement on the Closing Date into the account specified by the agent under the DIP Credit Agreement which shall be used to immediately repay the Obligations (as defined in the DIP Credit Agreement) pursuant to the DIP Order;

(b)    to Sellers, the Assumption Agreement, duly executed by Buyer and/or the Buyer Designees, as applicable;

(c)    to Sellers, the Alabama Contract Mining Agreement, duly executed by Buyer and/or the Buyer Designees, as applicable;

(d)    to Sellers, the Transition Services Agreement, duly executed by Buyer and/or the Buyer Designees, as applicable;

(e)    to Sellers, each other Transaction Document to which Buyer or a Buyer Designee is a party, duly executed by Buyer or such Buyer Designee, as applicable;

(f)    to Sellers, the certificates of Buyer to be received by Sellers pursuant to Sections 10.1 and 10.2;

(g)    to Sellers, releases and termination statements sufficient for Buyer to receive the Acquired Assets free and clear of all Encumbrances (other than Permitted Encumbrances);

(h)    to Sellers, a Waiver, duly executed by Buyer or any Buyer Designee, as applicable;

(i)    to Sellers, a payoff letter, release letter or other similar document, duly executed by Buyer and the other applicable parties, regarding the Credit Bid and Release;

(j)    to Sellers, evidence, in form and substance reasonably acceptable to Sellers, of receipt of the Alabama Mining License;

(k)    to Sellers, evidence, in form and substance reasonably acceptable to Sellers, that one or more credit bids have been properly authorized with respect to the First Lien Obligations on behalf of Buyer in payment of, in the aggregate, all of the Purchase Price as set forth in Section 3.1 (other than the Assumed Liabilities and the cash portion of the Purchase Price) has been authorized;

(l)    to Sellers, evidence reasonably satisfactory to Sellers of performance of the matters required to be performed prior to, by, or as of, the Closing Date in Section 7.9; and

(m)    to Sellers, such other documents as Sellers may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

(n)    to the applicable Escrow Agent, a cash amount equal to the Estate Retained Professional Fees Escrow Amount;

(o)    to the applicable Escrow Agent, a cash amount equal to the Payroll Amount;

(p)    to the applicable Escrow Agent, a cash amount equal to the Committee Member and Indenture Trustees Fees Escrow Amount;

(q)    to the applicable Trustee, a cash amount equal to the Equity Trust Amount;

(r)    to the applicable Trustee, a cash amount equal to the Walter Coke Trust Amount, if the Walter Coke Election or the Pre-Closing Walter Coke Election is made and, in any event, the sale of the Walter Coke Assets to a Successful Bidder or Backup Bidder for the Walter Coke Assets does not close;

(s)    to the applicable Escrow Agent, a cash amount equal to the Non-Union Retiree Escrow Amount;

(t)    subject to the satisfaction of the conditions set forth in that certain Letter Agreement dated February 3, 2016 by and between the UMWA and Buyer, to the applicable Escrow Agent for the Union Retiree Escrow Account, a cash amount equal to $2,600,000; and

(u)    to the applicable Escrow Agent for the Active Employee Runoff Claims Escrow Account, a cash amount equal to $2,000,000.”

4.3    Sellers’ Deliveries.

At the Closing, Sellers shall deliver to Buyer:

(a)    the Bills of Sale, Deeds and the Assumption Agreement (in each case, relating to the Acquired Assets), the Alabama Contract Mining Agreement, the Transition Services Agreement, and each other Transaction Document to which any Seller is a party, duly executed by the applicable Sellers;

(b)    short form instruments of assignment of the Patents and Trademarks and other Intellectual Property that are owned by Sellers and included in the Acquired Assets, if any, duly executed by the applicable Sellers, in form for recordation with the appropriate United States Governmental Authorities, and in customary form reasonably acceptable to the Parties;

(c)    with respect to the Real Property included in the Acquired Assets, possession of such Real Property, together with copies (and originals in Sellers’ possession) of all instruments, Leases and agreements evidencing Sellers’ interest in the same, and any existing surveys, legal descriptions and title policies concerning such Real Property that are in the possession of Sellers which shall be deemed to be delivered to the extent located at any of the Real Property;

(d)    a certified copy of the Sale Order;

(e)    the certificates of Sellers to be received by Buyer pursuant to Sections 9.1 and 9.2;

(f)    certificates executed by each Seller, in the form prescribed under Treasury Regulation Section 1.1445-2(b), that such Seller is not a foreign person within the meaning of Section 1445(f)(3) of the Code;

(g)    such other bills of sale, Deeds, endorsements, assignments and other good and sufficient instruments of conveyance and transfer, in form reasonably satisfactory to Buyer, as Buyer may reasonably request to vest in Buyer all of the right, title and interest of Sellers in, to or under any or all of the Acquired Assets, including all Real Property, subject only to Permitted Encumbrances and Assumed Liabilities;

(h)    such ordinary and customary documents (including affidavits) as may be required by a title insurance company to issue owners’ title insurance policies (or “pro formas” or marked up commitments having the same effect of a title insurance policy), at Buyer’s sole election and Buyer’s sole cost and expense, insuring title to any or all of the Real Property included in the Acquired Assets (in any event, subject to Permitted Encumbrances and Assumed Liabilities); and

(i)    such other documents as Buyer may reasonably request that are customary for a transaction of this nature and necessary to evidence or consummate the transactions contemplated by this Agreement.

4.4    Buyer Designees.

At least three (3) Business Days prior to the Sale Hearing, Buyer shall be entitled to designate, in accordance with the terms and subject to the limitations set forth in this Section 4.4, one or more Affiliates of Buyer to (i) purchase specified Acquired Assets; (ii) assume specified Assumed Liabilities; and/or (iii) employ Buyer Employees, in each case, as of the Closing Date (any Person that shall be properly designated by Buyer in accordance with this clause, a “Buyer Designee”); it being understood and agreed, however, that any such right of Buyer to designate a Buyer Designee is conditioned upon (x) such Buyer Designee being able to perform the applicable covenants under this Agreement and, as applicable, any other transaction agreement to which Buyer is party and demonstrate satisfaction of the requirements of Section 365 of the Bankruptcy Code (to the extent applicable), including the provision of adequate assurance for future performance with respect to the Acquired Assets and Assumed Liabilities, (y) any such designation not creating any Liability (including any Liability relating to Taxes other than Taxes for which Buyer is liable pursuant to Section 2.3(k)) for Sellers or their Affiliates that would not have existed had Buyer purchased the Acquired Assets, assumed the Assumed Liabilities and/or employed the Buyer Employees, and which Liability is not fully reimbursed by or on behalf of Buyer and (z) such designation not being reasonably expected to cause a delay, or prevent or hinder the consummation of the transactions contemplated by this

Agreement. As soon as reasonably practicable and in no event later than three (3) Business Days prior to the Sale Hearing, Buyer shall make any such designations of Buyer Designees by way of a written notice to be delivered to Sellers, and Buyer Designees shall deliver a signed counterpart to this Agreement or joinder agreement to this Agreement and each other Transaction Document to which Buyer is party. No such designation shall relieve Buyer of any of its obligations hereunder and any breach hereof by a Buyer Designee shall be deemed a breach by Buyer. Buyer and Buyer Designees shall be jointly and severally liable for any obligations of Buyer and such Buyer Designees hereunder. For the avoidance of doubt, and notwithstanding anything to the contrary herein, all Buyer Designees appointed in accordance with this Section 4.4 shall be included in the definition of “Buyer” for all purposes under this Agreement and all such Buyer Designees shall be deemed to have made all of the representations and warranties of Buyer set forth in this Agreement.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers hereby jointly and severally represent and warrant to Buyer as of the date hereof as follows, except as disclosed in the Disclosure Schedules or, except with respect to the representations and warranties set forth in Sections 5.5 and 5.9 with respect to material environmental matters, contained in the Incorporated Information:

5.1    Organization and Good Standing.

Each Seller is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Subject to the applicable provisions of the Bankruptcy Code, each Seller has all requisite corporate or limited liability company power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted. Sellers are duly qualified or licensed to do business and are in good standing in each jurisdiction where the character of their Business or the nature of their properties makes such qualification or licensing necessary, except for such failures to be so qualified or licensed or in good standing as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2    Authority; Validity; Consents.

Each Seller has, subject to entry of the Sale Order, the requisite corporate or limited liability company power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which such Seller is a party and to consummate the transactions contemplated hereby and thereby, and, subject to entry of the Sale Order, the execution, delivery and performance of this Agreement and such other Transaction Documents by such Seller and the consummation by such Seller of the transactions contemplated herein and therein have been duly and validly authorized by all requisite corporate or limited liability company action on the part of Sellers. Subject to entry of the Sale Order, this Agreement has been duly and validly executed and delivered by each Seller and each other Transaction Document required to be executed and delivered by a Seller at the Closing will be duly and validly executed and delivered by such Seller at the Closing. Subject to entry of the Sale Order, this Agreement and the other Transaction Documents constitute, with respect to each Seller that is party thereto, the legal, valid and binding obligations of such Seller, enforceable against such Seller in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Subject to entry of the Sale Order, except (a) as required to comply with the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Acquired Assets or the Business, (b) for entry of the Sale Order, (c) for notices, filings and consents required in connection with the Bankruptcy Case, including the requirements of the Bidding Procedures Order, and (d) for the notices, filings and consents set forth on Schedule 5.2, Sellers are not required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from, any Governmental Authority in connection with the execution and delivery of this Agreement and the other Transaction Documents to which a Seller is a Party or the consummation or performance of any of the transactions contemplated hereby and thereby, except for such notices, registrations, declarations or filings, the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.3    No Conflict.

Except as a result of the Bankruptcy Case or as set forth in Schedule 5.3, neither the execution and delivery by any Seller of this Agreement or any other Transaction Document to which it is (or will be) a party nor after giving effect to the Sale Order, the consummation of the transactions contemplated hereby or thereby nor, after giving effect to the Sale Order and the Bidding Procedures Order, compliance by it with any of the provisions hereof or thereof will, (a) conflict with or result in a violation of (i) any provision of the certificate of incorporation or bylaws (or other organizational or governing documents) of such Seller or (ii) any material Order binding upon such Seller or by which the Business or any Acquired Assets are subject or bound, (b) (i) violate, conflict with, or result in a material breach of any of the terms of, or constitute a material default under, or give rise to any right of termination, modification, cancellation or acceleration under any material license or Permit held by Sellers, authorization, consent, order or approval of, or registration, declaration or filings with, any Governmental Authority or (ii) result in a material breach of or constitute a default under or give rise to any right of termination, modification, cancellation or acceleration under any Material Contract which is an Available Contract, or (c) result in the creation of any Encumbrance (other than a Permitted Encumbrance or Assumed Liability) upon the properties or assets of such Seller being sold or transferred hereunder.

5.4    Real Property.

(a)    Owned Real Property. Schedule 5.4(a)(i) sets forth an accurate and complete list of the Owned Real Property. Except for Permitted Encumbrances, Sellers have good and marketable title in the Owned Real Property set forth on Schedule 5.4(a)(i). Except for the Lessor Leases, none of the Owned Real Property is subject to any lease or grant to any third-party of any right to the use, purchase, occupancy or enjoyment of such Owned Real Property or any material portion thereof required to conduct the Business. Except for Permitted Encumbrances and the applicable terms of Permits held by Sellers and their Affiliates, the

Owned Real Property is not subject to any Encumbrances (other than liens that will be removed pursuant to the Sale Order), which in any material respect interfere with or impair the present and continued use thereof in the Ordinary Course of Business. There are no pending or, to Sellers’ Knowledge, threatened condemnation proceedings relating to any of the Owned Real Property except those which do not materially impair or restrict the current use of the Owned Real Property subject thereto. Other than as set forth on Schedule 5.4(a)(ii) hereto, there are no outstanding options or rights of first refusal to purchase any of the Owned Real Property or any interest therein.

(b)    Lessor Leases. Schedule 5.4(b) lists, as of the Execution Date, all material unexpired leases, subleases, licenses, sublicenses, occupancy or other agreements whereby any Seller leases, subleases, licenses or grants an interest in any Owned Real Property or Leased Real Property to a third party (the “Lessor Leases”). Sellers have made available, to the extent that they are in Sellers’ possession or control, true, complete and correct copies of the Lessor Leases to Buyer, including any amendments thereto. Other than as set forth on Schedule 5.4(b) or as a result of the Bankruptcy Case, Sellers are not in material breach of or in default under the Lessor Leases and, to Sellers’ Knowledge, no party to any Lessor Lease has given Sellers written notice of or, to Sellers’ Knowledge, made a claim with respect to any material breach or material default by Sellers thereunder (other than as a result of the Bankruptcy Case).

(c)    Leased Real Property. Schedule 5.4(c) contains a list of all Leased Real Property held or used for, or necessary to the operation of the Business. Sellers have made available, to the extent that they are in Sellers’ possession or control, true and complete copies of all Leases to Buyer. Other than as set forth on Schedule 5.4(c) or other than as a result of the Bankruptcy Case, Sellers are not in material (x) breach of any material term or (y) “default” under any Lease and, to Sellers’ Knowledge, no party to any Lease has given Sellers written notice of or made a claim with respect to any material breach or material default thereunder. To Sellers’ Knowledge or other than as a result of the Bankruptcy Case, there are no conditions that currently exist or which with the passage of time will result in a material default or material breach of any material term by any party to a Lease. Except as set forth on Schedule 5.4(c), to Sellers’ Knowledge, none of the Leased Real Property is subject to any sublease or grant to any third-party of any right to the use, occupancy or enjoyment of the Leased Real Property or any portion thereof that would materially impair the use of the Leased Real Property in the operation of the Business. Sellers have not received written notice of any pending or threatened condemnation or other proceedings or claims relating to Seller’s interest in any of the Leased Real Property, except those which do not materially impair or restrict the current use of the Leased Real Properties subject thereto.

5.5    Environmental Matters.

Except as set forth on Schedule 5.5 and except as would not reasonably be expected to be material to the Business or the Acquired Assets:

(a)    Sellers’ operation of the Business, and Real Properties related thereto, have complied during the previous three (3) years and are in compliance with all applicable Environmental Law;

(b)    Sellers have not received any written or other notice, report or other information alleging any pending or threatened material violation, non-compliance, liability or potential liability regarding Environmental Laws with regard to any of the Real Properties or the Business, or any prior business for which Sellers have retained liability under any Contract or Environmental Law, nor do Sellers have any unresolved claims alleging any violations of Environmental Law;

(c)    the Real Properties do not contain any Hazardous Substances in amounts or concentrations which (i) constitute a violation of, or (ii) would reasonably be expected to give rise to liability, including liability for response costs, corrective action costs, personal injury, property damage or natural resources damage, under any applicable Environmental Law;

(d)    no Seller or, to Sellers’ Knowledge, other Person, has treated, recycled, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Substances, or owned or operated any property or facility in a manner that has given or could reasonably be expected to give rise to liability, including liability for response costs, corrective action costs, personal injury, property damage or natural resources damage, under any applicable Environmental Law;

(e)    no Action is pending or, to Sellers’ Knowledge, threatened under any Environmental Law or environmental provision of any Mining and Mining Safety Law against Sellers or with respect to the Real Properties or the Business, nor are there any Orders outstanding under any Environmental Law or environmental provision of any Mining and Mining Safety Law with respect to the Real Properties or the Business;

(f)    Sellers (i) hold and are in compliance with all Permits required under Environmental Law (each of which is in full force and effect and is not subject to appeal, except in such instances where the requirement to hold an Environmental Permit is being contested in good faith by Sellers by appropriate proceedings diligently conducted) for any of their current operations or for the current ownership, operation or use of the Real Properties, including all Environmental Permits required for the coal mining-related operations of Sellers or, to the extent currently required, any pending construction or expansion related thereto; (ii) are, or have been, in compliance with all Environmental Permits, except in such instances where the requirement of a Permit required under Environmental Law is being contested in good faith by Sellers by appropriate proceedings diligently conducted; (iii) have used commercially reasonable efforts to cause all contractors, lessees and other Persons occupying, operating or using the Real Properties to comply with Environmental Law and obtain all necessary Permits required under Environmental Law; and (iv) have not received any written notice that the Permits required under Environmental Law will not be renewed;

(g)    to Sellers’ Knowledge, none of the Real Properties have any associated direct or indirect acid mine drainage which (i) constitutes or constituted a violation of or (ii) could reasonably be expected to give rise to liability under, any applicable Environmental Law or environmental provision of any Mining and Mining Safety Law;

(h)    to Sellers’ Knowledge, neither the Transaction Documents nor the consummation or performance of any of the transactions contemplated hereby will result in any additional material liabilities for site investigation or cleanup pursuant to any Environmental Law or environmental provision of any Mining and Mining Safety Law, including any so-called “transaction-triggered” or “responsible property transfer” requirements;

(i)    Except as set forth on Schedule 5.5(i) and in Section 2.3, Sellers have not, since January 1, 2005, contractually assumed any liabilities, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws;

(j)    Sellers have made available copies of all material environmental assessments, audits (including compliance audits), evaluations, studies, and tests from the past five (5) years within their possession, relating to the Owned Real Property or the Leased Real Property, whether generated by Sellers or others, including environmental audits and environmental site assessments; and

(k)    except as listed on Schedule 5.5(k), to Seller’s Knowledge, none of the Acquired Assets contains underground storage tanks, above ground storage tanks, transformers or other equipment containing PCBs, underground injection wells, non-naturally occurring radioactive materials or septic tanks or waste disposal pits (to the extent such tanks or pits constitute Acquired Assets).

5.6    Title to Acquired Assets.

Sellers have good, valid and marketable title to, or, in the case of property leased or licensed by Sellers, a valid leasehold or licensed interest in, all of the Acquired Assets, free and clear of all Encumbrances, except (a) for the Assumed Liabilities and (b) for Permitted Encumbrances.

5.7    Taxes.

(a)    Sellers have each timely filed all material Tax Returns required to be filed with the appropriate Governmental Authorities (taking into account any extension of time to file granted to Sellers). All such Tax Returns are true and correct in all material respects and were prepared in substantial compliance with all applicable law, and, except as set forth on Schedule 5.7(a), all material Taxes, including those relating to the Business and/or the Acquired Assets, that are due and payable, whether or not shown to be payable on such Tax Returns, have been timely paid, except for any unpaid Taxes to be paid at Closing or expressly assumed by Buyer herein and paid after Closing. Except as set forth on Schedule 5.7(a), (i) no examination of any such Tax Return of Sellers is currently in progress by any Governmental Authority and no Seller has received notice of any contemplated examination of any such Tax Return; and (ii) no material adjustment has been proposed in writing with respect to any such Tax Returns for the previous five (5) fiscal years by any Governmental Authority.

(b)    Except as set forth in Schedule 5.7(b), Sellers have not received written notice of any material Tax deficiency outstanding, proposed or assessed against or allocable to Sellers and have not executed any waiver of any statute of limitations in respect of Taxes nor agreed to any extension of time with respect to a Tax assessment or deficiency with respect to the Acquired Assets. Except as set forth in Schedule 5.7(b), there are no pending or threatened audits, investigations, disputes, notices of deficiency, claims or other actions for or relating to any Liability for Taxes, and there is no dispute or claim concerning any Tax liability of Sellers claimed or raised by any Governmental Authority in writing.

(c)    Except as set forth on Schedule 5.7(c), Sellers are not in default under, nor to Sellers’ Knowledge does there exist any condition which, with the giving of notice or passage of time would constitute a default by Sellers under, any agreement with any Governmental Authority that provides for or results in a reduction, rebate or exemption from Taxes or any other form of Tax incentive applicable to the Business, except for such defaults or conditions which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(d)    Except as set forth on Schedule 5.7(d), each Seller has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party and all IRS Forms W-2 and Forms 1099 (or any other applicable form) required with respect thereto have been properly and timely distributed.

(e)    Except as set forth on Schedule 5.7(e), no Seller is a party to any Tax allocation or sharing agreement. No Seller (i) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a consolidated group in which the Company is the parent of such group) or (ii) has any liability for the Taxes of any Person (other than a Seller) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise.

(f)    No Seller is or has been a party to any “listed transaction,” as defined in Code Section 6707A(c)(2) and Treasury Regulation Section 1.6011-4(b)(2).

(g)    No claim has been made in writing by any Governmental Authority in a jurisdiction where Sellers do not file Tax Returns that Sellers are or may be subject to taxation by that jurisdiction.

5.8    Legal Proceedings.

Except (x) for the Bankruptcy Case (and proceedings related thereto) and (y) as set forth on Schedule 5.8, there is no Proceeding or Order pending, outstanding or, to Sellers’ Knowledge, threatened in writing against or related to the Business, whether at law or in equity, whether civil or criminal in nature or by or before any arbitrator or Governmental Authority, nor, to Sellers’ Knowledge, are there any investigations relating to the Business pending or, to Sellers’ Knowledge, threatened in writing by or before any arbitrator or any Governmental Authority, which would reasonably be expected to be material to the Business or the Acquired Assets, taken as a whole.

5.9    Compliance with Legal Requirements; Permits.

(a)    Except as set forth in Schedule 5.9(a), and, with respect to Permits required under any Environmental Law or environmental provision of any Mining and Mining Safety Law, which Permits are addressed in Section 5.5, Sellers hold all of the Permits necessary for the current operation and conduct of the Business and the Acquired Assets in compliance with Legal Requirements, including Mining and Mining Safety Law, the absence of which would be immaterial to the operation of the Business or the Acquired Assets from and after the Closing. The Permits set forth on Schedule 2.1(g) are all of the Permits held by Sellers with respect to the current operation and conduct of the Business and the Acquired Assets, the absence of which would be reasonably expected to adversely affect the operation of the Business or the Acquired Assets from and after the Closing.

(b)    Except (x) as set forth on Schedule 5.9(b), and, with respect to compliance with Environmental Law or environmental provision of any Mining and Mining Safety Law, Schedule 5.5, (y) for fully paid, discharged and finally settled citations and notices of violations issued by MSHA, the Alabama Surface Mining Commission, the Alabama Department of Environmental Management, the West Virginia Department of Environmental Protection, or other Governmental Authorities and (z) as would not reasonably be expected to be material to the Business or the Acquired Assets, Sellers have conducted the Business for the past three (3) years and currently own and operate the Acquired Assets in accordance, in all material respects, with all Legal Requirements, Orders and Permits applicable to Sellers and the Acquired Assets during such period, and the Business is in compliance in all material respects with all applicable Legal Requirements, Orders and Permits (including any anti-bribery Legal Requirements) and has obtained all approvals necessary for owning and operating its assets and has made all necessary filings with all Governmental Authorities having jurisdiction necessary for owning and operating its assets, and there are no Orders outstanding under any Mining and Mining Safety Law with respect to the Real Properties or the Business.

(c)    Except (x) as set forth on Schedule 5.9(c) and, with respect to actions under Environmental Law, which are covered under Section 5.5, (y) for fully paid, discharged and finally settled citations and notices of violations issued by MSHA, the Alabama Surface Mining Commission, the Alabama Department of Environmental Management, the West Virginia Department of Environmental Protection, or other Governmental Authorities, and (z) as would not reasonably be expected to be material to the Business or the Acquired Assets neither Sellers, nor to Sellers’ Knowledge, any of their Representatives have received within the past three (3) years any written notice or other communication from a Governmental Authority that alleges that the Business is not in compliance with any Legal Requirement, Order or Permit applicable to the Business or the operations or properties of the Business or the Acquired Assets or that threatens or states the intention on the part of any issuing authority to revoke, cancel, suspend or modify any Permit necessary for the current operation and conduct of the Business and the Acquired Assets (except with respect to regular periodic expirations and renewals thereof). Except as would not reasonably be expected to be material to the Business or the Acquired Assets: (i) no Seller has had any Permits that are necessary for the operation and conduct of the Business and the Acquired Assets appealed, denied, revoked, restricted or suspended during the past three (3) years; (ii) no Seller is currently a party to any proceedings involving the possible appeal, denial, revocation, restriction or suspension of any Permits that are necessary for the current operation and conduct of the Business and the Acquired Assets or any of the privileges granted thereunder (except where the obligation to hold such a Permit is being contested in good faith by appropriate proceedings diligently conducted or is excused by the Bankruptcy Court); and (iii) no Seller nor any officer or director of any Seller is “permit blocked” on the Applicant Violator System established pursuant to the SMCRA (or any applicable state system) (the “Applicant Violator System”) by any Governmental Authority.

5.10    Labor Matters.

(a)    Except as set forth on Schedule 5.10(a), none of Sellers are party to or subject to any collective bargaining agreements, works council agreements, labor union contracts, trade union agreements, and other similar agreements (each a “Collective Bargaining Agreement”) with any union, works council, or labor organization (each a “Union” and collectively “Unions”).

(b)    Except as set forth on Schedule 5.10(b), to Sellers’ Knowledge, in the past three (3) years, other than pursuant to procedures established in connection with the Bankruptcy Case, (i) no Union or group of Employees or former Employees has organized any employees for purposes of collective bargaining, sought to bargain collectively with any of Sellers, made a demand for recognition or certification as an employee representative for purposes of collective bargaining or filed a petition for recognition with any Governmental Authority; (ii) as of this date, no Collective Bargaining Agreement is being negotiated by any of Sellers, other than pursuant to procedures established in connection with the Bankruptcy Case; and (iii) in the past three (3) years, there have been no material strikes, lockouts, slowdowns, work stoppages, boycotts, handbilling, picketing, walkouts, demonstrations, leafleting, sit-ins, sick-outs, or other material forms of organized labor disruption with respect to any of Sellers.

(c)    Except as set forth on Schedule 5.10(c) within the past three (3) years, Sellers have not failed to provide advance notice of layoffs or terminations as required by, or incurred any material Liability under, the Worker Adjustment and Retraining Notification Act of 1988, and including any similar state or local Legal Requirement (the “WARN Act”), or any applicable Legal Requirement for employees outside the United States regarding the termination or layoff of employees. Except as set forth on Schedule 5.10(c) or as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or pursuant to procedures established in connection with the Bankruptcy Case, (i) within the past three (3) years, Sellers have been in compliance with all applicable Legal Requirements relating to labor and employment, including all Legal Requirements relating to employment practices; the hiring, promotion, assignment, and termination of employees; discrimination; equal employment opportunities; disability; labor relations; wages and hours; FLSA, classification of independent contractors, hours of work; payment of wages; immigration; workers’ compensation; employee benefits; background and credit checks; working conditions; occupational safety and health; family and medical leave; employee terminations; and data privacy and data protection; (ii) there are no pending, or to Sellers’ Knowledge, threatened, lawsuits, grievances, unfair labor practice charges, arbitrations, charges, investigations, hearings, actions, claims, or proceedings (including any administrative investigations, charges, claims, actions, or proceedings), against Sellers brought by or on behalf of any applicant for employment, any current or former Employee, any person alleging to be a current or former employee, any representative, agent, consultant, independent contractor, subcontractor, or leased employee, volunteer, or “temp” of Sellers, or any group or class of the foregoing, or any Governmental Authority, alleging violation of any labor or employment Legal Requirements, breach of any Collective Bargaining Agreement, breach of any express or implied contract of employment, wrongful termination of employment, or any other discriminatory, wrongful, or tortious conduct in connection with the employment relationship; (iii) each of the Employees has all work permits, immigration permits, visas, or other authorizations required by any Legal Requirement for such Employee given the duties and nature of such Employee’s employment; and (iv) no individual has been improperly excluded from, or wrongly denied benefits under, any Benefit Plan.

5.11    Employee Benefits.

(a)    Except as set forth in Schedule 5.11(a), (i) no Benefit Plan (or any benefit plans, programs or arrangements of an ERISA Affiliate that would be a Benefit Plan if such ERISA Affiliate were a Seller) (A) is, or has been within the past six (6) years, a Title IV Plan or subject to Section 412 of the Code; (B) is maintained by more than one employer within the meaning of Section 413(c) of the Code; (C) is subject to Sections 4063 or 4064 of ERISA; (ii) no Benefit Plan is (A) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA; or (B) an “employee pension benefit plan” (within the meaning of Section 3(2) of ERISA) that is not intended to be qualified under Section 401(a) of the Code; and (iii) none of the Sellers or any of their respective ERISA Affiliates contributes to, or is obligated to contribute to, or within the six (6) years preceding this Agreement contributed to or was obligated to contribute to, a Multiemployer Plan.

(b)    (i) Each Buyer Benefit Plan has been established and administered by Sellers in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code and all other Legal Requirements; (ii) with respect to each Buyer Benefit Plan, except as would not reasonably be expected to be material, all reports, returns, notices and other documentation that are required to have been filed with or furnished to the Internal Revenue Service (the “IRS”), the United States Department of Labor (“DOL”) or any other Governmental Authority, or to the participants or beneficiaries of such Buyer Benefit Plan in the past three (3) years have been filed or furnished on a timely basis; (iii) each Buyer Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable opinion or determination letter from the IRS (covering all required Tax laws) to the effect that such Buyer Benefit Plan satisfies the requirements of Section 401(a) of the Code and that its related trust is exempt from taxation under Section 501(a) of the Code and, to Sellers’ Knowledge, there are no facts or circumstances that could reasonably be expected to cause the loss of such qualification or the imposition of any material liability, penalty or tax under ERISA, the Code or any other Legal Requirements; (iv) no Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has been partially or completely terminated; (v) other than routine claims for benefits, no material liens, lawsuits or complaints to or by any person or Governmental Authority have been filed in the past three (3) years against any Buyer Benefit Plan or against Sellers with respect to any Buyer Benefit Plan and, to Sellers’ Knowledge, no such material liens, lawsuits or complaints are contemplated or threatened with respect to any Buyer Benefit Plan; and (vi) there are no corrections, audits or proceedings initiated pursuant to the IRS Employee Plans Compliance Resolution System (currently set forth in Revenue Procedure 2013-12) or similar proceedings pending with the IRS or DOL with respect to any Buyer Benefit Plan or any tax qualified Benefit Plan from which distributions are eligible to be rolled over.

(c)    Within the past three (3) years, there has been no “reportable event” (as defined in Section 4043 of ERISA and the regulations thereunder) with respect to any Title IV Plan set forth in Schedule 5.11(a) that would require the giving of notice to the Pension Benefit Guaranty Corporation (the “PBGC”) under Section 4041(c)(3)(C) or 4063(a) of ERISA.

(d)    Except as set forth in Schedule 5.11(d), (i) no Seller has terminated any Title IV Plan within the last six (6) years or incurred any outstanding liability under Section 4062 of ERISA to the PBGC, or to a trustee appointed under Section 4042 of ERISA; (ii) all premiums due the PBGC with respect to the Title IV Plans set forth in Schedule 5.11(a) have been paid; (iii) no Seller has filed a notice of intent to terminate any Title IV Plan set forth in Schedule 5.11(a) and has not adopted any amendment to treat such Title IV Plan as terminated; (iv) the PBGC has not instituted, or to Sellers’ Knowledge, threatened to institute, proceedings to treat any Title IV Plan set forth in Schedule 5.11(a) as terminated; and (v) no event has occurred or circumstance exists that may constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan set forth in Schedule 5.11(a).

(e)    No Seller or ERISA Affiliate has, within the past six (6) years, withdrawn from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” as defined in Sections 4203 and 4205 of ERISA, respectively, so as to result in an unsatisfied liability, contingent or otherwise (including the obligations pursuant to an agreement entered into in accordance with Section 4204 of ERISA), of such Seller or ERISA Affiliate.

(f)    No Seller or any organization to which such Seller is a successor or parent corporation, within the meaning of Section 4069(b) of ERISA, has engaged in any transaction described in Sections 4069 or 4212(c) of ERISA.

(g)    Neither Sellers nor, to Sellers’ Knowledge, any other “party in interest” or “disqualified person” with respect to any Buyer Benefit Plan has engaged in a non-exempt “prohibited transaction” within the meaning of Section 406 of ERISA or Section 4975 of the Code involving such Buyer Benefit Plan which, individually or in the aggregate, could reasonably be expected to subject Sellers to Liability, tax or penalty imposed by Section 4975 of the Code or Sections 501, 502 or 510 of ERISA. To Sellers’ Knowledge, no fiduciary has incurred any liability for breach of fiduciary duty or any other failure to act or comply with the requirements of ERISA, the Code or any other Legal Requirements in connection with the administration or investment of the assets of any Buyer Benefit Plan.

(h)    Except as would not, individually or in the aggregate, reasonably be expected to result in a material Liability, (i) all liabilities or expenses of Sellers in respect of any Buyer Benefit Plan which are due and payable but have not been paid, have been properly accrued on the applicable Financial Statements; and (ii) all contributions (including all employer contributions and employee salary reduction contributions) or premium payments required to have been made to or in respect of any Buyer Benefit Plan under the terms of such Buyer Benefit Plan or in accordance with Legal Requirements, as of the Execution Date have been timely made or reflected on the applicable Financial Statements.

(i)    Except as set forth in Schedule 5.11(i), Sellers have no obligation to provide or make available post-employment benefits under any Buyer Benefit Plan which is a “welfare plan” (as defined in Section 3(1) of ERISA), except as may be required under COBRA or similar Legal Requirements, and at the sole expense of such individual.

(j)    Except as set forth in Schedule 5.11(j) or expressly provided herein or in the Approved Budget or if the payment thereof is otherwise excused as a result of the

Bankruptcy Case, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in combination with another event) (i) result in any payment becoming due and payable, or increase the amount of any compensation due and payable, to any current or former officer, director, employee, leased employee, consultant or agent (or their respective beneficiaries) of Sellers; (ii) increase any benefits otherwise payable under any Buyer Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any compensation or benefits under any Buyer Benefit Plan.

(k)    To the extent applicable, each Buyer Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code (i) complies and has been operated in all material respects in compliance with the requirements of Section 409A of the Code and the final regulations and official guidance promulgated thereunder, or (ii) is exempt from compliance under the “grandfather” provisions of IRS Notice 2005-1 and applicable regulations and has not been “materially modified” (within the meaning of IRS Notice 2005-1 and Treasury Regulation §1.409A-6(a)(4)) subsequent to October 3, 2004.

(l)    With respect to each Buyer Benefit Plan, except with respect to such Buyer Benefit Plans copies of which have been publicly filed under the Exchange Act, Sellers have made available to Buyer, true, correct (in all material respects) and materially complete copies of, to the extent applicable: (i) all documents constituting such Buyer Benefit Plans and all amendments thereto (or, to the extent no such copies exist or the Buyer Benefit Plan is not in writing, a materially accurate written description); (ii) any related trust agreement or other funding instrument and all other material contracts currently in effect with respect to such Buyer Benefit Plans (including all administrative agreements, group insurance contracts and group annuity contracts); (iii) the most recent IRS determination letter and/or opinion letter for each such Buyer Benefit Plan, if applicable; (iv) the most recent summary plan description, summary of material modifications and any other written communication (or a written description of any material oral communication) by Sellers to Employees within the two (2) years immediately preceding the Execution Date concerning the extent of benefits provided under a Buyer Benefit Plan; (v) to the extent not publicly available, the three most recent (A) Forms 5500 and schedules thereto, and (B) audited financial statements; (vi) for the past three (3) years, all material correspondence with the IRS, the DOL and any other Governmental Authority regarding the operation or the administration of such Buyer Benefit Plans; and (vii) all discrimination tests for the most recent plan year.

(m)    Sellers have no direct or indirect material liability, whether absolute or contingent, under any Buyer Benefit Plan, with respect to any misclassification of any person as an independent contractor rather than as an employee, or with respect to any employee leased from another employer.

(n)    Except in connection with the Bankruptcy Case, Sellers have no plan, contract or commitment, whether legally binding or not, to create any new employee benefit or compensation plans, policies or arrangements for any Buyer Employee or, except as may be required by applicable Legal Requirements, to modify any Buyer Benefit Plan.

5.12    Sellers’ Intellectual Property.

(a)    Schedule 5.12(a) sets forth a true and complete list of all U.S. and foreign (i) issued Patents and pending applications for Patents; (ii) registered Trademarks and pending applications for Trademarks; and (iii) registered Copyrights and pending applications for Copyrights, in each case which are owned by a Seller as of the Execution Date and which are material to the Acquired Assets. Except as set forth on Schedule 5.12(a), Sellers are the sole owners of all of the applications and registrations set forth on Schedule 5.12(a), and all such applications and registrations are in effect and subsisting.

(b)    Except as disclosed on Schedule 5.12(b), and except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, to Sellers’ Knowledge, (i) the conduct of the Business by Sellers as currently conducted (including the products and services currently sold or provided by Sellers) does not infringe or otherwise violate any Person’s intellectual property rights, and no such claims are pending or threatened in writing against Sellers, and (ii) no Person is infringing or otherwise violating any Intellectual Property owned by Sellers, and no such claims are pending or threatened in writing against any Person by Sellers.

(c)    To Sellers’ Knowledge, the Acquired Assets and any rights provided to Buyer pursuant to the Transaction Documents include all material third party intellectual property rights licensed to Sellers that are required to conduct the Business in a substantially similar manner as it is presently being conducted by Sellers, except such intellectual property rights as exist under the Excluded Contracts.

5.13    Contracts. Schedule 5.13(i) sets forth a complete list, as of the date hereof, of all Material Contracts to which any Seller is a party. Each Material Contract is in full force and effect and is a valid and binding obligation of each Seller party thereto in accordance with its terms and conditions, in each case except (x) as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity, (y) as set forth on Schedule 5.13(ii) and (z) as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.13(iii), upon entry of the Sale Order, other than the payment of Cure Costs (i) no Seller will be in breach or default of its obligations under any Material Contract; (ii) no condition exists that with notice or lapse of time or both would constitute a default by any Seller under any Material Contract; and (iii) to Sellers’ Knowledge, no other party to any Material Contract is in breach or default thereunder, except in the case of clauses (i), (ii) and (iii) for any breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.14    Insurance.

Schedule 5.14 sets forth all insurance policies held by Sellers covering the property, assets, Employees and operations of the Business (including policies providing property, casualty, liability and workers’ compensation coverage). Such policies are in full force and effect (subject to periodic renewals thereof). Except as set forth on Schedule 5.14, Sellers have paid all premiums on such policies due and payable prior to the Execution Date, or, if not yet due, have properly accrued for such payables. Since the Petition Date, to Sellers’ Knowledge, Sellers have not done anything by way of action or inaction that invalidates any such policies in whole or in part.

5.15    Brokers or Finders.

Other than the Estate Retained Professional Fees, Sellers have not incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby for which Buyer is or will become liable, and, except as otherwise contemplated hereby with respect to Estate Retained Professional Fees, Sellers shall indemnify and hold harmless Buyer from any claims with respect to any such fees or commissions.

5.16    Affiliate Interests.

Other than any Benefit Plan and travel advances entered into the Ordinary Course of Business, all Contracts between any Seller and any Affiliate of any Seller (but not including another Seller or a Subsidiary of a Seller) are listed on Schedule 5.16. Other than employment arrangements, compensation benefits and travel advances entered into in the Ordinary Course of Business, and other than arrangements or relationships that would not be required to be disclosed in the Company’s SEC filings pursuant to Regulation S-K of the Securities Act, to Sellers’ Knowledge, no such Affiliate of any Seller controls or is a director, officer, employee or partner of, or consultant to, or lender to or borrower from or has the right to participate in the profits of, other than through the ownership of any publicly traded entity, (i) any Person which does business with any Seller or is competitive with the Business in any material respect, or (ii) any material property, asset or right which is used by any Seller. All Indebtedness of any such Affiliate to any Seller, and all Indebtedness of any Seller to any Affiliate of any Seller, is listed on Schedule 5.16.

5.17    Bank Accounts.

Schedule 5.17 sets forth a complete list of all bank accounts (including any deposit accounts, securities accounts and any sub-accounts) of Sellers.

5.18    Undue Influence.

In connection with the operation of the Business, no Seller or, to Sellers’ Knowledge, any director, officer, agent, employee or Affiliate of Sellers, has taken any action, directly or indirectly, with respect to the Business that would result in a violation of the Foreign Corrupt Practices Act of 1977 and the rules and regulations thereunder (the “FCPA”). Sellers, and, to Sellers’ Knowledge, their Affiliates, have conducted the Business in compliance with the FCPA in all material respects and maintain procedures which are reasonably expected to ensure compliance therewith.

5.19    Financial Statements.

Sellers have made available to Buyer the consolidated balance sheets of the Company and its Subsidiaries as of, and consolidated statements of operations, comprehensive income, changes in stockholder’s equity and cash flows for, the fiscal year ended December 31, 2014 (collectively, the “Audited Financial Statements”). The Audited Financial Statements have been prepared in accordance with generally accepted accounting principles (“GAAP”) consistently applied in accordance with the Company’s past practice throughout the periods indicated. Sellers have made available to Buyer unaudited condensed consolidated balance sheets for the Company and its Subsidiaries as of June 30, 2015 and the condensed consolidated statements of operations, stockholder’s equity (deficit) and cash flows for the six-month period ending June 30, 2015 (collectively, the “Unaudited Financial Statements”). The Unaudited Financial Statements have been prepared in accordance with GAAP consistently applied in accordance with Sellers’ past practice except for the absence of footnotes and customary year-end adjustments. The Audited Financial Statements and the Unaudited Financial Statements (together the “Financial Statements”) (i) were prepared based on the books and records of Sellers and (ii) fairly present in all material respects the financial position of Sellers at and as of the dates specified and the results of their operations for the period covered, subject to customary year-end adjustments. The copies of the Financial Statements made available to Buyer are true and complete copies of such Financial Statements.

5.20    Absence of Certain Changes.

(a)    Since the Petition Date through the date hereof, there has not been a Material Adverse Effect.

(b)    Except as set forth on Schedule 5.20(b), or as expressly contemplated by this Agreement, the Approved Budget or the Cash Collateral Orders or any other orders entered in the Bankruptcy Case from and after the Petition Date through the date hereof, Sellers have not:

(i)    except for executory contracts and unexpired leases rejected by Sellers with the prior written consent of Buyer or the Steering Committee, terminated, modified or amended any Available Contract that is a Material Contract other than due to the expiration of the term or automatic renewals, in each case, in accordance with the terms of any such Available Contract that is a Material Contract;

(ii)    purchased or otherwise acquired any material properties or assets (tangible or intangible) or sold, leased, transferred or otherwise disposed of any Acquired Assets, except for purchases of materials and sales of coal, coke and surplus equipment Inventory in the Ordinary Course of Business, (A) permitted, allowed or suffered any of the Acquired Assets to be subjected to any Encumbrance (other than Permitted Encumbrances), or (B) removed any (non-surplus) Equipment or other material assets (other than Inventory) from the Real Property other than in the Ordinary Course of Business; provided, that, any such action with respect to any asset previously identified in the Disclosure Statement as an asset held for sale shall be considered Ordinary Course of Business;

(iii)    suffered any material damage or destruction to or loss of any material assets or properties whether or not covered by insurance;

(iv)    other than the Approved Retention Payments, (A) increased the annual rate of base salary or any target bonus opportunity of any Employee whose annual rate of base salary prior to such increase was in excess of $200,000; (B) paid any bonus, benefit, or other direct or indirect incentive compensation (other than any such payments authorized pursuant to any first or second day orders in the Bankruptcy Case); (C) awarded any equity compensation awards (whether phantom or equity) with respect to the equity of the Company or its Affiliates; (D) modified, amended or terminated any Benefit Plan; (E) entered into any employment, compensation, severance, non-competition, or similar contract (or amended any such contract) to which any Seller is a party; or (F) adopted any new severance pay, termination pay, deferred compensation, bonus, or other employee benefit plan with respect to Employees that would be a Benefit Plan if it existed on the Execution Date (including any employment agreement, severance agreement, change in control agreement, or transaction or retention bonus agreements), except, in the case of each of clauses (A) through (F), (i) to the extent permitted by any order of the Bankruptcy Court or as required by applicable Legal Requirements (including to avoid the imposition of Taxes or to conform to the requirements of Tax qualification); (ii) pursuant to the terms of any Benefit Plan, as in effect on the date hereof; or (iii) for immaterial changes to Benefit Plans available to all employees generally (other than changes that materially increase the amount, or accelerate the timing, of the payment of benefits);

(v)    changed in any material respect Sellers’ accounting methods, principles or practices other than required by changes in GAAP;

(vi)    allowed any material Permit held by any Seller to terminate, expire or lapse; or

(vii)    agreed or committed in writing to do any of the foregoing.

5.21    Seller SEC Documents.

Each Seller has filed or furnished with the SEC all filings it has been required to make since January 1, 2014 (collectively the “Seller SEC Documents”). As of their respective filing dates, the Seller SEC Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as applicable. None of the Seller SEC Documents filed under the Exchange Act as of their filing dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed document with the SEC. None of the Seller SEC Documents filed under the Securities Act contained an untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein in light of the circumstances in which they were made not misleading at the time such Seller SEC Documents became effective under the Securities Act.

5.22    Mining.

(a)    Sellers have, in the amounts and forms required pursuant to applicable Mining and Mining Safety Laws, obtained all performance bonds and surety bonds, or otherwise provided any financial assurance as (i) required under the applicable Mining Permits or Mining and Mining Safety Laws for Reclamation of land, water or other natural resources at any current mines, (ii) required pursuant to any applicable Mining Permit or Mining and Mining Safety Law to mitigate any actual or potential environmental impact of such mines, or (iii) otherwise obtained in the Ordinary Course of Business (collectively, “Mining Financial Assurances”), except for such Mining Financial Assurances that do not exceed $1,000,000 in the aggregate. The Company has posted or otherwise provided all Mining Financial Assurances that have been requested in writing by the applicable Governmental Authorities in respect of any applicable Permits and Legal Requirements having to do with Reclamation in connection with Sellers’ mining operations as currently conducted, subject to the discretion of any applicable Governmental Authority to require additional or supplemental Mining Financial Assurances from time to time.

(b)    All Reclamation performed by or on behalf of any Seller meets in all material respects the requirements of the applicable Mining Permit and any associated mine Reclamation requirements of any applicable Governmental Authority. The liability for mine closing and Reclamation obligations recorded on the most recent balance sheet of Sellers provided to Buyer has been properly accrued in accordance with the requirements of Financial Accounting Standards Board Codification Topic 410, Asset Retirement and Environmental Obligations, formerly known as Financial Accounting Standard No. 143 (“FASB 410”), and the amount of such liability is equal to or in excess of the amount of such obligations, determined on the basis of Sellers’ actual historic Reclamation and closure costs and currently planned mine life and escalated for inflation, in accordance with FASB 410 and applicable Legal Requirements.

5.23    MSHA; OSHA. For the past three (3) years, except as set forth on Schedule 5.23 and except for fully paid, discharged and settled citations and notices of violation issued by MSHA, the Alabama Surface Mining Commission, the West Virginia Office of Miners’ Health, Safety and Training or other Governmental Authority, Sellers have conducted their respective business and operations, and their respective assets have been maintained, in compliance in all material respects with MSHA or OSHA, as applicable. Except as set forth on Schedule 5.23, there are no investigations pending or, to Sellers’ Knowledge, threatened by any Governmental Authority or other third Person that would result in the imposition of any material Liability on any Seller pursuant to MSHA or OSHA. Except as set forth on Schedule 5.23, Sellers do not owe any material assessments, penalties, fines, liens, charges, surcharges, nor are there any other material amounts due or owing pursuant to MSHA or OSHA, and there have been no imminent danger orders, unwarrantable failure orders, failure to abate orders, or cessation orders, notices of a pattern of violations, or material assessments, under MSHA or OSHA during the past three (3) years. Schedule 5.23 sets forth all material reports of any MSHA or OSHA audits with respect to the Business of which Sellers have Knowledge performed within the past three (3) years by any Person (including Sellers). Schedule 5.23 sets forth all orders issued under MSHA or OSHA, together with any appeals thereof, with respect to the Business within the past three (3) years by any Governmental Authority. Sellers have made available to Buyer copies of all orders and reports under MSHA or OSHA within their possession, together with the minutes of all joint health and safety committee meetings within their possession, with respect to Sellers for the past three (3) years.

5.24    Coal Act; Black Lung Act.

(a)    Sellers and their “related persons” (as defined in the Coal Act) are in compliance in all material respects with the Coal Act and any regulations promulgated thereunder, except which compliance is being contested in good faith by appropriate proceedings diligently conducted or excused by the Bankruptcy Court or the Bankruptcy Code, and none of Sellers or their “related persons” (as defined in the Coal Act) has any liability under the Coal Act, except as disclosed in the Financial Statements or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or with respect to premiums or other material payments required thereunder which have been paid when due, or which liability is being contested in good faith by appropriate proceedings diligently conducted or the current payment of which is excused by the Bankruptcy Court or the Bankruptcy Code.

(b)    Sellers are in compliance in all material respects with the Black Lung Act, except which compliance is being contested in good faith by appropriate proceedings diligently conducted or excused by the Bankruptcy Court or the Bankruptcy Code, and Sellers have not incurred any Black Lung Liability or assumed any other Black Lung Liability, except as disclosed in the Financial Statements or which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or with respect to premiums, contributions or other material payments required thereunder which have been paid when due or which Black Lung Liability is being contested in good faith by appropriate proceedings diligently conducted or the current payment of which is excused by the Bankruptcy Court or the Bankruptcy Code.

5.25    Warranties Exclusive.

EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 5 (AS MODIFIED BY THE DISCLOSURE SCHEDULES) OR IN THE BILL OF SALE AND THE ASSUMPTION AGREEMENT, SELLERS MAKE NO REPRESENTATION OR WARRANTY, STATUTORY, EXPRESS OR IMPLIED, WRITTEN OR ORAL, AT LAW OR IN EQUITY, IN RESPECT OF ANY OF THEIR ASSETS (INCLUDING THE ACQUIRED ASSETS), LIABILITIES (INCLUDING THE ASSUMED LIABILITIES) OR THE BUSINESS, INCLUDING, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR NON-INFRINGEMENT, AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED AND NONE SHALL BE IMPLIED AT LAW OR IN EQUITY. NEITHER SELLERS NOR ANY OTHER PERSON, DIRECTLY OR INDIRECTLY, HAS MADE OR IS MAKING, ANY REPRESENTATION OR WARRANTY, WHETHER WRITTEN OR ORAL, REGARDING THE PRO-FORMA FINANCIAL INFORMATION, FINANCIAL PROJECTIONS OR OTHER FORWARD-LOOKING STATEMENTS OF SELLERS.

ARTICLE 6

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as follows:

6.1    Organization and Good Standing.

Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the requisite power and authority to own or lease and to operate and use its properties and to carry on its business as now conducted.

6.2    Authority; Validity; Consents.

Buyer has the requisite power and authority necessary to enter into and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and the consummation by Buyer of the transactions contemplated herein and therein have been duly and validly authorized by all requisite limited liability company or corporate actions in respect thereof. This Agreement has been duly and validly executed and delivered by Buyer and each other Transaction Document to which Buyer is a Party will be duly and validly executed and delivered by Buyer, as applicable, at the Closing. This Agreement and the other Transaction Documents to which Buyer is a party constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with their respective terms, except in each case as such enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or general principles of equity. Except as required to comply with the HSR Act or as set forth on Schedule 6.2, Buyer is not or will be required to give any notice to, make any registration, declaration or filing with or obtain any consent, waiver or approval from any Person in connection with the execution and delivery of this Agreement and the other Transaction Documents to which it is a Party or the consummation or performance of any of the transactions contemplated hereby or thereby, except for such notices, registrations, declarations or filings and consents, the failure of which to provide, make or obtain, would not, individually or in the aggregate, materially affect Buyer’s ability to perform its obligations under this Agreement or any other Transaction Documents or to consummate the transactions contemplated hereby or thereby.

6.3    No Conflict.

Neither the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party nor the consummation of the transactions contemplated hereby or thereby nor compliance by it with any of the provisions hereof or thereof (a) conflict with or result in a violation of (i) any provision of the organizational documents of Buyer or (ii) any judgment, order, writ, injunction, decree, statute, law, ordinance, rule or regulation in any material respect binding upon Buyer or (b) violate, conflict with, or result in a breach of any of the terms of, or constitute a default under, or give rise to any right of termination, modification, cancellation or acceleration under (i) any note, bond, mortgage, indenture, deed of trust, contract, commitment, arrangement, license, agreement, lease or other instrument or obligation to which Buyer is a party or by which Buyer may be bound or to which any of Buyer’s assets may be subject or affected in any material respect and that, in each case, is material to the business of Buyer, or (ii) any material license, permit, authorization, consent, order or approval of, or registration, declaration or filings with, any Governmental Authority.

6.4    Brokers or Finders.

Neither Buyer nor any Person acting on behalf of Buyer has paid or become obligated to pay any fee or commission to any broker, finder, investment banker, agent or intermediary for or on account of the transactions contemplated by this Agreement for which any Seller is or will become liable, and Buyer shall hold harmless and indemnify Sellers from any claims with respect to any such fees or commissions.

6.5    Legal Proceedings.

There is no Proceeding or Order pending against, or to Buyer’s Knowledge, threatened against or affecting, Buyer before any arbitrator or any Governmental Authority which in any manner challenges or seeks to prevent, enjoin, alter or materially delay the transactions contemplated by this Agreement and the other Transaction Documents or which would or would reasonably be expected to impair Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

6.6    Financing.

Buyer shall, on the Execution Date and at the Closing, have the ability to make the Credit Bid and Release and, at the Closing, shall have sufficient available funds to permit Buyer to pay the Cash Consideration and all other amounts to be paid or repaid by Buyer under the Transaction Documents to the extent payable on or about the Closing Date, including amounts to be paid for the Cure Costs and including all requisite financial assurances to be provided by Buyer pursuant to Section 7.9.

6.7    Qualification.

(a)    To Buyer’s Knowledge, there exist no facts or circumstances that would cause, or be reasonably expected to cause, Buyer and/or its Affiliates not to qualify as “good faith” purchasers under Section 363(m) of the Bankruptcy Code.

(b)    As of the Closing, Buyer and/or each relevant Buyer Designee, as applicable, will be capable of satisfying the conditions contained in Sections 365(b)(1)(C) and 365(f)(2)(B) of the Bankruptcy Code with respect to the Assumed Contracts.

(c)    As of the Closing, Buyer and/or each relevant Buyer Designee, as applicable, will be capable of taking transfer of, or obtaining replacement or overlapping permits for, the Closing Required Permits held by Sellers and, to Buyer’s Knowledge, as of the date hereof and as of the Closing, there exists no reason why approval for any application for any Mining Permit or other Governmental Authorization should be denied, other than any denial for violations that may reasonably be expected to be cured by the time of such transfer or obtaining of Permits as contemplated by Section 7.9 and Section 7.10, and no Buyer, relevant Buyer Designee, or any officer or director thereof, as applicable, is or will be “permit blocked” on the Applicant Violator System by any Governmental Authority.

6.8    No Other Representations or Warranties; Condition of the Business; Buyer’s Reliance.

Buyer acknowledges that neither Sellers nor any other Person is making, and Buyer is not relying on, any representations or warranties whatsoever, statutory, expressed or implied, written or oral, at law or in equity, beyond those expressly made by Sellers in Article 5 hereof (as modified by the Disclosure Schedules). Buyer acknowledges that, except as expressly set forth in Article 5 (as modified by the Disclosure Schedules), neither Sellers nor any other Person has, directly or indirectly, made any representation or warranty, statutory, expressed or implied, written or oral, at law or in equity, as to the accuracy or completeness of any information that Sellers furnished or made available to Buyer and its Representatives in respect of the Business, and Sellers’ operations, assets, stock, Liabilities, condition (financial or otherwise) or prospects. Buyer acknowledges that neither Sellers nor any other Person, directly or indirectly, has made, and Buyer has not relied on, any representation or warranty, whether written or oral, regarding the pro-forma financial information, financial projections or other forward-looking statements of Sellers, and Buyer will make no claim with respect thereto. Buyer acknowledges that the Acquired Assets are being transferred on an “AS IS, WHERE IS” basis.

6.9    Information.

Buyer has conducted such investigations of the Company and its Subsidiaries as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the other Transaction Documents to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby. Buyer acknowledges that it and its Representatives have been permitted full and complete access to the books and records, facilities, equipment, Tax Returns, Contracts, insurance policies (or summaries thereof) and other properties and assets of Sellers, that it and its Representatives have desired or requested to see or review, and that it and its Representatives have had a full opportunity to meet with the officers and employees of Sellers to discuss the Business. Neither Sellers nor any other Person (including any officer, director, member or partner of Sellers or any of their Affiliates) shall have or be subject to any liability to Buyer, or any other Person, resulting from Buyer’s use of any information, documents or material made available to Buyer in any “data rooms,” management presentations, due diligence or in any other form in expectation of the transactions contemplated hereby or by the other Transaction Documents.

ARTICLE 7

ACTIONS PRIOR TO THE CLOSING DATE

7.1    Access and Reports; Confidentiality.

(a)    From and after the Execution Date through and including the Closing Date or the earlier termination of this Agreement in accordance with the provisions of

Article 11, Sellers shall (i) afford Buyer and its Representatives reasonable access, upon reasonable notice, to its personnel, properties, books, Permits, Contracts and records, and furnish promptly to Buyer all reasonable information concerning the Acquired Assets, the Business, properties, any Benefit Plans and personnel as may be reasonably requested; (ii) furnish to Buyer such financial and operating data and other information relating to Sellers, the Business and the Acquired Assets as may be reasonably requested; (iii) permit Buyer, to make such reasonable inspections and, at Buyer’s sole cost and expense, copies thereof as Buyer may require; and (iv) instruct the executive officers and senior business managers, counsel, auditors and financing advisors of Sellers to reasonably cooperate with Buyer and its Representatives regarding the same; provided, that any such access shall be conducted consistent with and not in violation of the Bidding Procedures Order and in a manner not to unreasonably interfere with the Business. All requests for information made pursuant to this Section 7.1 shall be directed to Adam Schlesinger, PJT Partners LP, 280 Park Avenue, 16th Floor, New York, NY 10017 or other person as designated by such person or Sellers. Notwithstanding the foregoing, Buyer and its Representatives shall not (A) have access to personnel records of Sellers relating to individual performance or evaluation records, medical histories or other information which in Sellers’ good faith opinion is sensitive or the disclosure of which could subject a Seller to risk of liability and (B) have any right to perform or conduct, or cause to be performed or conducted, any environmental sampling or testing at, in, on or underneath any of Sellers’ properties without written consent from the Company. No investigation pursuant to this Section 7.1 or by Buyer or its Representatives at any time prior to or following the date hereof shall affect or be deemed to modify any representation or warranty made by Sellers herein.

(b)    Notwithstanding the foregoing but subject in all respects to the Bidding Procedures Order, this Section 7.1 shall not require Sellers to permit any access to, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Legal Requirement or any Contract to which the Company or any Seller is a party or cause any privilege (including attorney-client privilege) or work product protection that Sellers would be entitled to assert to be waived or (ii) if the Company or any Seller, on the one hand, and Buyer or any of its Affiliates, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided, that, in the case of clause (i), the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Legal Requirement or Contract or be reasonably likely to cause such privilege or work product protection to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Buyer could be provided access to such information.

(c)    Buyer shall, and shall use its best efforts to cause its Affiliates and Representatives to, hold all confidential documents and information concerning the Business furnished to Buyer or its Affiliates in connection with the transactions contemplated by this Agreement and the other Transaction Documents in accordance with the provisions of the confidentiality agreement attached to the Bidding Procedures Order which Buyer shall execute in accordance with the Bidding Procedures Order.

7.2    Operations Prior to the Closing Date.

Sellers covenant and agree that, except (v) as expressly contemplated by this Agreement, (w) as disclosed in Schedule 7.2, (x) with the prior written consent of Buyer (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as otherwise required by Legal Requirements or (z) to the extent not inconsistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any orders entered by the Bankruptcy Court in the Bankruptcy Case, or as permitted under the Cash Collateral Orders, after the Execution Date and prior to the Closing Date:

(a)    Sellers shall:

(i)    carry on the Business in the Ordinary Course of Business and use commercially reasonable efforts to maintain, preserve and protect the Acquired Assets in the condition in which they exist on the date hereof, except for ordinary wear and tear and except for replacements, modifications or maintenance in the Ordinary Course of Business;

(ii)    maintain their books, accounts and records in the Ordinary Course of Business;

(iii)    use commercially reasonable efforts to pay all post-petition Trade Payables and collect all Accounts Receivable after the Petition Date (subject to the Budget Covenant (as defined in the Cash Collateral Orders));

(iv)    use commercially reasonable efforts to (A) retain the services of its current executive officers (or their successors) who are in good standing and who are necessary to conduct the Business as it is currently being conducted in all material respects and (B) maintain their relationships with and preserve for the Business the goodwill of their key suppliers and customers in all material respects (it being understood that no increases to any payments or compensation, including any incentive, retention or similar compensation, shall be required in respect of either clause (A) or (B) hereof or other expenditures of funds (other than pursuant to the existing terms of any Contracts) or modification of Contract terms);

(v)     (A) comply in all material respects with all Legal Requirements applicable to them or having jurisdiction over the Business or any Acquired Asset, (B) comply in all material respects with contractual obligations applicable to or binding upon them pursuant to any Material Contracts (other than those obligations the compliance with which is excused during the Bankruptcy Case), and (C) maintain in full force and effect all material Permits and comply with the terms of each such Permit (but only to the extent such Permits are necessary for the Business and the Acquired Assets in the Ordinary Course of Business);

(vi)    cause any of their current property insurance policies with respect to the Business or any of the other Acquired Assets not to be canceled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination, cancellation or lapse, replacement, policies providing coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies are in full force and effect, to the extent such coverage is reasonably available;

(vii)    maintain each Buyer Benefit Plan in accordance with their terms and Legal Requirements;

(viii)    maintain, preserve and protect in full force and effect the existence of all material Intellectual Property owned by Sellers and included in the Acquired Assets, except for abandonment of Intellectual Property that is de minimis to the Business in Sellers’ reasonable business judgment; and

(ix)    use commercially reasonable efforts not to take or agree to or commit to assist any other Person in taking any action (i) that would reasonably be expected to result in a failure of any of the conditions to the Closing or (ii) that would reasonably be expected to impair the ability of Sellers or Buyer to consummate the Closing in accordance with the terms hereof or to materially delay such consummation.

(b)    Sellers shall not:

(i)    take any action enumerated in Section 5.20(b), except as set forth on Schedule 5.20(b);

(ii)    assume, reject or assign any Material Contract, other than pursuant to Section 2.5;

(iii)    enter into or renew any Material Contract (other than automatic renewals of Material Contracts in the Ordinary Course of Business in accordance with the terms thereof as in effect on the Execution Date) without the consent of Buyer; or

(iv)    other than the Approved Retention Payments, (A) hire any Employees having annual base or guaranteed compensation in excess of $200,000; (B) increase the annual rate of base salary or any target bonus opportunity of any Employee whose annual rate of base salary prior to such increase was in excess of $200,000; (C) pay or award any bonus, benefit, or other direct or indirect incentive compensation (other than any such payments authorized pursuant to any first or second day orders in the Bankruptcy Case); (D) award any equity compensation awards (whether phantom or equity) with respect to the equity of the Company or its Affiliates; (E) modify, amend or terminate any Benefit Plan; (F) enter into any employment, compensation, severance, non-competition, or similar contract (or amended any such contract) to which any Seller is a party; or (G) adopt any new severance pay, termination pay, deferred compensation, bonus, or other employee benefit plan with respect to Employees that would be a Benefit Plan if it existed on the Execution Date (including any employment agreement, severance agreement, change in control agreement, or transaction or retention bonus agreements), except, in the case of each of clauses (A) through (G), (i) to the extent permitted by any order of the Bankruptcy Court or as required by applicable Legal Requirements (including to avoid the imposition of Taxes or to conform to the requirements of Tax qualification); (ii) pursuant to the terms of any Benefit Plan, as in effect on the date hereof; or (iii) for immaterial changes to Benefit Plans available to all employees generally (other than changes that materially increase the amount, or accelerate the timing, of the payment of benefits).

7.3    Regulatory Matters; Cooperation.

(a)    Subject to Section 7.3(c), as soon as reasonably practicable following entry of the Bidding Procedures Order but in any event on or before January 12, 2016 (or such later date as agreed in writing by all of the Parties hereto), Sellers, on the one hand, and Buyer, on the other hand, shall each prepare and file, or cause to be prepared and filed, any notifications required to be filed under the HSR Act with the United States Federal Trade Commission and the Antitrust Division of the United States Department of Justice, and request early termination of the waiting period under the HSR Act. Buyer, on the one hand, and Sellers, on the other hand, shall promptly respond to any requests for additional information or documentary materials in connection with such filings and shall take all other actions necessary to cause the waiting periods under the HSR Act to terminate or expire at the earliest practicable date after the date of filing. Buyer shall be responsible for payment of the applicable filing fee under the HSR Act, and each Party shall be responsible for any other payment of its own respective costs and expenses incurred by such Party (including attorneys’ fees and other legal fees and expenses) associated with the preparation of its portion of any antitrust filings.

(b)    Sellers, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to obtain (and Buyer shall cause its Subsidiaries to use commercially reasonable efforts to obtain), at the earliest practicable date, all necessary Governmental Authorizations and all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Authorities, if any) and take all reasonable steps as may be necessary to avoid any Proceeding by any Governmental Authority. In addition to such actions and the actions to be taken under Section 7.3(a), Sellers, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to take (and Buyer shall cause its Subsidiaries to use commercially reasonable efforts to take), or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including using commercially reasonable efforts to accomplish the following: (i) taking all reasonable acts necessary to cause the conditions precedent set forth in Article 9 and Article 10 to be satisfied; (ii) defending of any Proceedings challenging this Agreement or the consummation of the transaction contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed; (iii) taking all reasonable acts necessary in connection with meeting with any Governmental Authority regarding the transferring of the Permits held by Sellers; and (iv) executing and delivering any additional instruments necessary to consummate the transactions contemplated hereby and to fully carry out the purposes of this Agreement.

(c)    Sellers, on the one hand, and Buyer, on the other hand, shall, (i) promptly inform each other of any communication from any Governmental Authority concerning this Agreement, the transactions contemplated hereby, and any filing, notification or request for approval and (ii) permit the other to review in advance any proposed written or material oral communication or information submitted to any such Governmental Authority in response thereto. In addition, none of Parties shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the transactions contemplated hereby, unless such Party consults with the other Parties in advance and, to the extent permitted by any such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the maximum extent practicable. Subject to restrictions under any Legal Requirements, Buyer, on the one hand, and Sellers, on the other hand, shall furnish the other with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and the Governmental Authority or members of its staff on the other hand, with respect to this Agreement, the transactions contemplated hereby (excluding documents and communications which are subject to preexisting confidentiality agreements or to the attorney-client privilege or work product doctrine or which refer to valuation of the Business) or any such filing, notification or request for approval. Each Party shall also furnish the other Party with such necessary information and assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registration or submissions of information to the Governmental Authority in connection with this Agreement, the transactions contemplated hereby and any such filing, notification or request for approval.

(d)    Subject to the terms and conditions of this Agreement, Buyer shall, and shall cause its Subsidiaries to, take any and all steps reasonably necessary to avoid or eliminate impediments under any Antitrust Law that may be asserted by any Governmental Authority with respect to the transactions contemplated hereby so as to enable the Closing to occur as soon as reasonably possible, including, proposing, negotiating, committing to and effecting, by consent decree or otherwise, the sale, divestiture or disposition of such assets or businesses of Buyer or any of its Subsidiaries as may be required in order to avoid the entry, or to effect the dissolution, of any injunction, temporary restraining order or other order in any suit or proceeding, which would otherwise have the effect of preventing, delaying or restricting the consummation of the transactions contemplated by this Agreement; provided, that (i) Sellers shall not take any such action without the prior written consent of Buyer and (ii) Buyer shall not be obligated to take any such action if such action would have a Material Adverse Effect on the Business or the Acquired Assets, taken as a whole.

7.4    Tax Cooperation.

Sellers and Buyer agree that for U.S. federal income tax purposes, the transactions contemplated by this Agreement shall be treated as one or more tax-free reorganizations as contemplated by Section 368(a) of the Code.

7.5    Bankruptcy Court Matters.

(a)    Sale Motion. In connection with the transactions contemplated by this Agreement, Sellers shall have filed with the Bankruptcy Court on or within three (3) Business Days of the Execution Date (or such later date as agreed in writing by all of the Parties hereto), the proposed Sale Motion, including a proposed form of the Bidding Procedures Order and appropriate supporting declarations, in each case, in form and substance acceptable to Sellers and Buyer. Sellers shall affix a true and complete copy of this Agreement (without Disclosure Schedules) to the Sale Motion filed with the Bankruptcy Court.

(b)    Bankruptcy Procedures Hearing and Bidding Procedures Order. On or prior to November 25, 2015 (or such later date as agreed in writing by all of the Parties hereto), the Bankruptcy Court shall have (i) held a hearing to consider approval of the Bidding Procedures and (ii) entered the Bidding Procedures Order in form and substance acceptable to Sellers and Buyer.

(c)    Qualified Bids. Pursuant to the Bidding Procedures Order, any and all Qualified Bids shall have been submitted on or prior to January 5, 2016 (or such later date as agreed in writing by all of the Parties hereto) (the “Bid Deadline”). If any Qualified Bid is submitted prior to the Bid Deadline, Sellers shall have commenced the auction contemplated by the Bidding Procedures on or prior to January 7, 2016 (or such later date as agreed in writing by all of the Parties hereto).

(d)    Sale Order. On or prior to January 12, 2016 (or such later date as agreed in writing by all of the Parties hereto), the Bankruptcy Court shall have entered the Sale Order, which shall be in form and substance acceptable to Sellers and Buyer (solely to the extent Buyer is the Successful Bidder or the Backup Bidder).

(e)    Contracts. Sellers shall serve on all non-debtor counterparties to all of their Available Contracts a Cure Notice stating that Sellers are or may be seeking the assumption and assignment of such Available Contracts and shall notify such non-debtor counterparties of the deadline for objecting to the Cure Costs, if any, which deadline shall not be later than December 17, 2015 or as otherwise provided in the Bidding Procedures Order.

(f)    Bankruptcy Filings. From and after the Execution Date and until the Closing Date, Sellers shall deliver to Buyer, at least two (2) Business Days in advance of Sellers’ filing or submission thereof, drafts of any and all material pleadings, motions, notices, statements, schedules, applications, reports and other papers to be filed or submitted in connection with this Agreement for Buyer’s prior review and comment by Sellers, and such filings shall be acceptable to Buyer in its reasonable discretion to the extent they relate to the Acquired Assets, any Assumed Liabilities or any of Buyer’s obligations hereunder. Sellers agree to diligently prosecute the entry of the Bidding Procedures Order and the Sale Order as provided herein. In the event the entry of the Bidding Procedures Order or the Sale Order shall be appealed, Sellers and Buyer shall use their reasonable efforts to defend such appeal. Sellers shall comply with all notice requirements (i) of the Bidding Procedures Order or (ii) imposed by the Sale Order, in each case, in connection with any pleading, notice or motion to be filed in connection herewith.

7.6    Expense Reimbursement.

Notwithstanding anything in this Agreement to the contrary, from and after entry of the Bidding Procedures Order, Sellers agree to pay to Buyer the Expense Reimbursement (less any amount of the Expense Reimbursement to the extent already paid in respect of the Blue Creek Assets pursuant to Section 7.8(b)(ii)) in the event this Agreement is terminated if and to the extent provided in Section 11.2. The Parties acknowledge and agree that the terms and conditions set forth in Section 11.2 with respect to the payment of the Expense Reimbursement shall become operative only if and to the extent that the Bankruptcy Court enters the Bidding Procedures Order.

7.7    Update of Disclosure Schedules; Notice of Developments.

(a)    Seller Supplements and Amendments. From the Execution Date until the Closing Date, Sellers shall as promptly as reasonably practicable deliver any new schedules or supplement or amend the Disclosure Schedules with respect to any matter that, if existing, occurring or known at the Execution Date, would have been required to be set forth or described in the Disclosure Schedules. Any such supplement or amendment shall be deemed to modify the Disclosure Schedules for purposes of this Agreement except to the extent the matters set forth in such supplement or amendment are material to the Acquired Assets or the Business. Notwithstanding anything in this Section 7.7 to the contrary, in no event will Sellers be permitted to supplement or amend any Disclosure Schedules other than Disclosure Schedules required under Article 5 without the prior written consent of Buyer and any such supplements or amendments will not be deemed to modify any Schedules other than the Disclosure Schedules required under Article 5.

(b)    Notice of Developments. Sellers shall promptly notify Buyer of, and furnish Buyer any information it may reasonably request with respect to, any event that would reasonably be expected to cause any of the conditions set forth in Article 9 not to be fulfilled by the Outside Date.

(c)    Schedule 2.3(m). Schedule 2.3(m) shall be amended at any time before or after Closing pursuant to and in accordance with Section 2.3(m).

(d)    Buyer may supplement or amend Schedule 2.1(l) at any time in its sole discretion (except that no Avoidance Actions shall be added to Schedule 2.1(l) at any time).

7.8    Certain Excluded Assets.

(a)    From and after the date hereof until one (1) Business Day prior to the Bid Deadline, upon prior written notice to Sellers, Buyer shall have the right to amend Schedule 2.2(a) to designate the Walter Coke Assets to be an Excluded Asset (the “Walter Coke Election”). Whether or not the Walter Coke Election or the Pre-Closing Walter Coke Election is made, if there is a Successful Bidder (other than the Buyer or a Buyer Designee) for the Walter Coke Assets and such sale closes, the Credit Bid and Release shall be reduced by $100,000,000. In the event that the Walter Coke Election is made and there is no Successful Bidder for the Walter Coke Assets or the sale of the Walter Coke Assets to a Successful Bidder or Backup Bidder (if any) for the Walter Coke Assets does not close: (1) the Credit Bid and Release shall be reduced by $100,000,000, and Buyer shall credit bid for the Walter Coke Working Capital Assets in an amount equal to $22,000,000; (2) at the Closing, or as soon thereafter as is practicable, the Walter Coke Working Capital Assets shall be transferred by Buyer free and clear of all Liens and Encumbrances to the Walter Coke Trust; (3) the Walter Coke Working Capital Assets shall be liquidated by the trustee of the Walter Coke Trust and the proceeds of the Walter Coke Working Capital Assets net of liquidation costs shall be deposited in the Walter Coke Trust as provided in the applicable trust agreement; and (4) the Credit Agreement Agent and the Indenture Trustee shall be directed to release their respective Liens on the remaining Walter Coke Assets. The funds in the Walter Coke Trust will be used by the trustee of the Walter Coke Trust to fund the fees and expenses of the trustee of the Walter Coke Trust, the fees of a Chapter 7 trustee if one is appointed for Walter Coke, payment of professional fees for any professionals retained by such Chapter 7 trustee, payment to employees for services rendered in connection with the liquidation of the Walter Coke Assets, any accrued and unpaid payroll and benefits incurred by Walter Coke prior to conversion to Chapter 7 under the Bankruptcy Code, environmental remediation costs for the Walter Coke Assets, and plant decommissioning costs for the Walter Coke Assets, including any necessary technical professional services in connection therewith. No dollar amounts set forth in this Section 7.8(a) shall be construed as a minimum amount required to be bid by a Qualified Bidder (as defined in the Bidding Procedures) for all or any part of the Walter Coke Assets; it being acknowledged and agreed by the parties hereto, that, any minimum bid requirements shall be as provided in the Bidding Procedures. If a Walter Coke Election is made and there is no Successful Bidder for the Walter Coke Assets or the sale of the Walter Coke Assets to a Successful Bidder or Backup Bidder (if any) for the Walter Coke Assets does not close, at the Closing, or as soon thereafter as is practicable, Buyer shall provide, if requested by the Trustee of the Walter Coke Trust, the Walter Coke Trust with a short term (sixty (60) to ninety (90) day) loan of up to $5,500,000, which loan shall bear interest at an annual rate not to exceed LIBOR plus 3.00%, and which loan shall be secured by the Walter Coke Working Capital Assets and shall be repaid by the trustee of the Walter Coke Trust from the proceeds of such collateral ahead of any and all other expenses, debts or other liabilities or obligations of the Walter Coke Trust (the “WC Loan”). The Walter Coke Trust may disburse the proceeds from such loan based on a budget prepared by the Sellers’ estates or the trustee of the Walter Coke Trust, subject to Buyer’s reasonable approval.

(b)

(i)    From and after the date hereof until the Closing Date, upon prior written notice to Sellers, Buyer shall have the right to amend Schedule 2.2(a) to designate one or more of the Miscellaneous Real Property Assets to be an Excluded Asset.

(ii)    If the Blue Creek Assets are sold to a Successful Bidder (other than Buyer or a Buyer Designee) pursuant to the Bidding Procedures, (A) the Credit Bid and Release shall be reduced by $50,000,000 and (B) notwithstanding anything in this Agreement to the contrary (but without limiting Buyer’s rights and remedies under Section 11.2), Sellers shall promptly pay to Buyer in cash an amount equal to (x) the fees and expenses incurred by the Buyer, the Steering Committee, the Credit Agreement Agent and the Indenture Trustee, including reasonable attorney fees, (that are not otherwise paid by the Sellers under the Cash Collateral Orders) with regard to the Blue Creek Assets in an aggregate amount up to $250,000, plus (y) a break-up fee payable to Buyer equal to $1,500,000 (the amounts payable under the preceding clauses (x) and (y) are collectively referred to herein as the “Blue Creek Bid Protections”), by wire transfer of immediately available funds immediately upon the closing of such sale of the Blue Creek Assets.

(c)    Notwithstanding anything in this Agreement to the contrary, effective automatically upon (i) the Walter Coke Election (or the sale of the Walter Coke Assets to a Successful Bidder other than the Buyer or a Buyer Designee), (ii) the designation of any Miscellaneous Real Property Assets as “Excluded Assets” or if any Miscellaneous Real Property Assets are sold to a Successful Bidder (other than the Buyer or a Buyer Designee), or (iii) the sale of the Blue Creek Assets to a Successful Bidder other than Buyer or a Buyer Designee, in each case, pursuant to the Bidding Procedures, (1) any “Acquired Assets” to the extent relating to the Walter Coke Assets, such Miscellaneous Real Property Assets or Blue Creek Assets, as applicable, shall no longer constitute “Acquired Assets” and shall instead constitute “Excluded Assets” for all purposes hereunder (including for purposes of the representations and warranties set forth in Article 5 and the conditions to Closing set forth in Article 9 and Article 10) to the extent relating to the Walter Coke Assets, such Miscellaneous Real Property Assets or Blue Creek Assets, as applicable, and (2) any “Assumed Liabilities” to the extent relating to the Walter Coke Assets, Miscellaneous Real Property Assets or Blue Creek Assets, as applicable, shall no longer constitute “Assumed Liabilities” and shall instead constitute “Excluded Liabilities” for all purposes hereunder to the extent relating to the Walter Coke Assets, Miscellaneous Real Property Assets or Blue Creek Assets, as applicable (including for purposes of Article 4, Article 7, Article 9 and Article 10), and shall be rendered inapplicable and inoperative to the extent that such provisions relate to “Excluded Assets” or “Excluded Liabilities” after giving effect to clauses (i) and (ii) of this Section 7.8(c), including the Walter Coke Assets, such Miscellaneous Real Property Assets or Blue Creek Assets, as the case may be. Notwithstanding the foregoing, (x) the Acquired Assets set forth in Section 2.1(m), (n) or (p) shall not constitute “Excluded Assets” as a result of the Walter Coke Assets, such Miscellaneous Real Property Assets or Blue Creek Assets being designated “Excluded Assets” and (y) the Walter Coke Working Capital Assets shall not constitute “Excluded Assets” as a result of the Walter Coke Assets being designated “Excluded Assets”, other than on account of the sale of the Walter Coke Assets to a Successful Bidder other than the Buyer or a Buyer Designee.

(d)    To the extent that there is no Successful Bidder for any of the Non-Core Assets (excluding the Walter Coke Assets and the Blue Creek Assets) or the sale of the Non-Core Assets (excluding the Walter Coke Assets and the Blue Creek Assets) to a Successful Bidder or Backup Bidder (if any) for such Non-Core Assets does not close, (1) Buyer shall credit bid for the Acquired Non-Core Assets and the Credit Bid and Release shall be increased by $49,000,000; provided, that such amount may be allocated among the Non-Core Assets (excluding the Walter Coke Assets and the Blue Creek Assets) by Buyer or Buyer Designee within forty five (45) days after the Execution Date but in no event later than five (5) Business Days prior to the Bid Deadline in Buyer’s sole discretion, (2) at the Closing, such Acquired Non-Core Assets shall be transferred to the Buyer free and clear of all Liens and Encumbrances other than Permitted Encumbrances; and (3) the Credit Agreement Agent and the Indenture Trustee shall be directed to release their respective Liens on such Non-Core Assets (other than Liens on the Acquired Non-Core Assets, the Walter Coke Assets and the Blue Creek Assets, the release of which is provided for in Section 8.10). For the avoidance of doubt, if there is no Successful Bidder (other than Buyer or a Buyer Designee) for the Blue Creek Assets or the sale of the Blue Creek Assets to a Successful Bidder or Backup Bidder (if any) for the Blue Creek Assets does not close, the Blue Creek Assets shall constitute “Acquired Assets” for all purposes under this Agreement.

(e)    The Wind Down Trust will be used to fund the fees and expenses of the trustee of the Wind Down Trust, the fees of a Chapter 7 trustee if one is appointed, payment of professional fees for any professionals engaged in the wind down of the Sellers’ estates or retained by a Chapter 7 trustee, payment to employees for services rendered in connection with the liquidation or wind down, any necessary technical professional services in connection with the wind down of the Non-Core Assets (excluding the Walter Coke Assets and the Blue Creek Assets) including, for the avoidance of doubt, technical professional services relating to remediation and Reclamation of such assets, and any accrued and unpaid payroll and benefits incurred and any other costs or expenses contemplated by the Wind Down Trust or Wind Down Trust agreement prior to conversion to Chapter 7 under the Bankruptcy Code. Any funds remaining in the Wind Down Trust after payment of the expenses described in this Section 7.8(e) shall be transferred to Buyer.

(f)    If (x) the Walter Coke Election is not made, (y) there is no Successful Bidder (other than the Buyer or a Buyer Designee) for the Walter Coke Assets or the sale of the Walter Coke Assets to a Successful Bidder or Backup Bidder (if any) for the Walter Coke Assets does not close and (z) the condition to Closing set forth in Section 9.9(b) has not been satisfied, then on the date that is two weeks prior to the projected Closing Date (which shall be agreed upon in advance by the Parties), Buyer shall elect to either (1) designate the Walter Coke Assets to be an Excluded Asset, (a “Pre-Closing Walter Coke Election”) or (2) waive the condition to Closing set forth in Section 9.9(b). If a Pre-Closing Walter Coke Election occurs, Sections 7.8(a) and (c) shall apply as if a Walter Coke Election had occurred.

7.9    Surety Bonds; Permits

(a)    Business and Acquired Assets in Alabama.

(i)    Promptly, but in no event later than ten (10) Business Days following the Execution Date, Sellers shall make available to Buyer a true and complete list of (A) all Permits held by Sellers or any of their Affiliates in the operation of the Business and Acquired Assets in the State of Alabama, together with a description of the permitted property, facility or operation, together with a true and complete list of all pending applications for additional Permits, renewals of existing Permits, or amendments to existing Permits held by Sellers, which have been submitted to any Governmental Authority or other entity by any Seller or any of its Subsidiaries applicable to the operation of the Business and Acquired Assets in Alabama and (B) the applicable surety bonds (or other financial assurances) and the amount of the surety bonds (or other financial assurances) under such Permits, in each case, as amended, supplemented and modified through the Execution Date. Sellers shall as promptly as practicable deliver to Buyer any updates, modifications or corrections to the foregoing information.

(ii)    As promptly as reasonably practicable after the Execution Date:

(1)    Buyer shall file an application with the Alabama Surface Mining Commission for a license to engage in coal mining operations in the State of Alabama (“Alabama Mining License”), in a format and manner acceptable to the Alabama Surface Mining Commission, along with all applicable fees, and shall have obtained such Alabama Mining License, and continue to hold the same, on and as of the Closing Date and thereafter until the transfer to Buyer of all of the Alabama Mining Permits (as hereinafter defined) is completed;

(2)    Buyer shall use commercially reasonable efforts to provide, not later than the Bid Deadline, evidence of appropriate financial commitments, in form, manner and amount acceptable to Sellers and the Alabama Surface Mining Commission, for replacement surety bonds or other financial assurances necessary to allow the transfer of the Alabama Mining Permits from Sellers to Buyer, and in any event, Buyer shall provide such evidence at or before Closing; and

(3)    Buyer shall use commercially reasonable efforts to provide, no later than the Bid Deadline, evidence of appropriate financial commitments, in form, manner and amount acceptable to Sellers and the Alabama Oil and Gas Board, for replacement surety bonds or other financial assurances necessary to allow the transfer of the Permits for the Gas Wells from Sellers to Buyer, and in any event, Buyer shall provide such evidence at or before Closing.

(iii)    As promptly as reasonably practicable after the Execution Date:

(1)    Buyer and Sellers shall file an application for a transfer of all Transferred Permits to engage in mining operations at particular locations in the State of Alabama with the Alabama Surface Mining Commission (“Alabama Mining Permits”), in a format and manner acceptable to the Alabama Surface Mining Commission, along with all applicable fees and shall publish notice of such applications in accordance with the applicable Legal Requirements;

(2)    Buyer and Sellers shall file with the Alabama Department of Environmental Management an application for a transfer of Transferred Permits issued to Sellers by the Alabama Department of Environmental Management, in a format and manner acceptable to the Alabama Department of Environmental Management, along with all applicable fees;

(3)    Buyer and Sellers shall file with the Jefferson County Department of Health an application for a transfer of any Transferred Permits relating to the emission of pollutants into the air, in a format and manner acceptable to the Jefferson County Department of Health, along with all applicable fees;

(4)    Buyer and Sellers shall file with the Alabama Department of Environmental Management an application for a transfer of any Transferred Permits relating to the emission of pollutants into the air, in a format and manner acceptable to the Alabama Department of Environmental Management, along with all applicable fees;

(5)    Buyer and Sellers shall file with the State Oil and Gas Board of Alabama written notification of the execution of this Agreement for Buyer to become the new operator for any applicable well or wells, and all associated facilities and equipment, in a format and manner acceptable to the State Oil and Gas Board of Alabama, along with all applicable fees;

(6)    Buyer shall file with the Federal Explosives Licensing Center an application for each applicable Federal Explosives license or Permits, in a format and manner acceptable to the Federal Explosives Licensing Center, along with all applicable fees; and

(7)    Sellers, on the one hand, and Buyer, on the other hand, shall use commercially reasonable efforts to properly file all documents or applications required to transfer, to amend, or to acquire all other Transferred Permits necessary for the operation and conduct of the Business or Acquired Assets in Alabama, and Buyer and Sellers shall reasonably cooperate in all actions necessary to seek and obtain approval for the transfer thereof.

(iv)    Buyer and Sellers shall, and shall cause their Subsidiaries to, (A) take all actions and do, or cause to be done, all things necessary or desirable under the applicable Legal Requirements with the appropriate Governmental Authority to put in place, to transfer, to amend, or to acquire all Transferred Permits that are necessary for the operation and conduct of the Business or Acquired Assets in Alabama by or on the Closing Date, unless the applicable Legal Requirements regarding such a Permit require certain actions to be taken upon or after Closing, and, in that event, Buyer, at Buyer’s sole cost and expense from and after the Closing, shall take, or cause its Subsidiaries to take, all actions and do, or cause to be done, all things necessary or desirable under the applicable Legal Requirements with the appropriate Governmental Authority which can only be taken or done after the Closing to put in place, to transfer, to amend, or to acquire such remaining Permits as promptly as reasonably practicable after the Closing; and (B) take all actions and do, or cause to be done, all things necessary or desirable under the applicable Legal Requirements to put in place with the Alabama Surface Mining Commission as promptly as commercially reasonably possible after the Closing, financial assurances necessary to transfer the Alabama Mining Permits from Sellers and to Buyer and to obtain the release to Sellers of the financial assurances previously placed by Sellers with respect thereto. Sellers agree to provide, at Buyer’s sole cost and expense from and after Closing, any reasonable cooperation as reasonably requested by Buyer to bring about the transfer of the Alabama Mining Permits or the issuance of new such permits to Buyer, as applicable. From and after the Closing, Buyer shall use commercially reasonable efforts to pursue the transfer of the Alabama Mining Permits or issuances of new Alabama Mining Permits to Buyer as promptly as possible, and Buyer shall operate under the Alabama Mining Permits as the designated operator and contract miner until the Alabama Mining Permits are transferred or new Permits are issued to Buyer, which contract mining operation shall be pursuant to the terms of a contract mining agreement in form mutually agreeable to Buyer and Sellers and executed and delivered by the Parties at Closing (the “Alabama Contract Mining Agreement”). To the fullest extent allowed by and in accordance with the applicable Legal Requirements, Sellers grant Buyer the right to conduct, at the sole cost and expense of Buyer, mining operations following the Closing on the Real Property under the Alabama Mining Permits, pursuant to and on the terms and conditions of the Alabama Contract Mining Agreement, as the designated operator until such time as the Alabama Mining Permits are transferred to, or new Permits are issued to, Buyer. Sellers shall take all steps that are reasonably necessary to maintain the Alabama Mining Permits prior to transfer thereof to Buyer and shall have (and Buyer grants) all rights of entry onto the Real Property that are reasonably necessary therefor. Notwithstanding anything to the contrary contained herein, Buyer shall reimburse, indemnify and hold harmless Sellers and/or their Affiliates from any and all Liabilities incurred by Sellers and/or their Affiliates as a result of any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to this Section 7.9(a)(iv).

(v)    As promptly as practicable after the Closing (or such earlier time as may be permitted by the Alabama Oil and Gas Board), Buyer and Sellers shall execute and deliver to the Alabama Oil and Gas Board one or more applications to change operator (Form OGB 1E) and such other forms that may be necessary or required by the Alabama Oil and Gas Board to change the operator of the Gas Wells to Buyer or Buyer Designee, and Buyer shall post replacement surety bonds or other financial assurances necessary to allow the transfer of the applicable Permits for the Gas Wells from Sellers to Buyer or Buyer Designee. If required by the Alabama Oil and Gas Board, Sellers shall leave in place any bonds or other financial assurances in connection with the applicable Permits for the Gas Wells, subject to the provisions of subsection 7.9(a)(vii) below, until the transfer of the applicable Permits for the Gas Wells from Sellers to Buyer or Buyer Designee. Notwithstanding anything to the contrary contained herein, Buyer shall reimburse, indemnify and hold harmless Sellers and/or their Affiliates from any and all Liabilities incurred by Sellers and/or their Affiliates as a result of any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to this Section 7.9(a)(v).

(vi)    Sellers shall use commercially reasonable efforts (at Buyer’s sole cost and expense from and after the Closing) to cause any surety bonds (or other financial assurances) in place as of the Closing with respect to applicable Transferred Permits to remain in place and to maintain current levels of surety bond coverage with respect to their Permits that are not Transferred Permits until such time as the final approval for the transfer of such applicable Transferred Permits to Buyer is received. At all times from and after Closing and prior to the transfer to Buyer of the Alabama Mining Permits and any other Permits not acquired by Buyer before the Closing

Date (including the Permits relating to the Gas Wells in Alabama), Buyer shall, and shall cause its Subsidiaries to, at Buyer’s sole cost and expense comply with all of the applicable Legal Requirements governing, and all conditions and requirements of, or pertaining to, any such Permits. Buyer shall promptly deliver to Sellers written notice of any incidents, violations or occurrences, which Sellers shall have the right, but not the obligation, to cure (including right of entry onto the applicable Real Property), and Buyer shall promptly reimburse Sellers for the reasonable costs of any such cure. Notwithstanding anything to the contrary contained herein, Buyer shall reimburse, indemnify and hold harmless Sellers and/or their Affiliates from any and all Liabilities incurred by Sellers and/or their Affiliates as a result of any action taken by Sellers at Buyer’s or its Affiliates’ request pursuant to this Section 7.9(a)(vi).

(vii)    Notwithstanding anything in this Agreement to the contrary, from and after the Closing, Buyer shall, at its sole cost and expense, (x) until such time as Buyer has posted replacement surety bonds or other required financial assurances, pay or reimburse Sellers (within five (5) Business Days of receipt of notice from Sellers’ Representative, which such notice shall contain the applicable surety bond numbers and corresponding premium amounts, or other appropriate references as to other forms of financial assurance) for the cost of any premiums that become due after the Closing Date with respect to such surety bonds or the cost of other financial assurances, (y) post any addition to the principal amount of any such surety bond or other financial assurance required by the Alabama Surface Mining Commission, the Alabama Oil and Gas Board or any Governmental Authority after the Closing Date as a result of any action taken by Buyer with respect to the Business and Acquired Assets in Alabama and (z) Buyer shall reimburse Sellers for all out-of-pocket costs and expenses incurred by Sellers in connection with any action taken by Sellers at the request of Buyer.

(viii)    Until such time as the Alabama Mining Permits are transferred to Buyer, Buyer shall, and shall cause its Subsidiaries to, take all reasonable and necessary actions such that Buyer will not have been denied, or be made subject to denial of, any application for any Permit or other Governmental Authorization due to application of the Applicant Violator System established pursuant to the SMCRA or any similar applicable state system.

(b)    All fees, bonds or financial assurances required to be paid or provided in connection with the actions to be taken under this Section 7.9 shall be paid or provided by Buyer.

7.10    Overlapping Permits

(a)    To the extent that the permitted areas and outfalls covered by any National Pollutant Discharge Elimination System permit which is an Excluded Asset (each, an “Excluded NPDES Permit”) overlaps with the permitted areas and outfalls covered by one or more Transferred Permits issued pursuant to the Surface Mining Reclamation and Control Act (each, an “Assumed SMCRA Permit”), Buyer and Sellers shall cooperate and use commercially reasonable efforts to remove, as soon as commercially practicable after the Closing, the permitted areas and outfalls covered by such Assumed SMCRA Permit(s) from such Excluded

NPDES Permit. Without limiting the generality of the foregoing, as soon as commercially practicable after the Closing, (i) Buyer shall, and shall cause its Subsidiaries to, file with the appropriate Governmental Authority an application for a new National Pollutant Discharge Elimination System permit (each, a “New NPDES Permit”) with respect to the areas and outfalls covered by such Assumed SMCRA Permit(s) and (ii) the applicable Seller shall, at Buyer’s sole cost and expense, take all actions reasonably necessary or desirable under applicable Legal Requirements to modify such Excluded NPDES Permit to remove from such Excluded NPDES Permit the outfalls and areas covered by such Assumed SMCRA Permit(s) (the “Overlapping NPDES Areas”). Sellers shall have (and Buyer grants) all rights of entry onto the Overlapping NPDES Areas necessary for Sellers to maintain the applicable Excluded NPDES Permit at all times following the Closing until Buyer’s application for the applicable New NPDES Permit with respect to such Overlapping NPDES Areas is approved by the applicable Governmental Authority (the “NPDES Interim Period”) and thereafter until final release of each Excluded NPDES Permit.

(b)    During the NPDES Interim Period, Buyer shall, and shall cause its Subsidiaries to, (i) comply with all of the Legal Requirements governing, and all conditions and requirements of, or pertaining to, any Excluded NPDES Permit with respect to any Overlapping NPDES Areas and (ii) be solely responsible for all incidents of violation, non-compliance, and similar occurrences related to the Overlapping NPDES Areas covered by an Excluded NPDES Permit that arise following the Closing. Buyer shall promptly deliver to Sellers written notice of any such incidents, violations or occurrences, which Sellers shall have the right, but not the obligation, to cure (including right of entry onto the applicable Overlapping NPDES Areas) in the event Buyer does not timely cure, and Buyer shall promptly reimburse Sellers for the reasonable costs of any such cure.

7.11    Transition of Business.

From and after the Execution Date, Sellers shall use commercially reasonable efforts to assist Buyer in accomplishing a smooth transition of the Business from Sellers to Buyer, including, holding discussions with respect to personnel policies and procedures, and other operational matters relating to the Business; provided, that Buyer shall reimburse Sellers for their out of pocket expenses in connection therewith for periods following the Closing.

7.12    Sale Free and Clear.

On the Closing Date, the Acquired Assets shall be transferred to Buyer and/or one or more Buyer Designees, as applicable, free and clear of all Encumbrances and Liabilities (including, for the avoidance of doubt, all successor liability, including any successorship obligations under any Collective Bargaining Agreement, and/or with respect to any Benefit Plan that is not an Buyer Benefit Plan), other than the Permitted Encumbrances and the Assumed Liabilities, including any Reclamation obligations that are Assumed Liabilities.

7.13    Acquisition Proposals.

Other than in accordance with the Bidding Procedures, Sellers shall not, and shall not authorize or permit any of their Affiliates or their respective Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; or (iii) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. “Acquisition Proposal” shall mean any inquiry, proposal or offer from any Person (other than Buyer or any of its Affiliates) concerning an Alternative Transaction, in each case, other than pursuant to the Bidding Procedures.

7.14    SEC Filings.

From and after the Execution Date until the earlier of (x) the Closing Date and (y) February 29, 2016, Sellers shall cause to be filed with the SEC all annual, quarterly and current reports and other filings or furnishings as are required to be filed with the SEC under Section 13 or 15(d) of the Exchange Act.

7.15    Other Actions.

Buyer covenants and agrees that, except (w) as expressly contemplated by this Agreement, (x) with the prior written consent of Sellers (which consent shall not be unreasonably withheld, conditioned or delayed), (y) as otherwise required by Legal Requirements or (z) to the extent not inconsistent with the Bankruptcy Code, the Federal Rules of Bankruptcy Procedure, any orders entered by the Bankruptcy Court in the Bankruptcy Case, or as permitted under the Cash Collateral Orders, after the Execution Date and prior to the Closing Date, Buyer shall use commercially reasonable efforts not to take or agree to or commit to assist any other Person in taking any action (i) that would reasonably be expected to result in a failure of any of the conditions to the Closing or (ii) that would reasonably be expected to impair the ability of Buyer or Sellers to consummate the Closing in accordance with the terms hereof or to materially delay such consummation.

ARTICLE 8

ADDITIONAL AGREEMENTS

8.1    Taxes.

Sellers and Buyer agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the Acquired Assets (including access to books and records and Tax Returns and related working papers dated before Closing) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any taxing authority, the prosecution or defense of any claims, suit or proceeding relating to any Tax, and the claiming by Buyer of any federal, state or local business tax credits or incentives that Buyer may qualify for in any of the jurisdictions in which any of the Acquired Assets are located; provided, however, that neither Buyer nor any Seller shall be required to disclose the contents of its income Tax Returns to any Person other than the Parties. Any expenses incurred in furnishing such information or assistance pursuant to this Section 8.1 shall be borne by Buyer. Notwithstanding the foregoing but subject in all respects to the Bidding Procedures Order, this Section 8.1 shall not require Sellers to permit any access to, or to disclose (i) any information that, in the reasonable, good faith judgment (after consultation with counsel, which may be in-house counsel) of the Company, is reasonably likely to result in any violation of any Legal Requirement or any Contract to which the Company or any Seller is a party or cause any privilege (including attorney-client privilege) or work product protection that Sellers would be entitled to assert to be waived or (ii) if the Company or any Seller, on the one hand, and Buyer or any of its Subsidiaries, on the other hand, are adverse parties in a litigation, any information that is reasonably pertinent thereto; provided, that, in the case of clause (i), the Parties shall reasonably cooperate in seeking to find a way to allow disclosure of such information to the extent doing so (A) would not (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be reasonably likely to result in the violation of any such Legal Requirement or Contract or be reasonably likely to cause such privilege or work product protection to be undermined with respect to such information or (B) could reasonably (in the good faith belief of the Company (after consultation with counsel, which may be in-house counsel)) be managed through the use of customary “clean-room” arrangements pursuant to which non-employee Representatives of Buyer could be provided access to such information.

8.2    Bulk Sales.

The Sale Order shall provide either that (i) Sellers have complied with the requirements of any Legal Requirement relating to bulk sales and transfer or (ii) compliance with the Legal Requirements relating to bulk sales and transfers is not necessary or appropriate under the circumstances.

8.3    Payments Received.

Sellers, on the one hand, and Buyer, on the other hand, each agree that, after the Closing, each will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using commercially reasonable efforts not to convert such checks into cash) or other property that they may receive on or after the Closing which belongs to the other and will account to the other for all such receipts.

8.4    Assumed Contracts: Adequate Assurance and Performance.

Buyer shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to provide adequate assurance of the future performance by Buyer of each Assumed Contract as required under Section 365 of the Bankruptcy Code. Buyer and Sellers agree that they will promptly take all actions reasonably required to assist in obtaining a Bankruptcy Court finding that there has been an adequate demonstration of adequate assurance of future performance under the Assumed Contracts pursuant to Section 365 of the Bankruptcy Code, such as furnishing timely requested and factually accurate affidavits, non-confidential financial information and other documents or information for filing with the Bankruptcy Court and making Buyer’s and Sellers’ Representatives available to testify before the Bankruptcy Court.

8.5    Employee Matters

(a)    Employees. Prior to the Closing Date, Buyer shall set initial terms and conditions of employment, including wages, benefits, job duties and responsibilities and work assignment. Buyer shall determine which Employees, if any, to offer employment to, in its sole discretion. Only Employees who are offered and accept such offers of employment with Buyer based on the initial terms and conditions set by Buyer and further then actually commence employment with Buyer will become “Buyer Employees” after the Closing. Sellers shall terminate, or shall cause to be terminated, on or prior to the Closing Date the employment of all Employees who are offered and accept offers of employment with Buyer pursuant to this Section 8.5(a). Notwithstanding the foregoing, nothing herein will, after the Closing Date, impose on Buyer any obligation to retain any Buyer Employee in its employment for any amount of time or on any terms and conditions of employment. The employment of each such Buyer Employee with Buyer (including any Buyer Employee who may be on leave of absence) will commence immediately after the Closing Date. Except as otherwise required by Legal Requirement, specified in this Agreement, or otherwise agreed in writing by Buyer, Buyer shall not be obligated to provide any severance, separation pay, or other payments or benefits, including any key employee retention payments, to any Employee on account of any termination of such Employee’s employment on or before the Closing Date, and such benefits (if any) shall remain obligations of Sellers.

(b)    Access to Information. Subject to Section 7.11, after the Execution Date, Sellers shall provide Buyer, its Affiliates, and their Representatives with reasonable access to the Employees and with information, including employee records and Benefit Plan data, reasonably requested by Buyer and such Affiliates, except as otherwise prohibited by Legal Requirements.

(c)    Benefit Plans. Buyer shall assume all obligations under, and Liabilities with respect to, any Benefit Plans set forth on Schedule 8.5(c) (such schedule to be provided to Sellers by Buyer not later than five (5) Business Days prior to the Bid Deadline) (such plans, the “Buyer Benefit Plans”) consistent with Section 2.3(e) of this Agreement as Assumed Liabilities. The Buyer Benefit Plans shall be assumed by and assigned to Buyer as of the Closing Date (or such Buyer Affiliates as Buyer so directs) in the manner described in this Agreement. To the extent that service is relevant for purposes of eligibility and vesting, but not accrual under any employee benefit plan, program, policy or arrangement of Buyer or its Subsidiaries, Buyer shall credit (or cause to be credited) the Buyer Employees for service earned prior to the Closing with Sellers in addition to service earned with Buyer on and after the Closing. To the extent the Buyer Employees and their eligible dependents enroll in any welfare benefit plan of Buyer or its Subsidiaries, subject to the terms of any such plan, Buyer shall undertake commercially reasonable efforts to waive, or cause such waiver of, any preexisting condition limitations applicable to such Buyer Employees to the extent that Buyer Employee’s or eligible dependent’s condition would not have operated as a preexisting condition under the applicable corresponding welfare benefit plan as maintained by Sellers. In addition, subject to the terms the applicable welfare benefit plan of Buyer or its Subsidiaries, Buyer shall undertake commercially reasonable efforts to (i) waive all waiting periods under such welfare benefit plan otherwise applicable to the Buyer Employees and their eligible dependents, other than waiting periods that are in effect with respect to such individuals as of the Closing to the extent not satisfied under Sellers’ applicable Benefit Plans, and (ii) provide each Buyer Employee and his or her dependents with corresponding credit under such welfare benefit plan for any co-payments and deductibles paid by them under Sellers’ applicable corresponding Benefit Plans during the portion of the respective plan year prior to the Closing. At any time and from time to time after the Execution Date, Sellers and Buyer shall take, or cause to be taken, any and all actions necessary to effectuate the terms of this Section 8.5(c), including taking all action necessary to assign and assume and adopt each Buyer Benefit Plan in the manner contemplated by this Agreement effective as of the Closing. Prior to the Closing, Sellers shall reasonably cooperate with Buyer and its Affiliates and give commercially reasonable assistance as Buyer may reasonably request in order to effectuate the foregoing. Nothing herein shall prohibit Buyer or its Affiliates, as applicable, from terminating, amending, or otherwise affecting any Buyer Benefit Plan, at any time and from time to time following the Closing.

(d)    Change in Control, Severance or Similar Benefits. Prior to the Closing Date, and to the extent necessary to implement this sentence, Sellers shall to the extent permitted by applicable Legal Requirements and, provided that the terms of the applicable Buyer Benefit Plan or any other agreement with the beneficiary under such Buyer Benefit Plan and any other applicable agreement or arrangement with the affected participant or beneficiary permit such amendments and other actions to be made unilaterally and without the consent of any other party, amend all Buyer Benefit Plans and take or cause to be taken all other actions as may be required or necessary to provide that (i) the transactions contemplated hereunder shall not constitute a “change in control” (or similar transaction) for purposes of providing or accelerating benefits or payments under any such Buyer Benefit Plans, and (ii) severance or separation payments and/or benefits (including payments of accrued vacation) shall not be payable to any Buyer Employee on account of the termination of such employee’s employment with Sellers, and that the termination by Sellers of any Buyer Employee shall not constitute a “separation from service” under Treasury Regulations Section 1.409A-1(h).

(e)    Payroll Taxes. For purposes of payroll taxes with respect to the Buyer Employees, Sellers shall treat the transactions contemplated by this Agreement, as a transaction described in Treasury Regulation Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-(b)(2) (i.e., Buyer shall be treated as a successor for payroll tax purposes); and as such, Sellers and Buyer shall report on a predecessor/successor basis as set forth under the “Standard Procedure” provided in Section 4 of Revenue Procedure 2004-53, 2004-2 C.B. 320.

(f)    WARN Act. With respect to Buyer Employees, Buyer will have full responsibility under the WARN Act relating to (i) any act or omission of Buyer after the Closing Date. With respect to the Employees, Sellers will have full responsibility under the WARN Act relating to any act or omission of Sellers prior to and on the Closing Date. Sellers shall be responsible for all other WARN Act Liabilities relating to the periods prior to and on the Closing Date, including any such Liabilities that result from Employees’ separation of employment from Sellers and/or Employees not becoming Buyer Employees pursuant to this Section 8.5. Unless otherwise agreed to by Sellers and Buyer, Sellers agree to issue, no later than sixty (60) days prior to the Closing Date, all WARN Act notices, in a form acceptable to Buyer, to the Employees and all other parties required to receive notice under the WARN Acts.

(g)    Collective Bargaining Agreements; Employee Benefits. Buyer does not accept or assume any Collective Bargaining Agreements to which any Seller is a party to or subject to, and expressly declines to be bound by or accept the terms of any such Collective Bargaining Agreements. Other than the Assumed Benefits, Buyer shall not be obligated to, and does not, accept or adopt any wage rates, employee benefits, employee policies, or any other terms and conditions of employment.

(h)    No Third-Party Beneficiaries; Employment Status. All provisions contained in this Agreement with respect to employee benefit plans or compensation of Buyer Employees are included for the sole benefit of the respective parties hereto. Nothing contained herein (i) shall confer upon any former, current or future employee of Sellers or Buyer or any legal representative or beneficiary thereof any rights or remedies, including any right to employment or continued employment, of any nature, for any specified period; (ii) shall cause the employment status of any former, present or future Employee to be other than terminable at will; or (iii) shall confer any third party beneficiary rights upon any Buyer Employee or any dependent or beneficiary thereof or any heirs or assigns thereof.

8.6    Post-Closing Books and Records; Properties; and Personnel.

From and after the Closing Date for a period of one (1) year, each Party shall provide the other Parties (and their respective Representatives) with access, at reasonable times and in a manner so as not to unreasonably interfere with their normal business, to the assets, books, records, systems and other property and any employees of the other Parties so as to enable Buyer and Sellers to prepare Tax, financial or court filings or reports, to respond to court orders, subpoenas or inquiries, investigations, audits or other proceedings of Governmental Authorities, to prosecute and defend legal Actions or for other like purposes, including Claims, objections and resolutions, and to enable Sellers to wind down the Business. During such one (1) year period, each Party (and their respective Representatives) shall be permitted to make copies of any books and records described in this Section 8.6, subject to the confidentiality requirements set forth in Section 7.1. If any Party desires to dispose of any such books and records, such Party shall, thirty (30) days prior to such disposal, provide the other Party with a reasonable opportunity to remove or copy such records to be disposed of at the removing Party’s expense. Buyer shall retain such books and records for a period of six (6) years following the Closing.

8.7    Casualty Loss.

Notwithstanding any provision in this Agreement to the contrary, if, before the Closing, all or any portion of the Acquired Assets is condemned or taken by eminent domain, or is damaged or destroyed by fire, flood or other casualty, Sellers shall notify Buyer promptly in writing of such fact, and (a) in the case of condemnation or taking, Sellers shall assign or pay, as the case may be, any condemnation or taking proceeds thereof (of which are payable to Sellers) to Buyer at the Closing, and (b) in the case of fire, flood or other casualty to the Acquired Assets, Sellers shall, at Buyer’s option, either use insurance proceeds to restore such damage, or to the extent such proceeds were not previously applied, assign the insurance proceeds therefrom to Buyer at Closing.

8.8    Change of Name.

Promptly following the Closing, each Seller shall, and shall cause its direct and indirect Subsidiaries to, discontinue the use of its current name (and any other trade names or “d/b/a” names currently utilized by each Seller or its direct or indirect Subsidiaries) and shall not subsequently change its name to or otherwise use or employ any name which includes the words “Walter” without the prior written consent of Buyer, and each Seller shall cause the names of Sellers in the caption of the Bankruptcy Case to be changed to the new names of each Seller as provided in the last sentence of this Section 8.8; provided, however, that each Seller and each of its direct and indirect Subsidiaries may use its current name (and any other trade name or “d/b/a” names currently utilized by each Seller or its direct or indirect Subsidiaries) included on any business cards, stationery and other similar materials following the Closing for a period of up to one hundred and eighty (180) days solely for purposes of winding down the affairs of each Seller, provided that when utilizing such materials, other than in incidental respects, each Seller and each of its direct and indirect Subsidiaries shall use commercially reasonable efforts to indicate its new name and reference its current name (and any other trade names or “d/b/a” names currently utilized by each Seller or its direct Subsidiaries) as “formally known as” or similar designation. From and after the Closing, except as otherwise set forth in this Agreement (including this Section 8.8), each Seller covenants and agrees not to use or otherwise employ any of the trade names, corporate names, “d/b/a” names or any mark that is confusingly similar to the Trademarks that (i) are rights utilized in the conduct of the Business and (ii) are Acquired Assets. Buyer acknowledges and agrees that, as of the Execution Date, it is not Buyer’s intention to use or otherwise use or employ any name which includes the words “Walter” in its conduct and operation of the Business and the Acquired Assets other than with respect to a transition period. Within ninety (90) days following the Closing, Sellers shall file, and shall cause its direct and indirect Subsidiaries to file, all necessary organizational amendments with the applicable Secretary of State of each Seller’s jurisdiction of formation and in each State in which each such Seller is qualified to do business and with the Bankruptcy Court to effectuate the foregoing.

8.9    No Successor Liability.

The Parties intend that, except as included in the Assumed Liabilities, upon the Closing, Buyer shall not be deemed to: (a) be the successor of or successor employer (as described under COBRA and applicable regulations thereunder) to Sellers, including with respect to any Collective Bargaining Agreements and any Benefit Plans (except for Buyer Benefit Plans), under the Coal Act, and any common law successor liability in relation to the UMWA 1974 Pension Plan, including with respect to withdrawal liability; (b) have, de facto, or otherwise, merged with or into Sellers; (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers; or (d) be liable for any acts or omissions of Sellers in the conduct of the Business or arising under or related to the Acquired Assets other than as set forth in this Agreement. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, the Parties intend that Buyer shall not be liable for any Encumbrances (other than Assumed Liabilities and Permitted Encumbrances) against any Seller or any of its predecessors or Affiliates, and that Buyer have no successor or vicarious liability of any kind or character whether known or unknown as of the Closing Date or whether fixed or contingent, existing or hereafter arising, with respect to the Business, the Acquired Assets or any Liabilities of any Seller arising prior to the Closing Date. The Parties agree that the provisions substantially in the form of this Section 8.9 shall be reflected in the Sale Order.

8.10    Liens.

Buyer agrees to direct that the liens securing the First Lien Obligations and the First Lien Adequate Protection Obligations and any debtor-in-possession financing liens be released and terminated with respect solely to (a) the Acquired Assets (or the Walter Coke Assets, the Blue Creek Assets or any other Non-Core Assets upon the closing of the sale thereof to a Successful Bidder in accordance with the Sale Motion and Bidding Procedures, provided that such release and termination shall be solely with respect to such assets and such liens shall continue to attach to the proceeds from such sale in accordance with the Bankruptcy Code), (b) any Walter Coke Assets, upon the transfer of the Walter Coke Working Capital Assets to the Walter Coke Trust, if the Walter Coke Election or the Pre-Closing Walter Coke Election is made and there is no Successful Bidder for the Walter Coke Assets as determined in accordance with the Bidding Procedures or the sale of the Walter Coke Assets to a Successful Bidder or Backup Bidder (if any) for the Walter Coke Assets does not close and (c) any Non-Core Assets (excluding the Walter Coke Assets and the Blue Creek Assets), upon the transfer of Non-Core Assets to Buyer or the sale of such Non-Core Assets to a Successful Bidder or Backup Bidder (if any). For the avoidance of doubt, following payment of the Cash Consideration pursuant to Section 3.1(a), Buyer acknowledges and agrees that none of the First Lien Lenders, the First Lien Noteholders, the Indenture Trustee or the Credit Agreement Agent may assert any Lien on or superpriority administrative claim against the Cash Consideration, notwithstanding anything in the Cash Collateral Orders to the contrary, and Buyer and Sellers hereby direct that the Cash Consideration, as a permitted use of Cash Collateral under and as defined in the Cash Collateral Orders, shall be deposited at Closing into the Wind Down Trust and utilized in accordance with Section 7.8(e), including by any Chapter 7 trustee.

8.11    Other Agreements.

(a)    Unless otherwise consented to in writing by Buyer in its sole discretion, Sellers shall not cause or permit any Non-Core Assets to be sold, assigned, transferred or otherwise conveyed to any Person other than Buyer, unless such Person assumes (and is capable of assumption and performance of) all Liabilities for Reclamation relating to any such Non-Core Assets to be sold.

(b)    From and after the Closing, the Sellers shall irrevocably waive any right to use, utilize or otherwise access any funds or monies pursuant to any provisions of the Cash Collateral Orders relating to the “Carve-Out.” The Sellers shall use best efforts to cause the Cash Collateral Orders to be modified to reflect the terms of this section, including by eliminating the Carve-Out.

(c)    After Closing, Sellers agree to wind down their Chapter 11 estates in a process reasonably acceptable to Buyer and Buyer Designees. In particular, Sellers shall cause such wind down to be in the manner set forth in the Wind Down Trust Agreement and in substantial compliance with the Wind Down Budget (as defined in the Wind Down Trust Agreement) and for the periods contemplated thereby and thereafter such wind down may include conversion of their Chapter 11 cases to Chapter 7 cases, a dissolution of each of the Sellers under applicable state law or other actions; provided that any such conversion, dissolution or other actions shall not result in adverse tax consequences to Buyer and Buyer Designee. Notwithstanding the foregoing, nothing herein shall preclude the Sellers from acting in a manner consistent with their fiduciary obligations and available resources.

8.12    Insurance.

(a)    With respect to any insurance policy included in the Acquired Assets pursuant to Section 2.1(y), that, immediately prior to the Closing, by its terms provides coverage with respect to acts, omissions and events relating to the Acquired Assets and Assumed Liabilities, on the one hand, and Excluded Assets and/or Excluded Liabilities, on the other hand, (such insurance policies, the “Shared Insurance Policies”), Buyer shall use commercially reasonable efforts to provide Sellers and any applicable Affiliate of any Seller with access to coverage under such Shared Insurance Policies from and after the Closing for claims relating to acts, omissions, and events respecting any Excluded Assets and Excluded Liabilities (such claims, “Excluded Insurance Claims”). Buyer and Sellers agree that any Excluded Insurance Claims by Sellers and any applicable Affiliate of any Seller under any Shared Insurance Policy shall receive the same priority and be subject to any deductibles and retentions with all claims by Buyer under such Shared Insurance Policies (whether or not such Excluded Insurance Claims are made before or after any claims made by Buyer under the Shared Insurance Policies). Claims made by Sellers and any applicable Affiliate of any Seller and Buyer under the Shared Insurance Policies shall be treated on a pari passu basis.

(b)    With respect to claims made under the Shared Insurance Policies, whether or not known or reported prior to the Closing, each of Sellers and Buyer shall report such claims directly to the applicable insurer (with a copy to the other Parties) and the reporting Party shall individually, and not jointly, assume and be responsible for the reimbursement liability (i.e., deductible or retention) and/or any retrospective premium charges associated with the claim so submitted by it, unless otherwise agreed in writing by the other Parties.

(c)    Without limiting the provisions in this Section 8.12, no Party shall be liable to any Person for claims, or portions of claims, not reimbursed by insurers under any insurance policy for any reason, including coinsurance provisions, deductibles, quota share deductibles, self-insured retentions, bankruptcy or insolvency of any insurance carrier(s), policy limitations or restrictions (including exhaustion of limits), any coverage disputes, any failure to timely file a claim, or any defect in such claim or its processing.

8.13    Union Retiree Escrow Account. Subject to the satisfaction of the conditions set forth in that certain Letter Agreement dated February 3, 2016 by and between the UMWA and Buyer, as of the Closing Date, the Sellers shall establish an escrow account (the “Union Retiree Escrow Account”) which shall be funded by the Buyer in the amount of $2.6 million. The Union Retiree Escrow Account shall be used to satisfy claims for retiree benefits (as defined in section 1114 of the Bankruptcy Code) of the Sellers’ UMWA retirees incurred up to and including the Closing Date (the “Termination Date”), which claims are unpaid as of the Closing Date. The claims funded by the Union Retiree Escrow Account shall include any claims that are submitted by the Sellers’ UMWA retirees for processing by any third party providers after the Closing Date for services provided to Sellers prior to and including on the Termination Date (collectively, the “Accrued Claims”). A retiree benefit is deemed an Accrued Claim on the date of the provision of such health services, drugs, materials, or supplies. All costs associated with the maintenance and administration of the Union Retiree Escrow Account shall be paid with funds in the Union Retiree Escrow Account. From and after the Closing Date and until the date which is one hundred eighty (180) days after the Closing Date (the “Escrow Termination Date”), the Union Retiree Escrow Account shall be used to satisfy Accrued Claims. The Sellers shall request that American Behavioral Benefits Managers, Inc., Blue Cross and Blue Shield of

Alabama, CaremarkPCS Health, LLC and Silverscript Insurance Company provide notice to the providers in its systems that all retiree benefits claims must be submitted in this 180-day time period. Upon the Escrow Termination Date, any remaining funds in the Union Retiree Escrow Account shall be paid to the Buyer.

8.14    Active Employee Runoff Claims Escrow Account. The Sellers shall establish an escrow account (the “Active Employee Runoff Claims Escrow Account”) which shall be funded by the Buyer in the amount of $2.0 million. The Active Employee Runoff Claims Escrow Account shall be used to satisfy the claims of employees of the Sellers who are employed as of the Closing Date in the Business and employees of Black Warrior Methane Corp. and Black Warrior Transmission Corp. who are employed as of the Closing Date, together with their eligible spouses and dependents, and former employees who were employed in the Business, Black Warrior Methane Corp. or Black Warrior Transmission Corp. and who are qualified beneficiaries under COBRA entitled to coverage as of the date that their Accrued Runoff Claims were incurred or otherwise entitled to coverage under the applicable Benefit Plan as of the date that their Accrued Runoff Claims were incurred, together with their eligible spouses and dependents (collectively, the “Active Employees”) incurred up to and including the Closing Date (the “Services Termination Date”) and which Active Employee claims are unpaid as of the Closing Date, including any claims that are submitted by the Active Employees for processing to Blue Cross and Blue Shield of Alabama after the Closing Date for medical and dental services provided to the Active Employees prior to and including on the Services Termination Date (collectively, the “Accrued Runoff Claims”). All costs associated with the maintenance and administration of the Active Employee Runoff Claims Escrow Account shall be paid with funds in the Active Employee Runoff Claims Escrow Account. From and after the Closing Date and until the date which is one hundred eighty (180) days after the Closing Date (the “Active Employee Runoff Claims Escrow Termination Date”), the Active Employee Runoff Claims Escrow Account shall be used to satisfy Accrued Runoff Claims. The Sellers shall request that Blue Cross and Blue Shield of Alabama provide notice to the providers in its systems that all Accrued Runoff Claims must be submitted in this 180-day time period. Upon the Active Employee Runoff Claims Escrow Termination Date, any funds remaining in the Active Employee Runoff Claims Escrow Account shall be paid to the Buyer.

ARTICLE 9

CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER TO CLOSE

The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Buyer in writing, in its sole and absolute discretion:

9.1    Accuracy of Representations.

The representations and warranties of Sellers set forth in Article 5 shall be true and correct in all respects (without giving effect to any qualification as to materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 9.1 shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in a Material Adverse Effect. Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer of each Seller.

9.2    Sellers’ Performance.

The covenants and agreements that Sellers are required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects and Buyer shall have received a certificate of Sellers to such effect signed by a duly authorized officer thereof.

9.3    No Order.

No Governmental Authority shall have enacted, issued, promulgated, decreed or entered any Order from and after the Execution Date, which is in effect and has the effect of prohibiting (or delaying beyond the Outside Date) the consummation of the transactions contemplated by this Agreement.

9.4    Governmental Authorizations.

(a)    To the extent that the HSR Act is applicable, any waiting period (and any extension thereof) under the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Acquired Assets or the Business contemplated by this Agreement shall have expired or shall have been terminated; and

(b)    Subject to Section 2.5, (i) all of the Closing Required Permits shall have been transferred to, or obtained by, Buyer or (ii) with respect to any Transferred Permits that have not been transferred at or prior to Closing, Buyer shall have the right to conduct, pursuant to Section 7.9, mining operations following the Closing on the applicable Real Property.

9.5    Sellers’ Deliveries.

Each of the deliveries required to be made to Buyer pursuant to Section 4.3 shall have been so delivered.

9.6    Sale Order.

Subject to Section 2.5, the Bankruptcy Court shall have entered the Sale Order in form and substance, including with respect to all findings of fact and conclusions of law, acceptable to Sellers and Buyer, and the Sale Order shall have become a Final Order.

9.7    Assumed Contracts.

The Bankruptcy Court shall have approved and authorized, other than with respect to Cure Costs, the assumption and assignment of each Assumed Contract, except as would not have a material effect on the Business from and after the Closing.

9.8    Material Adverse Effect.

Since the Execution Date, no Material Adverse Effect shall have occurred.

9.9    UMWA; USW.

(a)    (i) the Bankruptcy Court shall have determined that Sellers can sell the Acquired Assets free and clear of any successor clause in the UMWA Collective Bargaining Agreements, (ii) the UMWA shall have agreed to waive or remove the successor clause in the UMWA Collective Bargaining Agreements, or (iii) the Bankruptcy Court shall have granted a motion acceptable to Buyer filed by the applicable Seller pursuant to Section 1113(c) of the Bankruptcy Code authorizing the applicable Seller to reject the UMWA Collective Bargaining Agreements; and

(b)    Prior to Closing the USW will have successfully ratified and executed an initial Collective Bargaining Agreement with Buyer, with all terms and conditions therein being acceptable to Buyer as determined by Buyer in its sole discretion; and

(c)    (i) the Bankruptcy Court shall have determined that Sellers can sell the Acquired Assets free and clear of any successor clause in the USW Collective Bargaining Agreements, (ii) the USW shall have agreed to waive or remove the successor clause in the USW Collective Bargaining Agreements, or (iii) the Bankruptcy Court shall have granted a motion acceptable to Buyer filed by the applicable Seller pursuant to Section 1113(c) of the Bankruptcy Code authorizing the applicable Seller to reject the USW Collective Bargaining Agreements.

(d)    In the event that (i) the Walter Coke Election or the Pre-Closing Walter Coke Election is made by Buyer or (ii) there is a Successful Bidder (other than Buyer or a Buyer Designee) for the Walter Coke Assets and such sale closes, Section 9.9(b) shall not be applicable. In addition, if there is a Successful Bidder (other than Buyer or a Buyer Designee) for the Walter Coke Assets and such sale closes, upon the final closing date of such sale Buyer agrees at that time to waive Section 9.9(c); provided however, Sellers take all steps to satisfy Section 9.9(c) until Buyer waives Section 9.9(c).

ARTICLE 10

CONDITIONS PRECEDENT TO THE OBLIGATION OF SELLERS TO CLOSE

The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived by Sellers in writing, in their sole and absolute discretion:

10.1    Accuracy of Representations.

The representations and warranties of Buyer set forth in Article 6 shall be true and correct in all respects (without giving effect to any qualification as to materiality or Material Adverse Effect) on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date); provided, however, that in the event of a breach of a representation or warranty, the condition set forth in this Section 10.1 shall be deemed satisfied unless the effect of all such breaches of representations and warranties taken together results in a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement. Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized officer of Buyer.

10.2    Buyer’s Performance.

The covenants and agreements that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing shall have been performed and complied with in all material respects, and Sellers shall have received a certificate of Buyer to such effect signed by a duly authorized representative thereof.

10.3    No Order.

No Governmental Authority shall have enacted, issued, promulgated, decreed, or entered any Order from and after the Execution Date, which is in effect and has the effect of prohibiting (or delaying beyond the Outside Date) the consummation of the transactions contemplated by this Agreement.

10.4    Governmental Authorizations.

(a)    To the extent that the HSR Act is applicable, any waiting period (and any extension thereof) under the HSR Act and the antitrust legislation of any other relevant jurisdiction applicable to the purchase of the Acquired Assets or the Business contemplated by this Agreement shall have expired or shall have been terminated; and

(b)    Subject to Section 2.5, (i) all of the Closing Required Permits shall have been transferred to, or obtained by, Buyer or (ii) with respect to any Transferred Permits that have not been transferred at or prior to Closing, Buyer shall have the right to conduct, pursuant to Section 7.9, mining operations immediately following the Closing on the Real Property.

10.5    Buyer’s Deliveries.

Each of the deliveries required to be made to Sellers pursuant to Section 4.2 shall have been so delivered.

10.6    Sale Order. Subject to Section 2.5, the Bankruptcy Court shall have entered the Sale Order in form and substance, including with respect to all findings of fact and conclusions of law, acceptable to Sellers and Buyer, and the Sale Order shall have become a Final Order.

10.7    Release. Sellers shall have received a release on substantially the same terms as the release provided by the Buyer as set forth in Section 12.16(a), (c) and (d) executed by each of the members of the Steering Committee, the Credit Agreement Agent (on behalf of itself) and the Indenture Trustee (on behalf of itself) as of the Closing Date.

10.8    Global Settlement. The Buyer shall have complied in all material respects with all obligations required to be performed by the Buyer on or prior to the Closing Date pursuant to the Global Settlement (as defined in the Debtors’ Motion for an Order Approving Global Settlement Among the Debtors, Official Committee of Unsecured Creditors, Steering Committee and Stalking Horse Purchaser Pursuant to Fed. R. Bankr. P. 9019).

ARTICLE 11

TERMINATION

11.1    Termination Events.

Notwithstanding anything to the contrary in this Agreement, this Agreement may be terminated at any time prior to the Closing only as follows (for the avoidance of doubt, if the auction contemplated by the Bidding Procedures has occurred and Buyer is not the Successful Bidder but has been declared the Backup Bidder, Buyer agrees that it will not exercise its termination rights hereunder pursuant to Section 11.1(b)(ii) or (iii), until the earliest of (x) the Alternative Outside Date (as defined below), if applicable, (y) the closing of the sale to either the Successful Bidder or Buyer) or (z) the Outside Date, if applicable.

(a)    by mutual written consent of Sellers and Buyer;

(b)    by written notice from either Sellers or Buyer:

(i)    if a Governmental Authority issues a final, non-appealable ruling or Order permanently restraining, enjoining or otherwise prohibiting consummation of the transactions contemplated hereby where such ruling or Order was not requested, encouraged or supported by any of Sellers or Buyer; provided that the right to terminate this Agreement under this Section 11.1(b)(i) shall not be available to any Party whose willful failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur on or prior to the Outside Date;

(ii)    if the Closing shall not have occurred on or prior to April 1, 2016 (the “Outside Date”);

(iii)    if at the end of the auction contemplated by the Bidding Procedures, Buyer is not determined by Sellers to be the (A) Successful Bidder or (B) Backup Bidder with respect to the Acquired Assets; provided that in the event Buyer is determined to be the Backup Bidder with respect to the Acquired Assets, then, this Agreement will terminate automatically without further action by any Party upon the earlier to occur of (X) the closing of a Successful Bid and (Y) the date that is sixty (60) days after the date of the sale hearing contemplated by the Bidding Procedures (the “Alternative Outside Date”);

(iv)    if the Bankruptcy Court shall have entered an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Case;

(v)    upon the occurrence of any Termination Event (as defined in the Cash Collateral Orders);

(vi)    upon the date that is fourteen (14) days prior to the Bid Deadline, unless Buyer and Sellers shall have reached agreement in their sole discretion on the Sale Order;

(vii)    March 30, 2016, unless Buyer and Sellers shall have reached agreement in their sole discretion on the Transition Services Agreement; or

(viii)    upon the final, non-appealable ruling or denial of the Governmental Authorizations described in Sections 9.4 and 10.4 and required to be obtained by Closing.

(c)    by written notice from Buyer:

(i)    if any of the events set forth in clauses (a) through (d) of Section 7.5 shall not have occurred by the respective dates set forth therein;

(ii)    other than as contemplated by the Sale Motion or Bidding Procedures Order, if any Seller seeks to have the Bankruptcy Court enter an Order dismissing, or converting into cases under chapter 7 of the Bankruptcy Code, any of the cases commenced by Sellers under chapter 11 of the Bankruptcy Code and comprising part of the Bankruptcy Case, or if a responsible officer or an examiner with enlarged powers is appointed (other than a fee examiner) relating to the operation of Sellers’ businesses pursuant to Section 1104 of the Bankruptcy Code and the order of appointment is not vacated or reversed within fourteen (14) days after the entry thereof;

(iii)    in the event of any breach of, or failure to perform, by Sellers of any of their agreements, covenants, representations or warranties contained herein or in the Sale Order, which breach or failure to perform (A) would result in a condition set forth in Article 9 not to be satisfied and (B) cannot be cured within ten (10) Business Days after Buyer notifies Sellers of such breach in writing; provided that Buyer shall not have a right of termination pursuant to this Section 11.1(c)(iii) if it is then in material breach of any of its agreements, covenants, representations or warranties contained herein or in the Sale Order; or

(iv)    if, Buyer (other than as a result of (1) Buyer’s own breach of this Agreement or (2) the disallowance or avoidance of a substantial portion of the First Lien Obligations and/or the Prepetition First Priority Liens (as defined in the Cash Collateral Orders)) is unable, pursuant to Section 363(k) of the Bankruptcy Code, to credit bid in payment of all or any portion of the Purchase Price as set forth in Section 3.1 (other than the Assumed Liabilities and the cash portion of the Purchase Price); provided, that the inability to credit bid post-petition interest payable under Section 506(b) of the Bankruptcy Code or any other amount not in excess of $1,000,000 shall not give rise to a termination right under this Section 11.1(c)(iv).

(d)    by written notice from Sellers:

in the event of any breach of, or failure to perform, by Buyer of any of its agreements, covenants, representations or warranties contained herein or in the Sale Order, which breach or failure to perform (A) would result in a condition set forth in Article 10 not to be satisfied and (B) cannot be cured within ten (10) Business Days after Sellers notify Buyer of such breach in writing; provided that Sellers shall not have a right of termination pursuant to this Section 11.1(d) if Sellers are then in material breach of any of their agreements, covenants, representations or warranties contained herein or in the Sale Order.

Each condition set forth in this Section 11.1 shall be considered separate and distinct from each other such condition. If more than one of the termination conditions set forth in this Section 11.1 are applicable, the applicable party shall have the right to choose the termination condition pursuant to which this Agreement is to be terminated.

11.2    Effect of Termination.

(a)    In the event of termination of this Agreement by Buyer or Sellers pursuant to this Article 11, this Agreement shall become null and void and have no effect, and all rights and obligations of the Parties under this Agreement shall terminate without any Liability of any Party to any other Party (other than as expressly provided herein); provided, that the provisions of Sections 7.1(c) (Access and Reports; Confidentiality), 7.6 (Expense Reimbursement), 12.9 (Expenses), 12.10 (Governing Law, Consent to Jurisdiction and Venue; Jury Trial Waiver), and 12.16 (No Liability) and this Section 11.2 (and, to the extent applicable to the interpretation or enforcement of such provisions, Article 1), shall expressly survive the termination of this Agreement.

(b)    Subject in all respects to the Bidding Procedures Order, Sellers shall pay to Buyer the Expense Reimbursement by wire transfer of immediately available funds immediately upon the first to occur of: (i) the earlier of (x) the consummation by Sellers of an Alternative Transaction and (y) the date that is 60 days following Bankruptcy Court approval of an Alternative Transaction, in each case, following termination of this Agreement pursuant to Section 11.1(b)(iii); (ii) termination of this Agreement (other than a termination pursuant to Section 11.1(b)(i) or (iii)) if, as of such termination, any Seller (but not Buyer) was in breach of any of its representations, warranties, covenants or other agreements under this Agreement so as to cause any of the conditions set forth in Article 9 not to be satisfied; or (iii) if this Agreement is terminated (other than as set forth in clauses (i) and (ii) above or as a result of Buyer’s breach of any of its representations, warranties, covenants or other agreements under this Agreement so as to cause any of the conditions set forth in Article 10 not to be satisfied), then upon consummation by Sellers of an Alternative Transaction within nine (9) months of such termination (any such event, a “Protection Event”); provided that under no circumstances shall Sellers be obligated to pay the Expense Reimbursement more than once; and provided, further that, if Sellers fail to pay any amounts due to Buyer pursuant to this Section 11.2(b) within the time period specified herein, Sellers shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by Buyer in connection with any Action or Proceeding taken to collect payment of such amounts, together with interest on such unpaid amounts at the Applicable Rate, calculated on a daily basis from the date such amounts were required to be paid until the date of actual payment. Notwithstanding anything herein, upon payment by Sellers of the Expense Reimbursement pursuant to this Section 11.2(b), Buyer shall be precluded from any other remedy against Sellers, at law or in equity or otherwise, and Buyer shall not seek to obtain any other recovery, judgment or damages of any kind against Sellers in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

(c)    The Parties acknowledge and agree that any payment of the Blue Creek Bid Protections pursuant to Section 7.8(b)(ii) and the Expense Reimbursement described in this Section 11.2 shall constitute liquidated damages (and not a penalty) and shall be deemed to be the sole and exclusive remedy of Buyer and any other Person against Sellers in connection with this Agreement and the transactions contemplated hereby, and each Seller’s respective former, current or future equity holders, controlling persons, directors, officers, employees, agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees and any and all former, current or future equity holders, controlling persons, directors, officers, employees agents, general or limited partners, managers, management companies, members, stockholders, Affiliates or assignees of any of the foregoing, and any and all former, current or future heirs, executors, administrators, trustees, successors or assign of any of the foregoing, and each Affiliate, officer, director, employee, controlling person, advisor, agent, attorney or representatives of any such Person (each, a “Related Party” and, collectively, the “Related Parties”), and no Related Party of any Seller shall have any Liability or obligation (including any Liability or obligation to pay the Blue Creek Bid Protections and the Expense Reimbursement) for any or all damages suffered or incurred by Buyer or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated by this Agreement (and the abandonment thereof) or any matter forming the basis for such termination, and, upon payment of the Blue Creek Bid Protections and the Expense Reimbursement under such circumstances to Buyer, neither Buyer nor any other Person shall be entitled to bring or maintain any other legal Action against Sellers or any Related Party of any Seller and none of Sellers or any Related Party of any Seller shall have any further Liability or obligation to Buyer arising out of this Agreement or any of the transactions contemplated hereby or any matters forming the basis for such termination. The Parties acknowledge and agree that (i) the agreements contained in this Section 11.2(c) are an integral part of this Agreement and the transactions contemplated hereby and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to any such payment of the Blue Creek Bid Protections and the Expense Reimbursement constitute a reasonable estimate of the damages that will compensate Buyer in the circumstances in which such fees are payable for the efforts and resources expended and the opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated by this Agreement.

ARTICLE 12

GENERAL PROVISIONS

12.1    Survival.

All covenants and agreements contained herein which by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing shall, solely to the extent such covenants and agreements are to be performed, or prohibit actions, subsequent to the Closing, survive the Closing in accordance with their terms until fully performed or satisfied. All other covenants and agreements contained herein, and all representations and warranties contained herein or in any certificated deliveries hereunder shall not survive the Closing and shall thereupon terminate, including any Actions for damages in respect of any breach thereof.

12.2    Confidentiality.

Following the Closing, each Seller agrees not to, and to cause its Subsidiaries not to, disclose any confidential or non-public information concerning the Acquired Assets, the Business, the negotiation or existence and terms of this Agreement or the business affairs of Buyer or the Assumed Liabilities (“Confidential Information”) except disclosure of Confidential Information that (a) was or is lawfully obtained from a source that, to the knowledge of such Seller, was not under an obligation of confidentiality to Buyer with respect to such information, (b) is independently developed by such Seller without violating any of its obligations under this Agreement, (c) is or becomes available to the public, (d) is or may be necessary to wind down any of Sellers’ estates, or in connection with the enforcement of the rights of, or the defense of any Proceeding against or involving, any Seller provided that the Confidential Information is afforded confidential treatment, (e) primarily relates to any Excluded Assets and/or Excluded Liabilities, (f) is or may be necessary in connection with the Bankruptcy Case provided that the Confidential Information is afforded confidential treatment or (g) is disclosed to a bidder in connection with an Alternative Transaction; provided, that the bidder in such Alternative Transaction agrees for the benefit of Buyer to maintain the confidentiality of the Confidential Information. Notwithstanding the foregoing, a Seller may disclose Confidential Information if such Seller believes (upon the advice of counsel) it is legally required to make such disclosure in order to comply with applicable law, regulation, rule or legal, judicial or administrative process (including any rule, regulation or policy statement of (i) any organized securities exchange, market or automated quotation system on which the Company’s securities are listed or quoted, (ii) any self-regulatory organization of which a party is a member) or (iii) in connection with the Bankruptcy Case. If a Seller or any of its Representatives becomes required (including by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) or it becomes necessary in connection with the Bankruptcy Case to disclose any of the Confidential Information, such Seller or Representative shall use reasonable efforts to provide Buyer with prompt notice, to the extent allowed by law, rule and regulation, of such requirement. Each Seller agrees to disclose only that portion of the Confidential Information which it believes it is necessary or required to disclose and to use commercially reasonable efforts to obtain confidential treatment of such Confidential Information.

12.3    Public Announcements.

Prior to the Closing, unless otherwise required by applicable Legal Requirement or by obligations of Buyer or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange, Buyer, on the one hand, and Sellers, on the other hand, shall consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the transactions contemplated hereby and shall not issue any such release or make any such statement without the prior written consent of the other (such consent not to be unreasonably withheld, conditioned or delayed). From and after the Closing, the Parties may make public statements with respect to this Agreement or the transactions contemplated hereby so long as such announcements do not disclose the specific terms or conditions of this Agreement except where such terms and conditions have already been disclosed as required by Legal Requirement or by obligations of Buyer or Sellers or their respective Affiliates pursuant to any listing agreement with or rules of any securities exchange; provided, that the issuing party shall use its commercially reasonable efforts to consult with the other party with respect to the text thereof to the extent practicable.

12.4    Notices.

All notices, requests, demands, waivers and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally or sent by overnight courier or facsimile transmission:

(a)    If to Sellers, then to:

Walter Energy, Inc.

3000 Riverchase Galleria

Suite 1700

Birmingham, AL 35244

Attn: Earl H. Doppelt

Facsimile: (205)776-7859

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Kelley A. Cornish

Facsimile: 212-757-3990

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Attn: Ariel J. Deckelbaum

 Toby S. Myerson

Facsimile: 212-757-3990

(b)    If to Buyer:

Warrior Met Coal, LLC (f/k/a Coal Acquisition LLC)

c/o Daniel Fisher

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036

Facsimile: 202-887-4288

with a copy (which shall not constitute notice) to:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

New York, NY 10036

Attn: Ira S. Dizengoff

Facsimile: 212-872-1002

and

Akin Gump Strauss Hauer & Feld LLP

1333 New Hampshire Avenue, N.W.

Washington, DC 20036

Attn: James Savin

Facsimile: 202-887-4288

or to such other person or address as any party shall specify by notice in writing to the other party. All such notices, requests, demands, waivers and communications shall be deemed to have been received on the date on which so personally-delivered or faxed or delivered by overnight courier.

12.5    Waiver.

Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement shall operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege shall preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by Legal Requirements, (a) no waiver that may be given by a Party shall be applicable except in the specific instance for which it is given, and (b) no notice to or demand on one Party shall be deemed to be a waiver of any right of the Party giving such notice or demand to take further action without notice or demand.

12.6    Entire Agreement; Amendment.

This Agreement (including the Disclosure Schedules and the Exhibits), the Sale Order, the Bidding Procedures Order and the other Transaction Documents supersede all prior agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to its subject matter and constitute a complete and exclusive statement of the terms of the agreements between Buyer, on the one hand, and Sellers, on the other hand, with respect to their subject matter. This Agreement may not be amended, modified or supplements except by a written agreement executed by each of the Parties.

12.7    Assignment.

This Agreement, and the rights, interests and obligations hereunder, shall not be assigned by any Party by operation of law or otherwise without the express written consent of all of the other Parties (which consent may be granted or withheld in the sole discretion of such other Party) and any assignment in contravention of this Section 12.7 shall be null and void ab initio; provided, however, that, subject to compliance with Section 4.4, Buyer shall be permitted to assign all or part of its rights or obligations hereunder to one or more Buyer Designees without the prior consent of Sellers; provided, further, that Sellers shall be permitted to assign their rights hereunder in part to one or more Successful Bidders or to the acquiror of any Excluded Assets or Excluded Liabilities without the prior consent of Buyer; provided that no such assignment shall relieve Sellers from their liabilities or obligations hereunder, other than with respect to such Excluded Assets or Excluded Liabilities.

12.8    Severability.

The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible; and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability.

12.9    Expenses.

Except as otherwise expressly provided in this Agreement, including Section 11.2, whether or not the transactions contemplated by this Agreement are consummated, the Parties shall bear their own respective expenses (including all compensation and expenses of counsel, financial advisors, consultants, actuaries and independent accountants) incurred in connection with this Agreement and the transactions contemplated hereby.

12.10    Governing Law; Consent to Jurisdiction and Venue; Jury Trial Waiver.

(a)    Except to the extent the mandatory provisions of the Bankruptcy Code apply, this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely in such state without regard to principles of conflicts or choice of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.

(b)    Without limitation of any Party’s right to appeal any Order of the Bankruptcy Court, (i) the Bankruptcy Court shall retain exclusive jurisdiction to enforce the terms of this Agreement and to decide any claims or disputes which may arise or result from, or be connected with, this Agreement, any breach or default hereunder, or the transactions contemplated hereby and (ii) any and all claims relating to the foregoing shall be filed and maintained only in the Bankruptcy Court, and the Parties hereby consent and submit to the exclusive jurisdiction and venue of the Bankruptcy Court and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding; provided, however, that, if the Bankruptcy Case has been closed pursuant to Section 350(a) of the Bankruptcy Code, all Actions and Proceedings arising out of or relating to this Agreement shall be heard and determined in a New York state court or a federal court sitting in the state of New York, and the Parties hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action or Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Action or Proceeding. The Parties consent to service of process by mail (in accordance with Section 12.4) or any other manner permitted by law.

(c)    THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF SELLERS, BUYER OR THEIR RESPECTIVE REPRESENTATIVES IN THE NEGOTIATION OR PERFORMANCE HEREOF.

12.11    Counterparts.

This Agreement and any amendment hereto may be executed in two or more counterparts, each of which shall be deemed to be an original of this Agreement or such amendment and all of which, when taken together, shall constitute one and the same instrument. Notwithstanding anything to the contrary in Section 12.4, delivery of an executed counterpart of a signature page to this Agreement or any amendment hereto by telecopier, facsimile or email attachment that contains a portable document format (.pdf) file of an executed signature shall be effective as delivery of a manually executed counterpart of this Agreement or such amendment, as applicable.

12.12    Parties in Interest; Third Party Beneficiaries; No Amendment.

This Agreement and the other Transaction Documents shall inure to the benefit of and be binding upon the Parties and their respective successors and permitted assigns. Except with respect to the parties released and/or exculpated pursuant to Section 12.16, this Agreement and the other Transaction Documents are for the sole benefit of the Parties and their permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable benefit, claim, cause of action, remedy or right of any kind. Notwithstanding anything to the contrary, nothing in this Agreement shall constitute an amendment to any Benefit Plan.

12.13    Remedies.

Neither the exercise of nor the failure to exercise a right of set-off or to give notice of a claim under this Agreement will constitute an election of remedies or limit Sellers or Buyer in any manner in the enforcement of any other remedies that may be available to any of them, whether at law or in equity.

12.14    Specific Performance.

Each Party recognizes that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof or were otherwise breached, and that monetary damages alone would not be adequate to compensate the non-breaching Party or Parties for their injuries. Accordingly, a non-breaching Party shall be entitled to injunctive relief to enforce the terms and provisions of this Agreement. If any Action or Proceeding is brought by the non-breaching Party or Parties to enforce any of the terms or provisions of this Agreement pursuant to this Section 12.14, the Party in breach shall waive the defense that there is an adequate remedy at law. Each Party agrees to waive any requirement for the security or posting of any bond in connection with any Action or Proceeding seeking specific performance of such terms or provisions and that the only permitted objection that it may raise in response to any action for specific performance of such terms or provisions is that it contests the existence of a breach or threatened breach of such provisions. The rights set forth in this Section 12.14 shall be in addition to any other rights which a Party may have at law or in equity pursuant to this Agreement.

12.15    Sellers’ Representative; Reliance.

Subject to entry of the Sale Order, Sellers, jointly and severally, hereby represent and warrant that the statements in this Section 12.15 are true and correct as of the Execution Date:

(a)    The Company has been appointed, and is authorized, and empowered to act, in connection with, and to facilitate the consummation of, the transactions contemplated by this Agreement and the other Transaction Documents and in connection with any activities to be performed by Sellers under this Agreement and the other Transaction Documents, for the purposes and with the powers, and authority set forth in this Agreement, which will include the sole power and authority:

(i)    to receive and distribute the Purchase Price or any other amount paid in connection with this Agreement or the other Transaction Documents to Sellers or to the Persons legally entitled thereto;

(ii)    to enforce and protect the rights and interests of Sellers arising out of or under or in any manner relating to this Agreement and the other Transaction Documents (including in connection with any claims related to the transactions contemplated hereby and thereby) and, in connection therewith, to (A) assert any claim or institute any action, (B) investigate, defend, contest or litigate any action initiated by Buyer or any other Person pursuant to this Agreement and the other Transaction Documents and receive process on behalf of each Seller in any such action and compromise or settle on such terms as the Company will determine to be appropriate, give receipts, releases and discharges on behalf of all or any Seller with respect to any such action, (C) file any proofs, debts, claims and petitions as the Company may deem advisable or necessary, (D) settle or compromise any claims related to the transactions contemplated by this Agreement and the other Transaction Documents, (E) assume, on each Sellers’ behalf, the defense of any claims related to the transactions contemplated by this Agreement and the other Transaction Documents, and (F) file and prosecute appeals from any decision, judgment or award rendered in any of the foregoing actions;

(iii)    to enforce or refrain from enforcing any right of any Seller (prior to the Closing) and/or of the Company arising out of or under or in any manner relating to this Agreement or the other Transaction Documents;

(iv)    to take any action to be taken by one or more Sellers under or in connection with this Agreement or the other Transaction Documents; or

(v)    to make, execute, acknowledge and deliver all such other Contracts, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Company, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the activities described in Section 12.15(a)(i) through Section 12.15(a)(iii) and the transactions contemplated by this Agreement and the Transaction Documents.

(b)    The Company’s power and grant of authority is (i) coupled with an interest and is irrevocable and survives the bankruptcy or liquidation of any Seller and will be binding on any successor thereto; and (ii) may be exercised by the Company acting by signing as the representative of any Seller.

(c)    Buyer and its Affiliates and representatives may conclusively and absolutely rely, without inquiry, upon the action of the Company as the action of each Seller (and may ignore any action taken or notice given by any Seller other than the Company) in all matters relating to this Agreement, the Transaction Documents or the transactions contemplated hereby and thereby. Any document delivered or notice delivered by or on behalf of Buyer or its Affiliates to, or action taken by or on behalf of Buyer or its Affiliates with respect to, the Company shall be deemed to have been delivered to, or taken with respect to, all Sellers. Any amounts to be paid by Buyer to Sellers pursuant to this Agreement shall be divided by Sellers among themselves, but may be paid by Buyer to the Company. Sellers shall be jointly and severally liable for any amounts due to be paid or owed by Sellers to Buyer pursuant to this Agreement.

12.16    No Liability; Releases.

(a)    (i) No past, present or future director, officer, manager, employee, incorporator, member, partner or equityholder or other Affiliates of (A) Sellers (other than Sellers in their capacities as such), or (B) Buyer (other than any obligations hereunder or assumed herein), and (ii) none of the members of the Steering Committee, the First Lien Lenders, the First Lien Noteholders, the Credit Agreement Agent, or the Indenture Trustee, in any case, shall have any Liability for any obligations or liabilities of Sellers or Buyer, as applicable, under this Agreement or any agreement, document or instrument entered into in connection herewith of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby. Any claim or cause of action based upon, arising out of, or related to this Agreement or any agreement, document or instrument contemplated hereby may only be brought against Persons that are expressly named as parties hereto or thereto, and then only with respect to the specific obligations set forth herein or therein. Other than the Parties, no other party shall have any Liability or obligation for any of the representations, warranties, covenants, agreements, obligations or liabilities of any party under this Agreement or the agreements, documents or instruments contemplated hereby or of or for any Legal Proceeding based on, in respect of, or by reason of, the transactions contemplated hereby or thereby (including the breach, termination or failure to consummate such transactions), in each case whether based on contract, tort, fraud, strict liability, other Legal Requirements or otherwise and whether by piercing the corporate veil, by a claim by or on behalf of a Party or another Person or otherwise.

(b)    Effective upon the Closing Date, each Seller acknowledges that it has no claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever against any of the individuals or entities within the Buyer Group, any member of the Steering Committee, any of the First Lien Lenders or the First Lien Noteholders, the Credit Agreement Agent, or the Indenture Trustee, that directly or indirectly arises out of, is based upon, or is in any manner connected with any Prior Event (collectively, the “Seller Released Claims”); and, should any Seller Released Claims nonetheless exist, each Seller hereby (i) releases and discharges each member of the Buyer Group, any member of the Steering Committee, each of the First Lien Lenders and the First Lien Noteholders, the Credit Agreement Agent and the Indenture Trustee from any liability whatsoever on such Seller Released Claims that directly or indirectly arises out of, is based upon, or is in any manner connected with a Prior Event, and (ii) releases, remises, waives and discharges all such Seller Released Claims against the Buyer Group, any member of the Steering Committee, each of the First Lien Lenders and the First Lien Noteholders, the Credit Agreement Agent and the Indenture Trustee; provided that nothing herein shall release the Buyer or a Seller of its obligations under this Agreement.

(c)    Effective upon the Closing Date, Buyer acknowledges that it has no claim, counterclaim, setoff, recoupment, action or cause of action of any kind or nature whatsoever against any of the individuals or entities within the Sellers Group, that directly or indirectly arises out of, is based upon, or is in any manner connected with any Prior Event (collectively, the “Buyer Released Claims”); and, should any Buyer Released Claims nonetheless exist, Buyer hereby (i) releases and discharges each member of the Sellers Group from any liability whatsoever on such Buyer Released Claims that directly or indirectly arises out of, is based upon, or is in any manner connected with a Prior Event, and (ii) releases, remises, waives and discharges all such Buyer Released Claims against the Sellers Group.

(d)    Without limiting in any way the scope of the release contained in subparagraph (a),(b) or (c) of this Section 12.16 and effective upon the Closing Date, each Seller and Buyer, to the fullest extent allowed under applicable law, hereby waives and relinquishes all statutory and common law protections purporting to limit the scope or effect of a general release, whether due to lack of knowledge of any claim or otherwise, including, waiving and relinquishing the terms of any law which provides that a release may not apply to material unknown Claims. Each Seller and Buyer hereby affirms its intent to waive and relinquish such unknown Claims and to waive and relinquish any statutory or common law protection available in any applicable jurisdiction with respect thereto. Notwithstanding anything set forth herein to the contrary, the releases set forth in this Section 12.16 do not extend to (A) any obligations that are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the willful misconduct, fraud or gross negligence of such Person, (B) any obligations of the Parties under this Agreement or (C) any claims held by the First Lien Lenders, the First Lien Noteholders, the Credit Agreement Agent or the Indenture Trustee against the Sellers which constitute First Lien Obligations and the First Lien Adequate Protection Obligations or are related thereto, including the rights of the Credit Agreement Agent under Section 12.06 and 13.01 of the Credit Agreement and the rights of the Indenture Trustee under Sections 7.06 and 10.02 of the Indenture, but excluding the First Lien Obligations and the First Lien Adequate Protection Obligations which are included in the Credit Bid and Release) and any rights, remedies or causes of action arising out of such claims or Liens and security interests relating to such claims; provided that any claims, including First Lien Obligations and First Lien Adequate Protection Obligations, or any Liens or superpriority claims related thereto that would otherwise attach or be payable out of the Cash Consideration, shall be waived, and the Buyer and Sellers hereby direct that the Cash Consideration, as a permitted use of Cash Collateral under and as defined in the Cash Collateral Orders, be deposited into the Wind Down Trust at Closing and utilized in accordance with Section 7.8(e), including by any Chapter 7 trustee.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Asset Purchase Agreement to be executed and delivered by their duly authorized representatives, all as of the Execution Date.

WARRIOR MET COAL, LLC

By:	/s/ Stephen D. Williams
Name:	Stephen D. Williams
Title:	Authorized Person and Chief Executive Officer

WARRIOR MET COAL GAS, LLC
WARRIOR MET COAL MINING, LLC
WARRIOR MET COAL TRI, LLC
WARRIOR MET COAL BCE, LLC
WARRIOR MET COAL LAND, LLC
WARRIOR MET COAL WV, LLC
WARRIOR MET COAL LA, LLC

By:	Warrior Met Coal Intermediate Holdco, LLC, its sole member

By: Warrior Met Coal, LLC, its sole member

	By:	/s/ Stephen D. Williams
	Name:	Stephen D. Williams
	Title:	Authorized Person and Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

WALTER ENERGY INC.

By:	/s/ Walter J. Scheller
Name:	Walter J. Scheller
Title:	Chief Executive Officer

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

ATLANTIC DEVELOPMENT AND CAPITAL, LLC

By:	/s/ Brian M. Chopin
Name:	Brian M. Chopin
Title:	Controller

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

ATLANTIC LEASECO, LLC

By:	/s/ Kathy H. Love
Name:	Kathy H. Love
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

BLUE CREEK COAL SALES, INC.

By:	/s/ Michael T. Madden
Name:	Michael T. Madden
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

BLUE CREEK ENERGY, INC.

By:	/s/ Kathy H. Love
Name:	Kathy H. Love
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

JEFFERSON WARRIOR RAILROAD COMPANY, INC.

By:	/s/ Brian M. Chopin
Name:	Brian M. Chopin
Title:	Controller

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

JIM WALTER HOMES, LLC

By:	/s/ William G. Harvey
Name:	William G. Harvey
Title:	Manager

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

JIM WALTER RESOURCES, INC.

By:	/s/ Richard A. Donnelly
Name:	Richard A. Donnelly
Title:	President and Chief Operating Officer

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

J.W. WALTER, INC.

By:	/s/ Kathy H. Love
Name:	Kathy H. Love
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

MAPLE COAL CO., LLC

By:	/s/ Kathy H. Love
Name:	Kathy H. Love
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

SLOSS-SHEFFIELD STEEL AND IRON COMPANY

By:	/s/ Brian M. Chopin
Name:	Brian M. Chopin
Title:	Controller

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

SP MACHINE, INC.

By:	/s/ William G. Harvey
Name:	William G. Harvey
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

TAFT COAL SALES & ASSOCIATES, INC.

By:	/s/ Kathy H. Love
Name:	Kathy H. Love
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

TUSCALOOSA RESOURCES, INC.

By:	/s/ Kathy H. Love
Name:	Kathy H. Love
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

V MANUFACTURING COMPANY

By:	/s/ William G. Harvey
Name:	William G. Harvey
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

WALTER BLACK WARRIOR BASIN LLC

By:	/s/ William G. Harvey
Name:	William G. Harvey
Title:	Manager

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

WALTER COKE, INC.

By:	/s/ Brian M. Chopin
Name:	Brian M. Chopin
Title:	Controller

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

WALTER ENERGY HOLDINGS, LLC

By:	/s/ Brian M. Chopin
Name:	Brian M. Chopin
Title:	Manager

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

WALTER EXPLORATION & PRODUCTION LLC

By:	/s/ Brian M. Chopin
Name:	Brian M. Chopin
Title:	Manager

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

WALTER HOME IMPROVEMENT, INC.

By:	/s/ William G. Harvey
Name:	William G. Harvey
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

WALTER LAND COMPANY

By:	/s/ Kathy H. Love
Name:	Kathy H. Love
Title:	President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

WALTER MINERALS, INC.

By:	/s/ Kathy H. Love
Name:	Kathy H. Love
Title:	Vice President

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

WALTER NATURAL GAS, LLC

By:	/s/ Brian M. Chopin
Name:	Brian M. Chopin
Title:	Manager

SIGNATURE PAGE TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT